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ANALOG DEVICES

AHEAD OF WHAT'S POSSIBLE™

2026 Notice of Annual Meeting and Proxy Statement

investor.analog.com

Letter from our Lead Independent Director
Dear Fellow Shareholders,
On behalf of the Board of Directors, I am pleased to present our annual Proxy Statement and provide an update on the Board’s key activities and areas of focus in pursuit of enhancing and extending ADI’s long-term value for shareholders.
ADI’s investments and focused execution enabled the company to rebound from the 2024 semiconductor industry downturn, accelerating throughout 2025 with clear direction and velocity. ADI’s sharp attention to the entire value continuum – from creation to delivery to capture – resulted in strong double-digit growth in revenue and earnings per share and set the stage for a strong 2026. This performance is even more impressive considering the difficult geopolitical and macroeconomic backdrop against which these results were obtained.
The Board worked collaboratively with ADI’s management team to navigate the year’s challenges and refine corporate strategy and execution to achieve our business goals and meet our commitments to ADI’s shareholders. We worked closely to understand, mitigate, and adapt our operations to the risks represented by global trade and regulatory turbulence. Cybersecurity and operational resilience, perennial and ever-growing concerns in the digital era, remained a core oversight area. And helping ADI best assess and grasp the opportunities of AI while managing risk was yet another key area of focus in 2025.
Over the years, ADI has extended up the stack, incorporating additional layers of analog, mixed signal, and digital hardware and software to deliver more complete solutions to customer challenges. Increasingly, those more complete offerings are embedding neural nets and other technologies to deliver AI capabilities at the Intelligent Edge in customer solutions. ADI is placing AI in and around its products to enhance and make them easier for customers to adopt and deploy. ADI is also leveraging AI within its operations to secure productivity and operational efficiency improvements. But we are ever mindful that AI is not a panacea, and the Board has worked closely with ADI to ensure a tight fit between AI strategy and achievement of business goals.
The Board is committed to continuing to refresh and enhance itself to maintain our ability to provide superior governance and oversight in the midst of these rapidly evolving times. To that end, we were pleased to add Yoky Matsuoka as a director in January 2026, gaining her significant experience in robotics and artificial intelligence, having worked across industries including healthcare, consumer electronics, and academia. The Board continues to engage in a robust director education program that we have reinvigorated over the last few years to include networking and education opportunities aligned with ADI’s industry and strategy.
Recognizing the critical role the Board plays in achieving our shareholders’ goals, we reach out regularly to investors to ensure alignment with those goals. In 2025, we met with investors representing approximately 25% of ADI shares outstanding. Investor conversations provide valuable insights and perspective to our governance practices, influencing decisions such as this year’s ownership threshold reduction for shareholders to call a special meeting under our Bylaws from 80% to 25% of outstanding shares. This move strikes the right balance between enabling shareholders to act on matters of importance to them while protecting the larger base of investors against the risk that a small number of shareholders might create disruption to our business and achievement of our shareholder commitments.
One of the areas addressed in our investor conversations this year, as in every year, is the question of executive and employee compensation. Following this year’s discussions, we are asking shareholders to approve an Amended and Restated 2020 Equity Incentive Plan to strengthen our ability to remain a center of gravity for the world’s leading talent (see Proposal 4). This vote offers shareholders an opportunity to provide direct feedback on our Plan for the first time since it was originally adopted in 2020.
As we head into 2026, we do so with momentum and confidence in our ability to successfully navigate the multiple technological, business, macroeconomic, and geopolitical challenges of our era. These near-term issues are minor compared to ADI’s vast long-term growth potential. The Board, management team, and I remain deeply committed to pressing our advantages to continue pioneering the possible at the intersection of the physical and digital worlds and delivering long-term value for our shareholders.
We are grateful for your commitment to and investment in ADI and will continue to work to earn your trust and deliver the shareholder value that you expect in 2026 and beyond.

STEPHEN M. JENNINGS Lead Independent Director and Chair of the Nominating and Corporate Governance Committee

Notice of 2026 Annual Meeting of Shareholders

Items of Business
The 2026 Annual Meeting of Shareholders (Annual Meeting) of Analog Devices, Inc. (ADI) will be held at our offices located at 125 Summer Street, Boston, Massachusetts 02110, on Wednesday, March 11, 2026 at 9:00 a.m. local time. At the Annual Meeting, shareholders will consider and vote on the following matters:
1.To elect the 10 director nominees named in this Proxy Statement to our Board of Directors, each to serve for a term expiring at the next annual meeting of shareholders;
2.To approve, by a non-binding “say-on-pay” vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables, and accompanying narrative disclosures in this Proxy Statement;
3.To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2026;
4.To approve the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan; and
5.To consider a shareholder proposal, if properly presented at the Annual Meeting.
The shareholders will also act on any other business that may properly come before the Annual Meeting.
Our Board of Directors recommends that you vote FOR each director nominee included in Proposal 1, FOR each of Proposals 2, 3, and 4, and AGAINST Proposal 5. The full text of these proposals is set forth in this Proxy Statement.
Please note that we are furnishing proxy materials and access to our Proxy Statement to our shareholders via our website instead of mailing printed copies to each of our shareholders. By doing so, we save costs and reduce our impact on the environment.
Beginning on January 23, 2026, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (Notice), which contains instructions on how to access our proxy materials and vote by proxy. The Notice also contains instructions on how each of our shareholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2025 Annual Report, and a form of proxy card or voting instruction form. All shareholders who do not receive the Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically.
Shareholders of record at the close of business on the record date of January 8, 2026 are entitled to vote at the Annual Meeting.
Your vote is important no matter how many shares you own, and we encourage you to vote promptly whether or not you plan to attend the Annual Meeting.
By Order of the Board of Directors,

DATE AND TIME Wednesday, March 11, 2026 9:00 a.m. local time PLACE 125 Summer Street Boston, MA 02110 RECORD DATE Thursday, January 8, 2026
How to vote: Your vote is important
VOTE BY PROXY:
BY INTERNET
Go to www.proxyvote.com
You will need the 16-digit control number that appears on your proxy card or the Notice.
BY TELEPHONE
Call 1-800-690-6903
You will need the 16-digit control number that appears on your proxy card or the Notice.
BY MAIL
Mark, sign, date, and mail your proxy card or your voting instruction form. No postage is required if mailed in the United States.
VOTE DURING THE ANNUAL MEETING:
For details on voting your shares during the Annual Meeting, see Q&A About Annual Meeting and Voting on page 93.

JANENE ASGEIRSSON Chief Legal Officer and Corporate Secretary January 23, 2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on March 11, 2026: This Proxy Statement and the 2025 Annual Report are available for viewing, printing, and downloading at https://investor.analog.com/financial-info/annual-reports.

Web links throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this Proxy Statement.
The sum and/or computation of individual numerical amounts or percentages disclosed in this Proxy Statement may not equal the total due to rounding.

Forward-Looking Statements
This Proxy Statement contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “could” and “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections regarding our future financial performance and our long-term financial model, including future free cash flow return and capital strategy; our strategy; the effects of business, economic, political, legal, and regulatory impacts or conflicts upon our global operations; anticipated growth and trends in our industry, markets, and businesses; new or improved innovative solutions, products, and technologies, including those related to digital, software, artificial intelligence, and the Intelligent Edge; recruiting or retaining our key personnel; changes to our compensation programs; our future liquidity, capital needs, and capital expenditures; our future market position; the importance of our product offerings and technologies to our customers; our expected tax rate; environmental, social, and governance related goals, commitments, and progress towards such goals and commitments; and other characterizations of future events or circumstances are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: economic, political, legal and regulatory uncertainty or conflicts; recently announced and future tariffs and other trade restrictions; changes in export classifications, import and export regulations or duties and tariffs; changes in demand for semiconductor products; performance of independent distributors; manufacturing delays, product and raw materials availability and supply chain disruptions; products may be diverted from our authorized distribution channels; our development of technologies and research and development investments; our ability to compete successfully in the markets in which we operate; our future liquidity, capital needs and capital expenditures; our ability to recruit and retain key personnel; risks related to acquisitions or other strategic transactions; security breaches or other cyber incidents; risks related to the use of artificial intelligence in our business operations, products, and services; adverse results in litigation matters; reputational damage; changes in our estimates of our expected tax rates based on current tax law; risks related to our indebtedness; the discretion of our Board of Directors to declare dividends and our ability to pay dividends in the future; factors impacting our ability to repurchase shares; and uncertainty as to the long-term value of our common stock. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission (SEC), including the risk factors contained in our most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

Table of Contents

Proxy Summary	1
Board of Directors	8

Proposal 1 — Election of Directors	8

Election Process	8
Director Criteria, Qualifications, and Experience	9
Director Nominee Biographies	12
Determination of Independence	18
Director Candidates	18
Corporate Governance	20

Board Policies and Practices	20
Board and Committee Structure	22
Oversight by Our Board	28
Other Governance Matters	33
Director Compensation	35

Annual Director Compensation	35
Fiscal Year 2025 Director Compensation	36
Stock Ownership Guidelines for Non-Employee Directors	37
Equity Award Grant Date Policy for Non-Employee Directors	37
Management Team	38

Executive Compensation	41

Proposal 2 — Advisory Approval of the Compensation of ADI’s Named Executive Officers	41

Compensation Discussion and Analysis	42
Compensation and Talent Committee Report	58
Compensation and Talent Committee Interlocks and Insider Participation	58
Compensation Tables	59
CEO Pay Ratio	68
Pay Versus Performance	69
Audit Matters	72

Proposal 3 — Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Company’s Fiscal Year Ending October 31, 2026	72

Proxy Summary
ADI at a Glance
Analog Devices, Inc. is a global semiconductor leader that bridges the physical and digital worlds to enable breakthroughs at the Intelligent Edge. ADI combines analog, digital, artificial intelligence (AI), and software technologies into solutions that help drive advancements in automation and robotics, mobility, energy and data centers, and healthcare, combat climate change, and reliably connect humans and the world.

Revenue By End Market(1),(2)	Revenue By Geography(1),(2)

21%
EUROPE
1%
AMERICAS EX U.S.
29%
U.S.
9%
JAPAN
26%
CHINA
13%
REST OF ASIA

(1)Fiscal year 2025.
(2)The sum of the individual percentages may not equal 100% due to rounding.
Fiscal Year 2025 Performance Highlights

$11.0B	61.5%	26.6%	$4.56	$4.8B
Revenue	Gross Margin	Operating Margin	Diluted Earnings per Share	Operating Cash Flow
~87%	69.3%	41.9%	$7.79	$4.3B
Business-to-Business Revenue	Adjusted Gross Margin*	Adjusted Operating Margin*	Adjusted Diluted Earnings per Share*	Free Cash Flow*

>$24B	9.5%	>375%
Cash Returned to Shareholders Over the Last 10 Years	10-Year Dividend CAGR	10-Year Total Shareholder Return
*    See Appendix B for information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

2026 Proxy Statement	1

Executive Compensation
Our executive compensation programs are designed to attract, retain, and motivate top executive talent and align the interests of our executive officers and our shareholders.
Overview of CEO and Named Executive Officer Pay
Executive pay at ADI is strongly aligned with long-term company performance, with a significant portion of compensation delivered in the form of long-term equity-based awards. The target compensation mix shown below is based on target compensation consisting of the annual rate of base salary for the fiscal year ended November 1, 2025 (fiscal year 2025) and short-term and long-term incentive targets approved by the Compensation and Talent Committee in fiscal year 2025.
Fiscal Year 2025 Target Compensation for CEO
Fiscal Year 2025 Target Compensation for Other Named Executive Officers (NEOs)(1)

(1)Consists of Richard C. Puccio, Jr., Martin Cotter, Vivek Jain, and Katsu Nakamura.
Pay For Performance
A significant portion of the total target compensation for our executive officers, including our NEOs, is in the form of variable, performance-based incentive compensation, with only a small portion of the total target compensation provided in the form of “fixed” compensation. We believe this focuses our executives on achieving company objectives, supports a high-performing culture that attracts and retains highly-qualified executive talent, and aligns executives’ incentives with the creation of shareholder value. In addition, we believe our focus on variable, performance-based incentive compensation provides our executive officers an opportunity to benefit if we deliver stronger results and conversely, if we deliver weaker results, our executive officers will earn less compensation.

2	Proxy Summary

Stock Performance Graph
Fiscal year 2025 compensation actions for our executive officers, including our NEOs, are supported by solid corporate performance and strong shareholder returns. The following graph compares cumulative total shareholder return on our common stock since October 31, 2020 with the cumulative total return of the Standard & Poor’s (S&P) 500 Index and the Nasdaq Composite Index. The graph assumes the investment of $100 on October 31, 2020 in our common stock, the S&P 500 Index, and the Nasdaq Composite Index and assumes all dividends are reinvested. Measurement points are the last trading day for each of our respective fiscal years.

2026 Proxy Statement	3

Our Board of Directors and Corporate Governance
Director Nominees
ADI’s Board of Directors is composed of an experienced group of global thought, business, and academic leaders. On January 20, 2026, Susie Wee informed our Board of Directors that she decided not to stand for re-election at the Annual Meeting. Dr. Wee will continue to serve as a member of the Board of Directors through the date of the Annual Meeting. Also on January 20, 2026, Yoky Matsuoka was appointed to our Board of Directors. Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has determined, to nominate each of the following members of our Board of Directors for election or re-election, as applicable, at the Annual Meeting.

Name	Independent	Age	Director Since	Audit Committee	Compensation & Talent Committee	Nominating & Corporate Governance Committee	Corporate Development Committee
VINCENT ROCHE Chief Executive Officer and Chair of the Board of Directors Analog Devices, Inc.		65	2013
STEPHEN M. JENNINGS Lead Independent Director and Former Principal of Deloitte LLP	✓	64	2023			●
ANDRÉ ANDONIAN Chief Executive Officer of Andonian Advisory Pte. Ltd., Chair of Asia Pacific and Strategic Advisor at Flagship Pioneering, and Senior Advisor – Senior Partner Emeritus at McKinsey & Company	✓	63	2022		●		●
EDWARD H. FRANK, Ph.D. Executive Chair of Gradient Technologies	✓	69	2014		●		●
KAREN M. GOLZ Former Global Vice Chair of Ernst & Young LLP	✓	71	2018	●
PETER B. HENRY, Ph.D. Class of 1984 Senior Fellow at Stanford University’s Hoover Institution and Senior Fellow at Stanford’s Freeman Spogli Institute for International Studies	✓	56	2023	●			●
MERCEDES JOHNSON Former Chief Financial Officer of Avago Technologies (now Broadcom)	✓	71	2021	●
YOKY MATSUOKA, Ph.D. Executive Officer of Panasonic Holdings Corporation	✓	54	2026				●
RAY STATA Co-Founder and Former Chair of the Board of Directors of Analog Devices, Inc.		91	1965
ANDREA F. WAINER Former Executive Vice President, Rapid and Molecular Diagnostics, Abbott Laboratories	✓	57	2025		●	●
● - Chair ● - Member

4	Proxy Summary

Board Profile
ADI’s directors contribute significant experience in the areas most relevant to overseeing our business and strategy. The matrix below provides a high-level summary of the experience and qualifications of our director nominees:

Executive Leadership	6/10	International	9/10	Cybersecurity, Information Systems	2/10

Industry	8/10	Large-Scale Operations, Manufacturing	8/10	Mergers and Acquisitions	5/10

Innovation and Emerging Technologies	9/10	Government Affairs, Public Policy	3/10	Sustainability, Human Capital, Human Rights, and Diversity	6/10

Corporate Governance, Public Company Board	8/10	Strategy	10/10

Financial, Accounting, Auditing	4/10	Risk Management, Regulatory, Compliance	2/10

DIRECTOR NOMINEE AGE	INDEPENDENT DIRECTOR NOMINEE TENURE

Average Age: 66 years Median Age: 65 years	Average Independent Director Nominee Tenure: 3.75 years

What’s New
We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We believe that good corporate governance is important to ensure that ADI is managed for the long-term benefit of our shareholders. Updated items include:
▶Continued to expand the capabilities of the Board of Directors by adding Yoky Matsuoka, who brings significant experience in robotics and artificial intelligence, to our Board of Directors in January 2026
▶Our Board of Directors amended our Bylaws to allow shareholders holding 25% of our outstanding shares for at least one year to call a special meeting, reducing the previous 80% threshold to provide our shareholders with a meaningful right to call a special meeting
▶Amended our Code of Business Conduct and Ethics to enhance readability and clearly convey our expectations on various matters related to ethical business conduct consistent with our values and applicable laws and regulations
▶Enhanced our annual Board of Directors’ evaluation process to include periodic self and peer assessments and individual feedback based on the assessments
▶Changes to our Executive Performance Incentive Plan to decrease the maximum payout factor from 3.0x to 2.5x of target and implement an annual measurement period and payout, replacing the prior plan’s quarterly measurement and semi-annual payouts, which became effective in fiscal year 2025

Oversight by our Board
The Board of Directors reviews our overall performance, and its primary responsibility is to oversee the management of ADI and, in doing so, serve the best interests of ADI and its shareholders. The Board of Directors and each of its committees assesses risks associated with their respective areas of oversight. For example, in addition to financial reporting and related matters, the Audit Committee oversees our cybersecurity and information security programs, practices, and risk mitigation efforts. The Nominating and Corporate Governance Committee oversees our environmental, social, and governance (ESG) programs, practices, and reporting, including issues of significance relating to climate, sustainability, and social and governance activities. Our Compensation and Talent Committee is responsible for oversight of our enterprise-level strategies and programs relating to human capital management. For more information, see Corporate Governance—Oversight by our Board.

2026 Proxy Statement	5

Shareholder Engagement Highlights
We conduct extensive investor outreach throughout the year involving our independent directors, senior management, and members of our legal, ESG, compensation, and investor relations organizations. This helps management and our Board of Directors understand and focus on the issues that matter most to our shareholders, so ADI can address them effectively.
Since our inception as a public company, we have maintained an active engagement program with our shareholders, meeting with them extensively throughout the year as part of our investor outreach efforts.
How we Engage

Summer	Fall	Winter	Spring

▶Evaluate proxy season outcomes and trends, corporate governance best practices, and regulatory developments
▶Publish annual ESG report to inform stakeholders, including investors, about recent developments relating to ESG matters
	▶Conduct outreach with top investors to understand their priorities and solicit feedback on governance topics, including ESG and compensation ▶Share investor feedback with our Board of Directors	▶Publish Annual Report and Proxy Statement ▶Conduct outreach with top investors to discuss items to be considered at the annual meeting, given matters to be considered, if needed ▶Annual Meeting

In the fall of 2025, as part of our annual outreach program, we reached out to shareholders collectively representing approximately 45% of our total shares outstanding and proxy advisory firms with an invitation to have discussions with their corporate governance teams. Shareholders representing approximately 25% of our total shares outstanding, as well as proxy advisory firms, accepted our engagement invitation. These meetings included members of our legal, ESG, compensation, and investor relations organizations. In addition, our Lead Independent Director participated in meetings with shareholders representing approximately 21% of our total shares outstanding.

Contacted	Engaged	Director Participated

We reviewed the key takeaways from these shareholder meetings with our Board of Directors, with the goal of continuing to evolve our corporate governance practices to best meet the needs of ADI and our shareholders. For more information about the feedback we received from shareholders during fiscal year 2025 and actions we took in response, please see the Shareholder Engagement section of this Proxy Statement.

6	Proxy Summary

Voting Matters and Vote Recommendations

Proposal	Items of Business	Board Recommendation	Page Reference

1
Election of 10 Directors
▶Our Board of Directors and Nominating and Corporate Governance Committee are committed to ensuring that our Board of Directors is composed of a highly capable group of directors who collectively span a broad range of leadership skills and provide a significant breadth of experience, knowledge, and abilities, relevant to ADI’s strategic vision, long-term objectives, and business activities to effectively represent the interests of shareholders, drive shareholder value, exercise sound judgment, and reflect our corporate values of integrity, honesty, and adherence to high ethical standards
		FOR each director nominee	8

2	Advisory Approval of the Compensation of our Named Executive Officers ▶Our executive compensation programs are designed to align pay outcomes with company performance, taking into account shareholder feedback and interests. The compensation paid to our named executive officers in 2025 was designed to drive continued successful operational and financial performance and to attract, motivate, reward, and retain top executive talent	FOR	41

3	Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for our Fiscal Year Ending October 31, 2026 ▶Ernst & Young LLP is an independent auditing firm with the required knowledge and experience to effectively audit our financial statements. Audit and non-audit services are pre-approved by the Audit Committee	FOR	72

4	Approval of the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan ▶Our Board of Directors believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining, and motivating key employees with experience and ability and that our stock-based compensation programs are central to this objective	FOR	79

5	Shareholder Proposal ▶Our Board of Directors recommends that shareholders vote AGAINST this shareholder proposal, if properly presented at the Annual Meeting	AGAINST	90

2026 Proxy Statement	7

Board of Directors

PROPOSAL 1 Election of Directors Our Board of Directors recommends that you vote FOR the election of each of the below director nominees.

The following table sets forth our director nominees:

Name	Position(s) with ADI
Vincent Roche	Chief Executive Officer and Chair of the Board of Directors
Stephen M. Jennings	Lead Independent Director
André Andonian	Director
Edward H. Frank	Director
Karen M. Golz	Director
Peter B. Henry	Director
Mercedes Johnson	Director
Yoky Matsuoka	Director
Ray Stata	Director
Andrea F. Wainer	Director
Election Process
All members of our Board of Directors are elected annually by our shareholders. Our Board of Directors currently consists of eleven directors, of whom nine are deemed to be “independent directors” as defined and in accordance with the Nasdaq Stock Market, Inc. Marketplace Rules (Nasdaq Rules). On January 20, 2026, Dr. Wee informed our Board of Directors that she decided not to stand for re-election at the Annual Meeting. Our Nominating and Corporate Governance Committee recommended, and our Board of Directors has determined, to nominate all other current directors for reelection in 2026. As such, at the Annual Meeting, our shareholders will have an opportunity to vote for each of the ten nominees listed above. If a director nominee does not receive more “for” votes than “against” votes, our Corporate Governance Guidelines provide that such director must offer his or her resignation, which our Board of Directors must determine whether to accept, and we will publicly disclose the results of such determination. If the current nominees are elected, we will have ten members serving on our Board of Directors, of whom eight are deemed to be “independent directors” in accordance with Nasdaq Rules. The persons named in the proxy card, upon receipt of a properly executed proxy, will vote for each of these nominees, unless you instruct them to vote otherwise on the proxy card (whether executed by you or through Internet or telephonic voting). Each of the director nominees has indicated his or her willingness to serve, if elected. However, if any or all of the director nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board of Directors may reduce the size of the Board.

8	Board of Directors

Board Refreshment
Our Board of Directors is focused on refreshment, regularly bringing in new viewpoints and skills. As a result of ongoing Board refreshment, we have added six new directors in the last five years.

Mercedes Johnson	André Andonian	Stephen M. Jennings	Peter B. Henry	Andrea F. Wainer	Yoky Matsuoka

2021	2022	2023	2023	2025	2026
Director Criteria, Qualifications, and Experience
Our Board of Directors and Nominating and Corporate Governance Committee are committed to ensuring that our Board of Directors is composed of a highly capable group of directors who collectively span a broad range of leadership skills and provide a significant breadth of experience, knowledge, and abilities, relevant to ADI’s strategic vision, long-term objectives, and business activities to effectively represent the interests of shareholders, drive shareholder value, exercise sound judgment, and reflect our corporate values of integrity, honesty, and adherence to high ethical standards. Our Board of Directors and Nominating and Corporate Governance Committee consider the following factors, among others, when selecting director nominees:

Diversity of Director Nominees	Independence of Director Nominees

4 of 10 Director nominees identify as female, or 40%
While our Board of Directors does not have a specific diversity policy, our Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter provide that we consider diversity of experience, skills, and perspectives, as well as diversity with respect to gender, race and ethnicity, sexual orientation, and geography in considering candidates for nomination. Effective application of these criteria is reflected in the diverse composition of our Board of Directors.
8 of 10 Director nominees are independent, or 80%
Under Nasdaq Rules, a majority of the members of our Board of Directors must be independent directors. To be considered independent, a director must be independent as determined under applicable Nasdaq Rules, and in our Board of Directors’ judgment, the director must not have a relationship with ADI that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

3 of 10 Director nominees are non-white, or 30%

2026 Proxy Statement	9

Board Profile
ADI’s directors contribute significant experience in the areas most relevant to overseeing our business and strategy. The matrix below provides a high-level summary of the experience and qualifications of our director nominees:

Executive Leadership: Experienced executive-level leadership of complex global businesses	6/10
Industry: Insight into key issues affecting ADI	8/10
Innovation and Emerging Technologies: Expertise and thought leadership relating to artificial intelligence or technological innovation in our industry and our end markets	9/10
Corporate Governance, Public Company Board: Knowledge of public company governance issues and policies to enhance Board practices	8/10
Financial, Accounting, Auditing: Experience preparing financial statements and capital market expertise	4/10
International: Insight into the many factors involved in overseeing management of ADI's global business	9/10
Large-Scale Operations, Manufacturing: Experience with and understanding of large-scale operational processes or manufacturing operations	8/10
Government Affairs, Public Policy: Expertise handling government affairs and public policy matters	3/10
Strategy: Experience in the development and implementation of strategic priorities	10/10
Risk Management, Regulatory, Compliance: Insight into risks facing ADI and a comprehensive approach to risk management	2/10
Cybersecurity, Information Systems: Experience overseeing cybersecurity programs or possessing a deep understanding of cyber threats to organizations	2/10
Mergers and Acquisitions: Experience evaluating strategic transactions	5/10
Sustainability, Human Capital, Human Rights, and Diversity: Knowledge of sustainability, human capital, human rights, and diversity topics impacting ADI	6/10

10	Board of Directors

Experience of our Director Nominees

Executive Leadership	●			●			●	●	●	●
Industry	●	●	●	●			●	●	●	●
Innovation and Emerging Technologies	●	●	●	●		●	●	●	●	●
Corporate Governance, Public Company Board	●	●	●	●	●	●	●			●
Financial, Accounting, Auditing					●	●	●			●
International	●	●	●		●	●	●	●	●	●
Large Scale Operations, Manufacturing	●		●		●	●	●	●	●	●
Government Affairs, Public Policy	●		●			●
Strategy	●	●	●	●	●	●	●	●	●	●
Risk Management, Regulatory, Compliance	●				●
Cybersecurity, Information Systems				●	●
Mergers and Acquisitions	●	●	●	●			●
Sustainability, Human Capital, Human Rights, and Diversity	●	●	●		●	●				●

2026 Proxy Statement	11

Director Nominee Biographies
The following provides information as of the date of this Proxy Statement about each director nominee. The information presented includes information each director nominee has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each director nominee’s specific experience, qualifications, attributes, and skills that led our Board of Directors to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. Further, they each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to ADI and our Board of Directors. Finally, we value their significant experience on other public company boards of directors and board committees for providing our Board of Directors with a range of views and a variety of best practices to consider.
Information about the number of shares of common stock beneficially owned by each director nominee appears below under the heading Security Ownership of Directors and Executive Officers. There are no family relationships among any of the directors and executive officers of ADI.

Legend

Executive Leadership	Industry	Innovation and Emerging Technologies	Corporate Governance, Public Company Board	Financial, Accounting, Auditing

International	Large Scale Operations, Manufacturing	Government Affairs, Public Policy	Strategy	Risk Management, Regulatory, Compliance

Cybersecurity, Information Systems	Mergers and Acquisitions	Sustainability, Human Capital, Human Rights, and Diversity

12	Board of Directors

Vincent Roche Chief Executive Officer and Chair of the Board of Directors
PROFESSIONAL EXPERIENCE AND BACKGROUND
Mr. Roche was elected as Chair of our Board of Directors in March 2022. Mr. Roche has served as our President since 2012 and was appointed CEO and elected as a director in May 2013. Mr. Roche began his career with us in 1988 and has served in key positions spanning corporate leadership, worldwide sales, strategic marketing, business development, and product management over his more than 35-year tenure. Mr. Roche was recognized by Forbes in 2019 as one of America’s Most Innovative Leaders while also being a recipient of the 2021 SFI St. Patrick’s Day Science Medal for his contributions in support of the ecosystems in Ireland.
KEY QUALIFICATIONS AND EXPERTISE
Mr. Roche brings to our Board of Directors insights based on his leadership roles and his deep knowledge of our products, markets, customers, culture, and organization.
OTHER PUBLIC COMPANY BOARDS
Current: None
Past 5 Years: Acacia Communications, Inc. (until 2021)

Age: 65	Director since: 2013	Committee(s): None

Stephen M. Jennings Lead Independent Director Independent
PROFESSIONAL EXPERIENCE AND BACKGROUND
Mr. Jennings is a retired senior Strategy Principal of Deloitte LLP (Deloitte), a professional services firm, a role that he served in from 2013 to his retirement in June 2023. During that time, Mr. Jennings also served as a member of the Deloitte U.S. Board of Directors and Deloitte Touche Tohmatsu’s global Board of Directors, each from 2019 to 2023. Before that, Mr. Jennings worked at Monitor Group, LLC, a global professional services firm that provided consulting services to corporations and governmental agencies, most recently serving as managing partner until the firm was acquired by Deloitte in 2013.
KEY QUALIFICATIONS AND EXPERTISE
Mr. Jennings brings to our Board of Directors extensive experience in corporate governance, enterprise growth, innovation, mergers and acquisitions, organization transformation, and strategy across a diverse set of industries.
OTHER PUBLIC COMPANY BOARDS
Current: International Workplace Group plc.
Past 5 Years: None

Age: 64	Director since: 2023	Committee(s): Nominating and Corporate Governance

2026 Proxy Statement	13

André Andonian Independent
PROFESSIONAL EXPERIENCE AND BACKGROUND
Mr. Andonian is Chief Executive Officer of Andonian Advisory Pte. Ltd., a consulting firm that he founded in March 2022. In addition, since September 2023, Mr. Andonian has served as Chair of Asia Pacific and Strategic Advisor at Flagship Pioneering, a biotechnology company. Mr. Andonian has served as Senior Advisor - Senior Partner Emeritus at McKinsey & Company, a global management consulting company, since June 2022. Mr. Andonian was previously a Senior Partner at McKinsey & Company, most recently as managing partner of McKinsey Korea, advising clients across the firm’s Semiconductors, Advanced Electronics, Automotive & Assembly, Biotechnology, and Aerospace & Defense Practices, from January 2021 until June 2022. He was previously managing partner of McKinsey Japan from January 2016 to December 2020.
KEY QUALIFICATIONS AND EXPERTISE
Mr. Andonian brings to our Board of Directors extensive experience in transforming companies into global leaders in the high-tech, advanced industries, aerospace, biotech, and basic materials sectors, and in the assessment and development of talent. Mr. Andonian also has deep global executive leadership experience, previously holding executive leadership roles at McKinsey across Europe, the United States, and Asia over a 30-year career. Further, Mr. Andonian brings significant experience working with senior leaders of companies around the world and across a multitude of industries on a broad range of strategic and operational issues, including driving board effectiveness.
OTHER PUBLIC COMPANY BOARDS
Current: AEM Holdings Ltd. (SGX:AWK)
Past 5 Years: None

Age: 63	Director since: 2022	Committee(s): Compensation and Talent; Corporate Development

Edward H. Frank, Ph.D. Independent
PROFESSIONAL EXPERIENCE AND BACKGROUND
Since September 2022, Dr. Frank has been the Executive Chair of Gradient Technologies, Inc., a security technologies startup, focused on identity and access management, and was co-founder and CEO of Cloud Parity Inc., a voice of the customer startup, from January 2014 through August 2016. From May 2009 to October 2013, Dr. Frank held the position of Vice President, Macintosh Hardware Systems Engineering at Apple Inc., a company that designs, manufactures, and markets electronic devices. Prior to his tenure at Apple, Dr. Frank served as Corporate Vice President, Research and Development, of Broadcom Corp. Dr. Frank was founding CEO of Epigram, Inc., a developer of integrated circuits and software for home networking, which Broadcom acquired in 1999, and was a Distinguished Engineer at Sun Microsystems, Inc. Since 2000, Dr. Frank has been a Trustee of Carnegie Mellon University and served as vice-chair from 2015 through 2021. Dr. Frank has served on the board of directors of Metallica’s All Within My Hands Foundation since July 2017, where he also served as Executive Director (pro bono) from July 2017 through December 2021. He is a member of the National Academy of Engineering and a Fellow of the IEEE.
KEY QUALIFICATIONS AND EXPERTISE
Dr. Frank brings to our Board of Directors substantial experience in the design, manufacture, sale, and marketing of semiconductors for a broad set of markets, including many of the markets we service, and brings extensive executive leadership experience. Dr. Frank also brings significant cybersecurity experience to our Board of Directors.
OTHER PUBLIC COMPANY BOARDS
Current: SiTime Corp.; Rocket Lab USA, Inc.; Blaize Holdings, Inc.
Past 5 Years: Marvell Technology, Inc. (until 2023)

Age: 69	Director since: 2014	Committee(s): Compensation and Talent; Corporate Development

14	Board of Directors

Karen M. Golz Independent
PROFESSIONAL EXPERIENCE AND BACKGROUND
Ms. Golz is a retired Partner of Ernst & Young LLP (EY), a public accounting firm, where she was Global Vice Chair, Japan from 2016 to 2017 and Global Vice Chair, Professional Practice from 2010 to 2016. Ms. Golz also served on EY’s Global Risk Management Executive Committee, which was charged with risk management across EY’s global network, from 2008 to 2016. Ms. Golz currently serves as Senior Advisor to The Boston Consulting Group’s Audit and Risk Committee, a role she has held since August 2017, and as a Principal for K.M. Golz Associates, LLC, a consulting services company, since August 2017. Ms. Golz also sits on the board of trustees of the University of Illinois Foundation. Ms. Golz is a NACD Board Leadership Fellow and also earned the National Association of Corporate Directors (NACD) CERT Certificate in Cybersecurity Oversight from Carnegie Mellon University.
KEY QUALIFICATIONS AND EXPERTISE
Ms. Golz brings to our Board of Directors accounting and audit expertise, deep enterprise risk management experience, and extensive experience helping large organizations successfully navigate the complexities of international trade and regulation.
OTHER PUBLIC COMPANY BOARDS
Current: iRobot Corporation
Past 5 Years: Aspen Technology, Inc. (until 2025)

Age: 71	Director since: 2018	Committee(s): Audit

Peter B. Henry, Ph.D. Independent
PROFESSIONAL EXPERIENCE AND BACKGROUND
Dr. Henry has served as the Class of 1984 Senior Fellow at Stanford University’s Hoover Institution and Senior Fellow at Stanford’s Freeman Spogli Institute for International Studies since September 2022. Previously, Dr. Henry served at New York University’s Leonard N. Stern School of Business as William R. Berkley Professor of Economics and Finance from January 2018 through August 2022 and as Dean from January 2010 through December 2017. Before that, Dr. Henry was the Konosuke Matsushita Professor of International Economics at the Stanford University Graduate School of Business. Dr. Henry currently serves as Chair of the Board of the National Bureau of Economic Research and is a member of the Council on Foreign Relations. In addition, Dr. Henry leads the Ph.D. Excellence Initiative (PhDEI), a post-baccalaureate program designed to address underrepresentation in economics by mentoring exceptional students from underrepresented backgrounds interested in pursuing doctoral studies in the field. For his founding and leadership of the PhDEI, Dr. Henry received the 2022 Impactful Mentoring Award from the American Economic Association.
KEY QUALIFICATIONS AND EXPERTISE
Dr. Henry brings to our Board of Directors extensive foreign affairs, global economics, and international finance experience.
OTHER PUBLIC COMPANY BOARDS
Current: Citigroup, Inc.; Nike, Inc.
Past 5 Years: None

Age: 56	Director since: 2023	Committee(s): Audit; Corporate Development

2026 Proxy Statement	15

Mercedes Johnson Independent
PROFESSIONAL EXPERIENCE AND BACKGROUND
Ms. Johnson served as interim Chief Financial Officer of Intersil Corporation, a semiconductor company, from April 2013 to September 2013, as Vice President and Chief Financial Officer at Tri Alpha Energy, Inc. (now TAE Technologies, Inc.), a fusion power company, from 2010 to 2011, and as Senior Vice President and Chief Financial Officer of Avago Technologies Limited (now Broadcom Inc.), a semiconductor manufacturing company from December 2005 to August 2008. Prior to joining Avago, Ms. Johnson was Senior Vice President, Finance, of Lam Research Corporation, a supplier of wafer fabrication equipment and related services to the semiconductor industry, from June 2004 to January 2005 and Chief Financial Officer of Lam from May 1997 to May 2004.
KEY QUALIFICATIONS AND EXPERTISE
Ms. Johnson brings to our Board of Directors extensive executive experience in finance, accounting, corporate development, corporate governance, management, and operations. Ms. Johnson provides our Board of Directors with valuable industry experience as a former senior financial executive at semiconductor and semiconductor equipment companies as well as numerous directorships at public global technology companies.
OTHER PUBLIC COMPANY BOARDS
Current: Teradyne, Inc.; Synopsys, Inc.
Past 5 Years: Maxim Integrated Products, Inc. (until 2021); Millicom International Cellular SA (until 2023)

Age: 71	Director since: 2021	Committee(s): Audit

Yoky Matsuoka, Ph.D.
PROFESSIONAL EXPERIENCE AND BACKGROUND
Dr. Matsuoka has served as an executive officer of Panasonic Holdings Corporation responsible for global innovation and new businesses, since October 2019. Prior to joining Panasonic, Dr. Matsuoka created innovative technology and solutions at leading technology companies, including as Vice President at Google’s Healthcare, Chief Technology Officer at Google/Nest, and Head of Innovation and Co-Founder of Google X. She also served as a senior executive at Apple’s Healthcare and Chief Executive Officer of Quanttus, a wearable health technology startup. Prior to her work in Silicon Valley, Dr. Matsuoka was an endowed professor at Carnegie Mellon University and the University of Washington with expertise in the areas of AI, robotics, and neuroscience.
KEY QUALIFICATIONS AND EXPERTISE
Dr. Matsuoka brings to our Board of Directors significant experience in robotics, artificial intelligence, and consumer product innovation, with a career spanning academia and industry. She provides valuable perspective to the Board of Directors through her experience in building and overseeing new technologies at scale. Her academic and research background has contributed to the development of technologies across healthcare, consumer electronics, and advanced research initiatives.
OTHER PUBLIC COMPANY BOARDS
Current: None
Past 5 Years: HP, Inc. (until 2021)

Age: 54	Director since: 2026	Committee(s): Corporate Development

16	Board of Directors

Ray Stata
PROFESSIONAL EXPERIENCE AND BACKGROUND
Mr. Stata is our co-founder and served as an executive officer from our inception in 1965 until April 2012, including as our CEO from 1973 to November 1996 and as our President from 1971 to November 1991. Mr. Stata also served as the Chair of our Board of Directors from 1973 until March 2022.
KEY QUALIFICATIONS AND EXPERTISE
Mr. Stata brings to our Board of Directors 60 years of experience and leadership in the semiconductor industry, including as our founder, our former Chair of the Board of Directors for 48 years, our former CEO for 23 years, and our former President for 20 years.
OTHER PUBLIC COMPANY BOARDS
Current: None
Past 5 Years: None

Age: 91	Director since: 1965	Committee(s): None

Andrea F. Wainer Independent
PROFESSIONAL EXPERIENCE AND BACKGROUND
Ms. Wainer served as Executive Vice President, Rapid and Molecular Diagnostics at Abbott Laboratories (Abbott), a medical devices and health care company, from 2019 to February 2025. During her nearly 22 years at Abbott, Ms. Wainer served in roles of increasing responsibility including as President, Abbott Molecular Diagnostics, from 2015 to 2019, President, Abbott Animal Health, from 2011 to 2014, and Divisional Vice President/General Manager, Abbott Renal Care, from 2009 to 2011. Ms. Wainer serves as a member of the Board of Trustees of the Goodman Theatre.
KEY QUALIFICATIONS AND EXPERTISE
Ms. Wainer brings to our Board of Directors deep expertise leading innovative businesses in the diagnostics and pharmaceutical industries, including significant experience with complex commercial and manufacturing operations and continuous improvement.
OTHER PUBLIC COMPANY BOARDS
Current: Neogen Corporation
Past 5 Years: None

Age: 57	Director since: 2025	Committee(s): Compensation and Talent; Nominating and Corporate Governance

2026 Proxy Statement	17

Determination of Independence
Under applicable Nasdaq Rules, a director of ADI will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has established guidelines (within our Corporate Governance Guidelines) to assist it in determining whether a director has a relationship with ADI that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. These guidelines are posted on our website under https://investor.analog.com/governance/governance-documents. For relationships not covered by the guidelines, the determination of whether such a relationship exists is made by the members of our Board of Directors who are independent directors (as defined above). Our Board of Directors determined that none of the individuals who served as directors during fiscal year 2025, other than Messrs. Roche and Stata, had a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these individuals is or was an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Rules. Our Board of Directors has determined that Mr. Roche, our CEO and Chair, and Mr. Stata, our co-founder and former Chair, are not “independent” under the Nasdaq Rules because Mr. Roche is a current employee and Mr. Stata is our founder. In making these independence determinations, our Board of Directors considered Ms. Golz’s former affiliation with Ernst & Young, Mr. Andonian’s former and current affiliation with McKinsey & Company, and Mr. Jennings’ former affiliation with Deloitte. Our Board of Directors determined that even though Ernst & Young, McKinsey & Company, and Deloitte are service providers to ADI, those relationships would not interfere with the directors’ exercise of independent judgment in carrying out their responsibilities, given there is no ongoing involvement between the respective directors and those firms, other than Mr. Andonian’s ongoing advisory role with McKinsey & Company, which is unrelated to ADI. In addition, in connection with the appointment of Dr. Matsuoka, our Board of Directors determined that even though Panasonic Holdings, with which Dr. Matsuoka is affiliated, and ADI have certain commercial dealings in the ordinary course of business, there are no transactions between ADI and Panasonic Holdings that are prohibited by the Nasdaq Rules or our Corporate Governance Guidelines, or that give rise to a material direct or indirect interest for Dr. Matsuoka that would interfere with her exercise of independent judgment in carrying out her responsibilities.
Director Candidates

Recommendation	In considering whether to recommend any candidate for inclusion in the Board of Directors’ slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, experience, commitment, and diligence; the presence of any conflicts of interest; and the ability of the candidate to act in the interests of all shareholders.

Diversity	The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation, and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. ADI believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow our Board of Directors to fulfill its responsibilities. While we do not have a policy regarding diversity of our Board members, the Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter provide that gender, racial, ethnic, sexual orientation, and geographic diversity are important search criteria, in addition to relevant experience, skills, and industry familiarity. Consistent with this philosophy, we are committed to including in each search qualified candidates who reflect such diversity. Effective application of these criteria is reflected in the diverse composition of our Board of Directors.

Evaluation
The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to members of our Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board of Directors. From time to time, the Nominating and Corporate Governance Committee may also seek input from director search firms for identification and evaluation of candidates. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders by following the same process, and applying the same criteria, as it follows for director candidates submitted by members of our Board of Directors. Dr. Matsuoka was referred to us by a director search firm and, upon the recommendation of the Nominating and Corporate Governance Committee, was appointed to our Board of Directors effective January 20, 2026, and is included in the slate of director nominees nominated by the Board of Directors for election as a director at the Annual Meeting.

18	Board of Directors

Shareholder Recommendations and Nominations of Director Candidates
Shareholders of record of ADI may recommend director candidates for inclusion by our Board of Directors in the slate of nominees that the Board of Directors recommends to our shareholders for election. As described above, the qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If our Board of Directors determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the candidate will be included in ADI’s proxy card for the shareholders’ meeting at which his or her election is recommended.
Shareholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their name and background to the Nominating and Corporate Governance Committee, c/o Janene Asgeirsson, Corporate Secretary, Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts 01887. Our Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis.
Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board of Directors, by following the procedures set forth in our second amended and restated bylaws (Bylaws) and described in the sections titled Shareholder Director Nominations for Inclusion in Proxy Statement and Shareholder Proposals and Director Nominations Not Included in Proxy Statement below.

2026 Proxy Statement	19

Corporate Governance

Our approach to corporate governance is guided by our firm commitment to alignment between ADI’s strategy and execution and the creation of exceptional long-term value for our investors. To that end, we regularly and transparently communicate our direction on our corporate governance practices to shareholders, seeking their valuable perspective and feedback. We look forward to our continued engagement and collaboration in 2026 and beyond.
JANENE ASGEIRSSON Chief Legal Officer and Corporate Secretary

Board Policies and Practices
We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. For more information about recent changes we made to our corporate governance policies and practices, please see the What’s New section on page 5 of this Proxy Statement.
We have long believed that good corporate governance is important to ensure that ADI is managed for the long-term benefit of our shareholders. As a result, we have adopted the following policies and procedures that we believe are in the best interests of ADI and our shareholders:

Policy/Practice	Summary

Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines for ADI that establish a common set of expectations to assist our Board of Directors and its committees in performing their duties. Our Board of Directors reviews these guidelines at least annually and updates them as necessary to reflect changing regulatory requirements and evolving practices.

Declassified Board of Directors	Our Bylaws provide that each director will serve for a term ending on the date of the annual meeting following the one at which such director was elected.

Majority Voting for Election of Directors
Our Bylaws provide for a majority voting standard in uncontested director elections, so a director nominee is elected to our Board of Directors if the votes “for” that director exceed the votes “against” (with abstentions and broker non-votes not counted as for or against the election). If a director nominee does not receive more for votes than against votes, the director must offer his or her resignation, which our Board of Directors must determine whether to accept, and we will publicly disclose the results of such determination.

Director Overboarding
So that each director is able to devote adequate time to their duties to ADI, our Corporate Governance Guidelines provide that our directors shall not serve on the board of directors of more than three other public companies. All of our director nominees are in compliance with this requirement.

Executive Sessions
At least twice per year, our Board of Directors holds executive sessions with our independent, non-employee directors, as defined under the Nasdaq Rules. Our Lead Independent Director, Mr. Jennings, presides at these independent director executive sessions. In addition, the committees of our Board of Directors regularly hold executive sessions without management present and with their advisors.

No Hedging and No Pledging Policy
We prohibit all hedging transactions or short sales involving ADI securities by our directors and employees, including our executive officers. Since January 2013, we have prohibited our directors and executive officers from holding any ADI securities in a margin account, and from any future pledging of their ADI securities as collateral for a loan.

Equity Award Grant Date Policy
We do not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan, or practice to do so. In addition, our Compensation and Talent Committee has adopted specific written policies regarding the grant dates of equity awards made to our directors, executive officers, and employees. See Director Compensation and Executive Compensation—Equity Award Grant Date Policy below for more information.

20	Corporate Governance

Policy/Practice	Summary

Non-Employee Director and Executive Stock Ownership Guidelines
Under our guidelines, the target stock ownership levels are four times the directors’ annual cash retainer for our non-employee directors, five times annual base salary for the CEO, and three times annual base salary for other executive officers and any Senior Vice President reporting to the CEO (the Leadership Team). The CEO and non-employee directors have four years from the date of his or her appointment as CEO or to the Board of Directors, as applicable, to achieve the targeted level. Members of the Leadership Team other than the CEO have five years from the date he or she becomes part of the Leadership Team to achieve their targeted level. Shares subject to unexercised options, whether or not vested, and unvested performance-based restricted stock units (PRSUs) the performance for which has not yet been certified by the Compensation and Talent Committee, and any shares that have been pledged as collateral for a loan will not be counted for purposes of satisfying these guidelines. Restricted stock units (RSUs), restricted stock (whether or not vested), and unvested PRSUs the performance for which has been certified by the Compensation and Talent Committee are counted for purposes of satisfying these guidelines. Our CEO, all members of the Board of Directors, and all members of the Leadership Team as of November 1, 2025 were in compliance with our stock ownership guidelines.

Compensation Recovery Policy
Our compensation recovery policy provides that in the event of an accounting restatement due to the material noncompliance of ADI with any financial reporting requirement under the U.S. federal securities laws, the company will recover from our CEO and other officers (as defined in Rule 16a-1(f) under the Securities and Exchange Act of 1934, as amended (Exchange Act)), the excess of the amount of incentive-based compensation received by such officer during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts.

Proxy Access Right	Our Bylaws allow shareholders that meet standard eligibility requirements to nominate and include in our proxy statement director candidates for election.

Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics, applicable to our employees, members of the Board of Directors, independent contractors, and consultants, which details our commitment to conducting business ethically, in compliance with the law, and in a way that reflects our deeper values. Our Code of Business Conduct and Ethics details our commitment to promoting a culture of integrity, and is designed to be consistent with best practices. Our Code of Business Conduct and Ethics provides guidance on reporting concerns about behavior that violates our Code of Business Conduct and Ethics, safeguarding ADI’s confidential information, and other topics.

Code of Corporate Social Responsibility
Our Code of Corporate Social Responsibility details ADI’s policies for itself and its suppliers in the areas of labor and human rights, health and safety, environment, ethics, management systems, and data privacy.

Director Education
We encourage our directors to attend director education programs and provide educational opportunities to our directors through a variety of platforms. The Nominating and Corporate Governance Committee reviews director participation in our director education programs on a regular basis. We reimburse the costs of attending such programs. We also provide members of our Board of Directors a membership to the NACD. Further, we include educational topics regularly at our scheduled Board of Directors’ meetings. During such sessions, an outside party presents on a topic that is relevant to our business and strategic objectives and of interest to our Board of Directors.

You can access our Bylaws, the current charters for our Audit Committee, Compensation and Talent Committee, Nominating and Corporate Governance Committee, and Corporate Development Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and other governance documents and corporate policies at https://investor.analog.com/governance/governance-documents or by writing to:
Investor Relations Department
Analog Devices, Inc.
One Analog Way
Wilmington, Massachusetts 01887
Phone: 781-461-3282
Email: investor.relations@analog.com

2026 Proxy Statement	21

Board and Committee Structure
Board Leadership Structure
Our Board of Directors is responsible for creating a leadership structure that provides independent oversight of management. The Board of Directors regularly reviews its leadership structure and considers a variety of criteria, including shareholder feedback, feedback received during the Board of Directors’ evaluation process, our strategic goals, the current operating and governance environment, the skill set of the independent directors, and the dynamics of the Board of Directors at any given point in time when evaluating the optimal leadership structure. The Board of Directors does not believe that there is one leadership structure that is preferred and regularly discusses what the optimal structure is for ADI at that time.
Our Corporate Governance Guidelines provide that the roles of Chair of the Board of Directors and CEO may be filled by the same individual. The Corporate Governance Guidelines further provide that if the Chair is not an independent director, then a Lead Independent Director shall be designated by the Board of Directors. This approach provides the Board of Directors with flexibility to determine whether the two roles should be separate or combined based upon ADI’s needs in light of the dynamic environment in which we operate and the Board of Directors’ assessment of ADI’s leadership needs at that time.
Since March 2022, Mr. Roche has been serving as the CEO and Chair. The Board of Directors believes that this leadership structure, coupled with a strong emphasis on Board of Directors’ independence, provides effective independent oversight of management while allowing both the Board of Directors and management to benefit from Mr. Roche’s leadership and years of experience driving ADI’s strategy. As CEO, Mr. Roche has been instrumental in identifying and driving ADI’s strategic priorities. He has deep experience expanding ADI’s global scale, pioneering innovations, and has been integral in building a Board of Directors and Leadership Team to position ADI for continued long-term strategic growth. Further, the Board of Directors believes that this combined role facilitates timely and transparent communication with the Board of Directors on key strategic matters, benefits shareholders, and strengthens Mr. Roche’s ability to provide leadership as ADI continues to transition in response to customer demand for more complete solutions.
Mr. Jennings has served as our Lead Independent Director since January 2024 and brings deep corporate governance expertise to the role. As Lead Independent Director, Mr. Jennings carries out the important responsibilities listed below.

In accordance with best practices to ensure independent leadership, the Lead Independent Director has significant responsibilities, including:
▶Leading executive sessions of the independent directors or other meetings at which the Chair is not present;
▶Calling meetings of the independent directors;
▶Coordinating with the Chair to call Board of Directors’ meetings;
▶In consultation with the Chair and Chief Legal Officer, overseeing the annual Board of Directors’ evaluation process;
▶Serving as a liaison between the Chair and the independent directors, as needed;
▶Coordinating with the Chair to set and approve the Board of Directors’ meeting schedule and agendas to ensure sufficient time for discussion of all agenda items;
▶Determining the appropriate materials to be provided to the Board of Directors;
▶Serving as the focal point for shareholder communications with the independent directors and requests for consultation addressed to independent members of the Board of Directors;
▶Retaining outside professionals on behalf of our Board of Directors as our Board of Directors may determine is necessary or appropriate; and
▶Such other functions as our Board of Directors may direct from time to time.

The Board of Directors continues to review its leadership structure on a regular basis to evaluate whether the current structure remains appropriate for ADI.

22	Corporate Governance

Board Committees
Our Board of Directors has standing Audit, Compensation and Talent, Nominating and Corporate Governance, and Corporate Development Committees. Each of the committees is comprised of independent, non-employee directors. Each committee has a charter that has been approved by the Board of Directors and is reviewed annually. In addition, each committee conducts an annual self-evaluation of its own performance and the performance of its members in accordance with its respective committee charter. Mr. Roche is the only current director who is, or has been in the past three years, an employee of ADI. Messrs. Roche and Stata do not serve on any standing committee and do not participate in the portion of any Board or committee meeting during which their compensation is evaluated or in sessions comprised solely of independent directors.

Audit Committee Members Karen M. Golz (Chair) Peter B. Henry Mercedes Johnson Meetings in 2025: 9
PRINCIPAL RESPONSIBILITIES
The primary purpose of the Audit Committee is to assist our Board of Directors’ oversight of:
▶The integrity of our financial statements, including regulatory requirements to the extent they pertain to financial matters;
▶The qualifications and independence of our independent registered public accounting firm;
▶The performance of our internal audit function and independent registered public accounting firm;
▶The process relating to internal enterprise risk management, control systems, and review of related person transactions;
▶Our capital allocation and structure, including potential issuance of debt and equity securities, credit agreements, letters of credit, guarantees and other financial instruments, investment policy, dividends, stock splits, and stock repurchases;
▶Our significant risks or exposures;
▶Our cybersecurity and information security programs, practices, and risk mitigation efforts;
▶Legal, compliance, and regulatory matters that could have a significant impact on our financial statements; and
▶Our financial outlook and plans for financing our working and long-term capital requirements.
Our Board of Directors has determined that each of Mses. Golz and Johnson qualifies as an “audit committee financial expert” under the rules of the SEC, and that each of Mses. Golz and Johnson and Dr. Henry is independent as defined under the Nasdaq Rules and the independence requirements under Rule 10A-3(b)(1) of the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is able to read and understand financial statements, including ADI’s consolidated balance sheet and its consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows, and related notes as required under the Nasdaq Rules. Our Board of Directors has certified that it has at least one member of the Audit Committee who has past employment experience in finance or accounting as required by the Nasdaq Rules.
The responsibilities of our Audit Committee and its activities during fiscal year 2025 are described in the Report of the Audit Committee in the Audit Matters section of this Proxy Statement.

Our Audit Committee Charter provides that no member of the Audit Committee may serve on the audit committee of more than two other public companies in addition to ADI, unless approved by the Board of Directors. None of Mses. Golz or Johnson or Dr. Henry serve on the audit committees of more than two other public companies in addition to ADI.
The Audit Committee has the authority to engage independent legal, accounting, and other advisors that it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to ADI. The Audit Committee is empowered, without further action by our Board of Directors, to cause ADI to pay the compensation of those advisors engaged by the Audit Committee. The Audit Committee is empowered to pre-approve all audit services to be provided to ADI and all other services to be provided to ADI by our independent auditor. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit services to be provided to ADI by the independent registered public accounting firm for which the cost is less than $100,000. The Audit Committee selected and appointed Ernst & Young LLP, our independent registered public accounting firm, and did not retain any other advisors during fiscal year 2025.
For additional information relating to our Audit Committee and independent auditor, see the Audit Matters section of this Proxy Statement.

2026 Proxy Statement	23

Compensation and Talent Committee Members André Andonian (Chair) Edward H. Frank Andrea F. Wainer Meetings in 2025: 7
PRINCIPAL RESPONSIBILITIES
The primary responsibilities of the Compensation and Talent Committee are to:
▶Evaluate and set the compensation of our CEO and Leadership Team;
▶Make recommendations to our Board of Directors regarding the compensation of our directors;
▶Review, and make recommendations to our Board of Directors with respect to, incentive compensation plans and equity-based plans, and exercise all rights, authority, and functions with respect to such plans;
▶Oversee our policies, strategies, and programs relating to human capital management, including those with respect to diversity, equity and inclusion, talent recruitment and retention, employee engagement, pay equity practices, workplace health and safety and cultural initiatives;
▶Oversee management of the risks associated with our compensation practices and policies; and
▶Oversee the evaluation and succession planning and development programs for senior executives.
Our Board of Directors has determined that each of Mr. Andonian, Dr. Frank and Ms. Wainer is independent as defined under the Nasdaq Rules and meets the independence requirements under Rule 10C-1 of the Exchange Act.

In connection with its oversight and administration of ADI’s cash and equity incentive plans, the Compensation and Talent Committee authorizes the granting of stock options, RSUs, PRSUs, and other stock incentives (within guidelines established by our Board of Directors and in accordance with our Equity Award Grant Date Policy) to our Leadership Team, including our NEOs. In accordance with the terms of our 2020 Equity Incentive Plan (2020 Plan), the Compensation and Talent Committee has delegated to a standing committee composed of our CEO, Chief Financial Officer, Chief People Officer, and Chief Legal Officer, the power to grant options, RSUs, PRSUs, and other stock awards to employees, subject to specified thresholds, parameters, and applicable law, provided, that the standing committee may not grant awards to any members of the Leadership Team or to members of our Board of Directors. The standing committee also has the ability to accelerate outstanding awards under the 2020 Plan, our Amended and Restated 1996 Stock Incentive Plan (1996 Plan), which we assumed in the acquisition of Maxim Integrated Products, Inc. (Maxim), and our Amended and Restated 2006 Stock Incentive Plan (2006 Plan), granted to those employees, subject to specified thresholds, parameters, and applicable law. Additionally, the Compensation and Talent Committee administers our employee stock purchase plan and oversees our compensation recovery policy, as well as any compensation recovery or “clawback” policy ADI may adopt in the future.
The Compensation and Talent Committee has the authority to engage independent compensation consultants, legal counsel, and other advisors that it deems necessary or appropriate to carry out its responsibilities, taking into account the independence of those advisors. The Compensation and Talent Committee is empowered, without further action by our Board of Directors, to cause ADI to pay the compensation of those advisors as established by the Compensation and Talent Committee.
For additional information relating to our Compensation and Talent Committee and independent compensation consultant, see the Compensation Discussion and Analysis section of this Proxy Statement.

24	Corporate Governance

Nominating and Corporate Governance Committee Members Stephen M. Jennings (Chair) Andrea F. Wainer Susie Wee(1) Meetings in 2025: 6
PRINCIPAL RESPONSIBILITIES
The primary responsibilities of the Nominating and Corporate Governance Committee are to:
▶Identify individuals qualified to become members of our Board of Directors consistent with criteria approved by the Board of Directors;
▶Recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at any meeting of shareholders and the persons to be appointed by the Board of Directors to fill any vacancies on the Board of Directors;
▶In connection with Board of Director succession and refreshment practices, review with the Board of Directors, on an annual basis, the requisite skills and criteria for new directors as well as the composition of the Board of Directors as a whole;
▶Recommend to the Board of Directors the directors to be appointed to each committee of the Board of Directors;
▶Develop and recommend to the Board of Directors a set of corporate governance principles;
▶Oversee the evaluation, background, vetting, orientation, and training of the members of the Board of Directors;
▶Oversee our Code of Business Conduct and Ethics;
▶Oversee and periodically review our ESG programs, practices, and reporting, including issues of significance related to climate, sustainability, and social and governance activities;
▶Oversee and periodically review policies and practices in connection with governmental relations, public policy, and related expenditures;
▶Annually review and assess each director’s and director nominee’s independence;
▶Review shareholder proposals and make recommendations to the Board of Directors concerning any such proposals; and
▶Oversee risks associated with its areas of responsibility.
Our Board of Directors has determined that each of Mr. Jennings, Ms. Wainer, and Dr. Wee is independent as defined under the Nasdaq Rules.

(1)Dr. Wee will continue to serve as a member of the Nominating and Corporate Governance Committee until March 11, 2026.
The Nominating and Corporate Governance Committee has the authority to engage any independent legal and other advisors it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to ADI. For example, during fiscal year 2025 the Nominating and Corporate Governance Committee engaged a third-party executive search and leadership advisory firm to assist with identifying director nominees and assessing the composition of our Board of Directors. The Nominating and Corporate Governance Committee is empowered, without further action by the Board of Directors, to cause ADI to pay the compensation of any advisors that it engages as established by the Nominating and Corporate Governance Committee. For information relating to nominations of directors by our shareholders, see Director Candidates above.

2026 Proxy Statement	25

Corporate Development Committee Members Edward H. Frank (Chair) André Andonian Peter B. Henry Yoky Matsuoka(1) Meetings in 2025: 4
PRINCIPAL RESPONSIBILITIES
The primary responsibility of the Corporate Development Committee is to assist the Board of Directors in evaluating strategic transactions and investments, including reviewing:
▶Significant strategic plans, transactions, and investments, including mergers, acquisitions, and divestitures; and
▶The results, performance, and financial impact of material transactions.
All matters approved by the Corporate Development Committee are recommended to and also must be approved by our Board of Directors.

(1)Dr. Matsuoka was appointed as a member of the Corporate Development Committee on January 20, 2026.
The Corporate Development Committee has the authority to engage any independent legal and other advisors it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to ADI. The Corporate Development Committee is empowered, without further action by the Board of Directors, to cause ADI to pay the compensation of these advisors as established by the Corporate Development Committee.
Meetings and Attendance; Executive Sessions
Our Board of Directors met 9 times during the fiscal year ended November 1, 2025 (including by telephone and video conference). Each of the directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of all committees of the Board of Directors on which he or she served during fiscal year 2025.
Our Corporate Governance Guidelines set forth our policy that directors are expected to attend annual meetings of shareholders. All of our then-serving directors attended our 2025 Annual Meeting.
Director Education and Orientation Program
We encourage our directors to attend director education programs and provide educational opportunities to our directors through a variety of platforms. In fiscal year 2025, we continued to focus our director education program on topics that advance our directors’ technical acumen and literacy. The Nominating and Corporate Governance Committee reviews director participation in our director education programs on a regular basis. We reimburse the costs of attending such programs. We also provide members of our Board of Directors a membership to the NACD. Further, we include educational topics regularly at our scheduled Board of Directors’ meetings. During such sessions, an outside party presents on a topic that is relevant to our business and strategic objectives and of interest to our Board of Directors.
Also, all new directors participate in our director orientation program. This orientation program is designed to familiarize new directors with ADI and our Board of Directors through a review of background material, meetings with senior management, and facilities tours. This orientation allows new directors to become familiar with our business and strategic plan, products, technologies, and end markets, corporate governance practices, compensation practices, and other key policies and practices.

26	Corporate Governance

Board Evaluations

Development of Annual Evaluation Process
Each December, our Lead Independent Director, in consultation with our CEO and Chair and our Chief Legal Officer, discuss the Board of Directors’ evaluation process for the year, considering evolving best practices.

Written Questionnaires
Each director undertakes an evaluation of the Board of Directors and each of its committees. In fiscal year 2025, the Board of Directors enhanced the annual evaluation process by having each director conduct a self-assessment, as well as a peer assessment of each other member of the Board of Directors. Such assessments will be conducted periodically.

One-on-One Discussions
A third-party facilitator also has conversations with each member of our Board of Directors designed to assess the effectiveness of our Board of Directors and the themes arising from the written questionnaires, as well as each director’s individual performance and competencies and skills they bring to the Board of Directors.

Evaluation of Results
The third-party facilitator summarizes results from the questionnaires and discussions, and our Lead Independent Director provides summaries of the evaluations to the Board of Directors and engages in a robust discussion with Board members on Board of Directors’ effectiveness and engagement, including individual feedback based on the peer assessments.

The Board of Directors recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and board effectiveness. The Board of Directors’ evaluation process is designed to facilitate regular, systematic review of the effectiveness and accountability of our Board of Directors and its committees and to identify opportunities for improving Board of Directors’ operations and procedures.
The Nominating and Corporate Governance Committee is responsible for overseeing an annual evaluation of the Board of Directors to determine whether it and its committees are functioning effectively, in accordance with the process described above. The Lead Independent Director, in consultation with our CEO and Chair and Chief Legal Officer, develop the evaluation process each year. In fiscal year 2025, the Board of Directors also leveraged the assistance of a third-party facilitator in the evaluation process.
The evaluation process in fiscal year 2025 consisted of:
▶Robust anonymous questionnaire: This questionnaire was facilitated by a third party and covered topics such as the Board of Directors’ alignment with ADI’s mission and purpose, Board of Directors’ composition, culture, and decision making, Board of Directors-management relationship, Board of Directors’ engagement and expectations, committee effectiveness, and Board of Directors’ succession. In fiscal year 2025, the Board of Directors enhanced the annual evaluation process by having each director conduct a self-assessment, as well as a peer assessment of each other member of the Board of Directors. The self and peer assessments focused on topics such as participation in Board of Directors’ meetings, expertise, and culture. The questionnaire was anonymous and provided for both numerical ratings and narrative responses.
▶One-on-one discussions: A third-party facilitator held interviews with each director in a one-on-one setting. The discussions covered similar topics as the questionnaire as well as an individual contribution discussion in a conversation format.
The feedback received from each portion of the evaluation process was then aggregated into a report. The Lead Independent Director and our Chief Legal Officer reported the results to the full Board of Directors and led the discussion of the performance of the Board of Directors and its committees and directors. In addition, to enhance our process in fiscal year 2025, the Lead Independent Director met individually with each member of the Board of Directors to discuss individual feedback based on the peer assessments.

2026 Proxy Statement	27

Oversight by Our Board
Strategic Oversight
The Board of Directors reviews our overall performance, and its primary responsibility is to oversee the management of ADI and, in doing so, serve the best interests of ADI and its shareholders. The Board of Directors provides for the succession of the CEO, nominates for election at annual shareholder meetings individuals to serve as directors of ADI, and appoints individuals to fill any vacancies on the Board of Directors. Our Board of Directors reviews corporate objectives and strategies and evaluates and approves significant policies and proposed major commitments of corporate resources. It oversees ADI’s risk management programs and participates in decisions that have a potential major economic impact on ADI. Management keeps the directors informed through regular written reports and presentations at Board of Directors’ and committee meetings.
Risk Oversight
The following table summarizes management’s and the Board of Directors’ role in risk management and oversight. Each committee of our Board of Directors assesses risks associated with their respective areas of oversight as described under Board Committees above and in the table below.

BOARD OF DIRECTORS
▶Receives regular reports from members of senior management on areas of material risk to ADI. Specifically, our Chief Risk Officer, who oversees internal enterprise risk management programs and chairs our Enterprise Risk Management Committee, provides regular reports to our full Board of Directors regarding our management of all enterprise and operational risks and our enterprise risk management program, with periodic updates on focus areas, such as cybersecurity.
▶Receives regular updates from our Audit Committee, Compensation and Talent Committee, Corporate Development Committee, and Nominating and Corporate Governance Committee, which provide our Board of Directors with thorough insight about how ADI manages risk.

AUDIT COMMITTEE
▶Oversees ADI’s risk assessment and risk management programs, especially as they apply to ADI’s financial statement integrity and reporting and internal controls.
▶Receives regular reports from our Managing Director of Internal Audit on internal audit matters and from our Chief Risk Officer on risk management matters.
▶Reviews our cybersecurity and information security programs, practices, and risk mitigation efforts.
▶Receives quarterly updates from our Chief Information Officer and Chief Information Security Officer on key IT projects, enterprise cybersecurity programs, and data protection risks, and mitigation activities related to such risks.
▶Evaluates capital allocation and structure, including potential issuances of debt and equity securities, credit agreements, other financial instruments, investment policy, dividends, stock splits, and stock repurchases.

COMPENSATION AND TALENT COMMITTEE
▶Oversees ADI’s executive compensation programs and non-employee director compensation practices.
▶Oversees ADI’s policies, strategies, and programs relating to human capital management.
▶Oversees the evaluation and succession planning and development programs for senior executives.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
▶Leads the Board of Directors with respect to the adequacy of ADI’s governance structure and process of succession planning for our Board of Directors.
▶Oversees ADI’s ESG programs, practices, and reporting, including reviewing ADI’s sustainability initiatives and goals as well as our progress toward achieving those goals.
▶Oversees and periodically reviews policies and practices in connection with governmental relations, public policy, and related expenditures.

CORPORATE DEVELOPMENT COMMITTEE ▶Evaluates significant strategic plans, transactions, and investments, including mergers, acquisitions, and divestitures.

LEADERSHIP TEAM AND MANAGEMENT
▶Our Leadership Team and our CEO and Chair have ownership for risk management, and risk governance is managed by our Enterprise Risk Management Committee, a management-led, cross-functional committee, which is chaired by our Chief Risk Officer.
▶Our Enterprise Risk Management Committee works closely with our Leadership Team, including our CEO and Chair, to identify and mitigate identified risks.
▶Our Chief Risk Officer, and other members of management, report to the Board of Directors (or the appropriate committee as applicable) regarding risk identification, management, and mitigation strategies.

28	Corporate Governance

Enterprise Risk Management Program
Our Enterprise Risk Management Program defines how we identify, manage, and govern risk throughout our organization to promote the achievement of our financial and operational goals in a compliant manner. It assigns accountability for risk management to every business unit, based on the risks they encounter as part of their day-to-day operations. Our CEO and Chair and Leadership Team have ultimate responsibility for our Enterprise Risk Management Program and output.

BOARD OF DIRECTORS	AUDIT COMMITTEE	COMPENSATION AND TALENT COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	CORPORATE DEVELOPMENT COMMITTEE	ENTERPRISE RISK MANAGEMENT COMMITTEE Chaired by our Chief Risk Officer

Enterprise risk management is a company-wide initiative that involves ADI management, including our Chief Legal Officer, Chief Risk Officer, and our internal audit function, including our Managing Director, Internal Audit, working together to (1) identify, assess, prioritize, and monitor a broad range of risks and (2) formulate and execute plans to monitor and, to the extent possible, mitigate the effect of those risks.
Cybersecurity Oversight and Risk Management
We regularly perform risk assessments relating to cybersecurity and technology. Our enterprise security program has been developed based on industry standards, including those published by the International Organization for Standardization (ISO) and the National Institute of Standards and Technology.
Highlights of the program include:
▶A comprehensive set of enterprise security policies and procedures that guide our protection strategy.
▶Protecting against threats through use of the following measures: identifying critical assets and high-risk threats; implementing cybersecurity detection, controls, and remediation practices; implementing a third-party risk management program to evaluate our critical partners’ cyber posture; maintaining a comprehensive set of cybersecurity policies and procedures and cybersecurity incident insurance coverage; and evaluating our program effectiveness by performing internal and external assessments.
Risks identified by our enterprise security program are analyzed to determine the potential impact on us and the likelihood of occurrence. Such risks are regularly monitored to ensure that the circumstances and severity of such risks have not changed.
We conduct regular workforce training to instruct employees to identify cybersecurity concerns and take the appropriate action. We install and regularly update antivirus software on all company-managed systems and workstations to detect and prevent malicious code from impacting our systems. In addition, we have a product security team focused on integrating risk and security best practices into our product development life cycle. Periodically, we are assessed by an independent information systems expert to determine both the adequacy of, and compliance with, controls and standards.
We also have a management-led cross-functional steering committee chaired by our Chief Information Security Officer (Cybersecurity Steering Committee) that is charged with overseeing security governance, coordination and monitoring of cyber risks, potential cyber incidents, and key mitigation initiatives. Any relevant findings of this committee are shared in quarterly reports to the Audit Committee and annual reports to the Board of Directors.
Two of our director nominees have cybersecurity expertise to assist the Board of Directors in its oversight of ADI’s information security program. In addition, the Audit Committee oversees our cybersecurity and information security programs, practices, and risk mitigation efforts. In its oversight role, the Audit Committee receives quarterly updates from our Chief Information Officer and Chief Information Security Officer covering key information technology (IT) projects, enterprise cybersecurity programs, and data protection risks, and mitigation related to such risks. In addition, our Managing Director, Internal Audit reports to the Audit Committee regularly on the performance of our cybersecurity and information security program from an internal audit perspective. Further, our Chief Information Officer and Chief Information Security Officer update the full Board of Directors annually on information security matters and risk, including cybersecurity.

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Oversight of Artificial Intelligence Matters
We incorporate AI capabilities across our technologies, business operations, products, and services to enhance performance and drive smarter, more efficient solutions. The Board of Directors receives regular updates on our AI strategy and risks related to AI are reviewed through our enterprise risk assessment and risk management program, which is primarily overseen by the Audit Committee. In addition, our Responsible AI Office supports AI oversight across our organization. We are committed to the responsible use of technology for the betterment of humanity and the planet, and our Responsible AI @ ADI statement sets forth the guiding principles that we employ to facilitate the responsible use of AI in our products, during our product development efforts, and in our business operations. We also have an overarching AI policy for our employees that includes guidance to drive compliance with ethical AI principles and regulatory requirements, including generative AI tools and responsible AI usage.
ESG Oversight
Our ESG program is led by our CEO, Leadership Team, and roles exclusively devoted to ESG matters. The Nominating and Corporate Governance Committee oversees ADI’s ESG programs, practices, and reporting, including issues of significance relating to climate, sustainability, and social and governance activities. The Nominating and Corporate Governance Committee reviews and discusses with management our sustainability initiatives and goals, and evaluates our progress towards achieving those objectives. The Nominating and Corporate Governance Committee receives quarterly updates on our progress against stated targets, as well as updates on topics such as stakeholder value, risks and opportunities, regulatory preparedness, ESG ratings, and key ESG focus areas.
Management reports quarterly to the Nominating and Corporate Governance Committee on ESG topics, providing updates on key metrics and progress. These ESG reports also include educational components to keep our Board of Directors abreast of the quickly changing ESG regulatory environment, as well as evolving practices, risk oversight, mitigation strategies, and other relevant ESG topics. Our ESG executive council is led by the central ESG team and is composed of in-house subject matter experts in areas including human resources, procurement, environment, health, and safety, legal, risk, and compliance and ethics. This council meets regularly and provides program updates. These highlight advancements, regulatory updates, and risks, and provide the foundation for updates to our Leadership Team and Nominating and Corporate Governance Committee.
Human Capital Management Oversight
Our Compensation and Talent Committee is responsible for oversight for ADI’s enterprise-level strategies and programs relating to human capital management. ADI’s approach to human capital management is wide-reaching and encompasses many facets of our business, including those with respect to diversity, equity and inclusion, talent recruitment and development, retention, employee engagement, pay equity practices, workplace health and safety, and cultural initiatives. Our Chief People Officer provides regular updates to our Compensation and Talent Committee and the Board of Directors regarding human capital initiatives, risks, and mitigation efforts related to identified risks.
Succession Planning
As reflected in our Corporate Governance Guidelines, one of our Board of Directors’ primary responsibilities includes reviewing Leadership Team succession plans. The Compensation and Talent Committee is responsible for evaluating potential successors to the CEO with the Board of Directors’ assistance and, based on recommendations from the CEO, other members of the Leadership Team.
Succession planning is discussed regularly in Board of Directors and Compensation and Talent Committee executive sessions. On an annual basis, management prepares an analysis regarding skills, competencies, and readiness of potential succession candidates across Leadership Team positions. This analysis is presented to the Board of Directors, and the Board of Directors then engages in robust discussions regarding the skills, competencies, and readiness levels of succession candidates. The discussion also includes a review of contingency plans in the event the CEO is unable to serve for any reason (including death or disability).
The Compensation and Talent Committee periodically reviews our strategies and programs related to succession planning and talent development, which includes transitional leadership planning in the event of an unplanned vacancy for any Leadership Team role. The Compensation and Talent Committee is also updated regularly throughout the year on key talent indicators for the overall workforce.

30	Corporate Governance

Shareholder Engagement
We conduct extensive investor outreach throughout the year involving our independent directors, senior management, investor relations, legal, and human resources departments. This helps management and our Board of Directors understand and focus on the issues that matter most to our shareholders, so ADI can address them effectively.
Since our inception as a public company, we have maintained an active engagement program with our shareholders, meeting with them extensively throughout the year as part of our investor outreach efforts.
How We Engage

Summer	Fall	Winter	Spring

▶Evaluate proxy season outcomes and trends, corporate governance best practices, and regulatory developments
▶Publish annual ESG report to inform stakeholders, including investors, about recent developments relating to ESG matters
	▶Conduct outreach with top investors to understand their priorities and solicit feedback on governance topics, including ESG and compensation ▶Share investor feedback with our Board of Directors	▶Publish Annual Report and Proxy Statement ▶Conduct outreach with top investors to discuss items to be considered at the annual meeting, given matters to be considered, if needed ▶Annual Meeting

What We Discussed

During fiscal year 2025, as part of our annual outreach program, we reached out to shareholders that collectively represented approximately 45% of our total shares outstanding and proxy advisory firms with an invitation to have discussions with their corporate governance teams.

Topics covered in these meetings included:
▶Executive compensation, including our short-term variable cash incentive program and design of our equity awards
▶Corporate governance matters, including special meeting rights, Board structure, and refreshment
▶ESG topics, including resiliency, climate, value chain management, human rights, risk management, sustainability programs, and human capital management

Shareholders representing approximately 25% of our total shares outstanding and proxy advisory firms accepted our engagement invitation.

Our Lead Independent Director participated in meetings with shareholders representing approximately 21% of our total shares outstanding.

These meetings included members of our legal, ESG, compensation, and investor relations organizations.

2026 Proxy Statement	31

We reviewed the key takeaways from these meetings with our Board of Directors, with the goal of continuing to evolve our executive compensation and corporate governance practices to best meet the needs of ADI and our shareholders. While some of the feedback received has led to enhancements to our practices and disclosure, we also received positive feedback regarding certain practices that reconfirmed that our programs continue to be effective from our shareholders’ perspective. Examples of feedback that we received from shareholders during fiscal year 2025 include:

What We Heard		What We Did
Topic	Feedback	Action
EXECUTIVE COMPENSATION

Design of Program Generally
▶Shareholders were generally supportive of the overall design and framework of our executive compensation programs, including recent changes to our executive short-term cash incentive program and the design of our long-term equity incentives.

▶Did not make significant changes to overall design and framework of our executive compensation programs based on the feedback we received and given changes we made to our compensation programs in 2024.

Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan	▶We discussed our planned proposal to amend the Analog Devices, Inc. 2020 Equity Incentive Plan, and shareholders were supportive of our periodic request to increase shares under the plan.	▶Our Board of Directors recommends that shareholders vote FOR the approval of the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan.

CORPORATE GOVERNANCE

Combined CEO and Chair Role	▶Shareholders asked about our combined Chair and CEO role.
▶Our Board of Directors believes the combined CEO and Chair role continues to currently be the appropriate leadership structure given our strategic objectives. Our Lead Independent Director serves as a strong and effective independent partner to our CEO and Chair, working closely with our CEO and Chair to set and approve the Board of Directors’ meeting schedule and agenda, leads executive sessions of the independent directors, and serves as the focal point for shareholder communications with the independent directors, among other responsibilities.

Board Refreshment and Tenure	▶Shareholders were interested in our Board of Directors’ refreshment practices and skills.	▶Our Board of Directors continues its focus on refreshment practices to align with our strategic visions and objectives, adding Dr. Matsuoka as a director in January 2026.

Special Meeting Rights	▶Shareholders expressed support for the Board of Directors’ decision to reduce the ownership threshold for shareholders to call a special meeting under our Bylaws to 25%.
▶The Board of Directors continues to believe that a 25% threshold with such shares having been held continuously for at least one year provides shareholders a meaningful right to call a special meeting of shareholders, and does so in a manner that balances responsiveness with appropriate safeguards.

ESG MATTERS

ESG Report and Targets	▶Shareholders commended our ESG transparency and comprehensive disclosure, including more inclusive metrics reporting, and programmatic details.	▶Continued transparent disclosure in our 2024 ESG Report issued in June 2025, transitioning to a fiscal-year aligned report.

We intend to continue our shareholder outreach efforts on an ongoing basis and look forward to continuing to engage with our valued shareholders.

32	Corporate Governance

Communications from Shareholders and Other Interested Parties
The Board of Directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chair of the Nominating and Corporate Governance Committee will, with the assistance of ADI’s internal legal counsel, (1) be primarily responsible for monitoring communications from shareholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate.
Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chair of the Nominating and Corporate Governance Committee considers to be important for the directors to review. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances, commercial solicitations, and matters as to which ADI tends to receive repetitive or duplicative communications.
Shareholders and other interested parties who wish to send communications on any topic to our Board of Directors (including the Lead Independent Director or the independent directors as a group) should address such communications to Stephen M. Jennings, Lead Independent Director, c/o Corporate Secretary, Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts 01887.
Other Governance Matters
Governance Documents
Visit our website at https://investor.analog.com/governance/governance-documents to view our corporate governance documents and policies, including:
▶Corporate Governance Guidelines
▶Committee Charters
▶Code of Business Conduct and Ethics
▶Political Contributions and Expenditures
Certain Relationships and Related Transactions
Transactions with Related Persons
There were no related person transactions that would require disclosure under Item 404 of Regulation S-K under the Exchange Act since the beginning of fiscal year 2025 through the date of this Proxy Statement.
Policies and Procedures for Related Person Transactions
Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which ADI or any of its subsidiaries is a participant, the amount involved exceeds or is expected to exceed $120,000, and one of our executive officers, directors, director nominees, 5% shareholders, or any of their immediate family members, each of whom we refer to as a related person, has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement, or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our Chief Legal Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If our Chief Legal Officer determines that advance review and approval is not practicable, or if we become aware of the existence of a related person transaction that has not been previously approved under the policy, the Audit Committee will review the related person transaction at the next meeting of the Audit Committee and will consider all options with respect to the related person transaction, including ratification, amendment, or termination. The policy also permits the Chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

2026 Proxy Statement	33

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:
▶The related person’s interest in the related person transaction;
▶The approximate dollar value of the amount involved in the related person transaction;
▶The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
▶Whether the transaction was undertaken in the ordinary course of our business;
▶Whether the terms of the transaction are no less favorable to us than the terms that could have been reached with an unrelated third party;
▶The purpose of, and the potential benefits to us of, the transaction;
▶The impact on a non-employee director’s independence, if applicable; and
▶Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
The Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in ADI’s best interests. The Audit Committee may, in its sole discretion, impose any conditions on ADI or the related person in connection with the approval of the related person transaction.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of the policy:
▶Interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of that entity), that is a participant in a transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in the entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; or
▶Any transactions that are specifically contemplated by provisions of ADI’s charter or bylaws.

34	Corporate Governance

Director Compensation
Our non-employee director compensation program is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. Each non-employee director receives an annual cash retainer and an annual equity award in the form of RSUs. To reflect their additional responsibilities, the Chairs and members of all committees receive an additional cash retainer. The Lead Independent Director also receives an additional cash retainer. Mr. Roche, as an employee director, does not receive any additional compensation for his services as director or as Chair of the Board of Directors.
Our Board of Directors has delegated to the Compensation and Talent Committee the responsibility to review and recommend to the Board of Directors any proposed changes to non-employee director compensation. Annually, the Compensation and Talent Committee reviews with its independent compensation consultant, Pearl Meyer and Partners (Pearl Meyer), non-employee director compensation information for our peer group to check the alignment of our non-employee director compensation package with market practice and current trends. The Compensation and Talent Committee then makes recommendations to the full Board of Directors with respect to compensation of our non-employee directors, and the full Board of Directors reviews these recommendations and makes a final determination. We did not make any changes to our non-employee director compensation program in fiscal year 2025. In fiscal year 2025, we granted 100% of the value of the annual equity award to each of our non-employee directors in the form of time-based RSUs. To align with the directors’ service period, these RSUs vest in full on the earlier of the first anniversary of the date of grant or the date of ADI’s next annual meeting of shareholders. On March 12, 2025, we granted each non-employee director then in-office 1,160 RSUs. On February 18, 2025, Ms. Wainer, who joined our Board of Directors in January 2025, was granted an RSU award (rounded to the nearest share) with a value of approximately $40,027, representing the pro-rated value of our fiscal year 2024 annual director grant, for services to be provided from the date of her initial appointment as a director through the 2025 annual meeting. In February 2026, Dr. Matsuoka, who joined our Board of Directors in January 2026, will be granted RSUs for services to be provided from the date of her initial appointment as a director through the Annual Meeting.
In addition to the compensation described above, we reimburse our directors for travel and other ordinary business expenses incurred in connection with their service on the Board of Directors.
Annual Director Compensation
Board Retainers:

Compensation Element	Annual Cash Compensation
Board Chair Retainer	$250,000	(1)
Board Member Retainer	$100,000
Lead Independent Director Retainer	$55,000	(2)
Committee Retainers: (3)

	Annual Cash Compensation
Committee	Chair	Member
Audit Committee	$30,000	$15,000
Compensation and Talent Committee	$30,000	$15,000
Nominating and Corporate Governance Committee	$30,000	$15,000
Corporate Development Committee	$30,000	$15,000
Equity Compensation:

Annual Equity Grant	$ Value of Annual Equity Grant
Restricted Stock Unit Grant	$235,000
(1)Mr. Roche, as an employee director, does not receive any additional compensation for his service as a director or as Chair of the Board of Directors.
(2)The annual retainer for the Lead Independent Director is in addition to the annual board member retainer.
(3)Committee retainers are in addition to annual board member retainers.

2026 Proxy Statement	35

Fiscal Year 2025 Director Compensation
The following table details the total compensation earned by our non-employee directors in fiscal year 2025.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)		Total ($)
Stephen M. Jennings	185,000	235,202	5,000	(5)	425,202
André Andonian	139,708	235,202	—		374,910
James A. Champy(6)	41,208	—	—		41,208
Edward H. Frank	150,417	235,202	—		385,619
Laurie H. Glimcher(7)	63,250	235,202	—		298,452
Karen M. Golz	130,000	235,202	—		365,202
Peter B. Henry	130,000	235,202	—		365,202
Mercedes Johnson	115,000	235,202	—		350,202
Ray Stata	94,424	235,202	16,739	(8)	346,365
Andrea F. Wainer(9)	100,750	275,229			375,979
Susie Wee	115,000	235,202	—		350,202
(1)Dr. Matsuoka was appointed to the Board of Directors on January 20, 2026 and did not receive any compensation during fiscal year 2025.
(2)All cash retainers are paid in quarterly installments on the 15th day of December, March, June, and September of each fiscal year and are pro-rated for a partial quarter of service, as applicable. Each director can elect to defer receipt of his or her fees under our Deferred Compensation Plan (DCP). For more information relating to our DCP, see Executive Compensation—Compensation Tables—Non-Qualified Deferred Compensation Plan. Drs. Frank and Henry elected to defer receipt of their fees under the DCP in calendar year 2025. Dr. Glimcher elected to defer receipt of her fees under the DCP in calendar year 2024.
(3)These amounts represent the aggregate grant date fair value of awards for grants of RSUs to each listed director in fiscal year 2025. The grant date fair value of RSUs represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended November 1, 2025. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal year 2025.
(4)The aggregate number of stock options and RSUs outstanding held by each non-employee director (representing unexercised stock options and unvested RSUs) at November 1, 2025 is as follows:

Name	Number of Shares Subject to Option Awards Held as of November 1, 2025	Number of RSUs that have not Vested as of November 1, 2025
Stephen M. Jennings	—	1,160
André Andonian	—	1,160
James A. Champy(a)	—	—
Edward H. Frank	—	1,160
Laurie H. Glimcher(b)	—	—
Karen M. Golz	—	1,160
Peter B. Henry	—	1,160
Mercedes Johnson	—	1,160
Ray Stata	7,640	1,160
Andrea F. Wainer	—	1,160
Susie Wee	—	1,160
(a)Mr. Champy served on our Board of Directors until March 12, 2025.
(b)Dr. Glimcher served on our Board of Directors until May 21, 2025.
(5)Amount paid for cyber and data privacy protection services.
(6)Mr. Champy served on our Board of Directors until March 12, 2025.
(7)Dr. Glimcher served on our Board of Directors until May 21, 2025. In connection with her resignation, Dr. Glimcher forfeited the stock award granted to her in fiscal year 2025.
(8)The amount represents payment of medical and dental insurance premiums on behalf of Mr. Stata and his spouse.
(9)Ms. Wainer joined our Board of Directors on January 9, 2025 and in accordance with our Equity Award Grant Date Policy, was granted an RSU award pro-rated for her service from January 9, 2025 through our 2025 annual meeting on March 12, 2025 in addition to the annual RSU grant in March 2025.

36	Director Compensation

Stock Ownership Guidelines for Non-Employee Directors
Under our stock ownership guidelines, the target share ownership level for non-employee directors is at least four times the directors’ annual cash retainer. Directors have four years to achieve their targeted level.

What Counts as Ownership	What Does Not Count as Ownership
▶Time-based RSUs (whether or not vested)	▶Shares subject to unexercised options, whether or not vested
▶Restricted stock (whether or not vested)	▶Any shares that have been pledged as collateral for a loan(1)
(1)Since January 2013, we have prohibited our directors and executive officers from future pledging of their company securities as collateral for a loan.
All of our non-employee directors other than Dr. Matsuoka were in compliance with our stock ownership guidelines as of the end of fiscal year 2025. Dr. Matsuoka was appointed to the Board of Directors on January 20, 2026 and was not subject to our stock ownership guidelines as of the end of fiscal year 2025. Dr. Matsuoka is expected to meet the target share ownership within the first four years of her appointment to the Board of Directors.
Equity Award Grant Date Policy for Non-Employee Directors
Pursuant to our Equity Award Grant Date Policy:
▶Each newly appointed non-employee director newly appointed by our Board of Directors (other than non-employee directors elected at an annual meeting of shareholders) was granted under the 2020 Plan an RSU award for a number of shares of our common stock approved by the Board of Directors, on the 15th day of the month following the month of the date of initial appointment as a director, or if Nasdaq is closed on that day, the next succeeding business day that Nasdaq is open.
▶On an annual basis, each non-employee director elected or re-elected at an annual meeting of shareholders is granted under the 2020 Plan an RSU award for a number of shares of our common stock approved by the Board of Directors, on the date of our annual meeting of shareholders, or if Nasdaq is closed on that day, the next succeeding business day that Nasdaq is open.
For fiscal year 2025, RSUs granted to our non-employee directors under the 2020 Plan vest on the earlier of the date of the Annual Meeting and the first anniversary of the date of grant, subject to acceleration as described below.
The RSU awards vest in full upon the occurrence of a Change in Control Event (as defined in the 2020 Plan) or the director’s death. If the director ceases to serve as a director by reason of his or her disability, as determined by the Board of Directors, each outstanding and unvested RSU will vest in full at the time he or she ceases to be a director. In addition, upon the occurrence of a Change in Control Event or in the event of the director’s death, disability, or retirement after age 60, any vested stock options held by a director will continue to be exercisable for the remainder of their term.

2026 Proxy Statement	37

Management Team
The following table sets forth (i) the name, age, and position of our CEO and other members of our management team as of January 23, 2026 and (ii) the business experience of each person named in the table during at least the past five years. Each of Messrs. Roche, Cotter, Jain, and Puccio and Dr. Nakamura is an “executive officer” as defined by Rule 3b-7 of the Exchange Act.

VINCENT ROCHE, 65, Chief Executive Officer and Chair of the Board of Directors
Mr. Roche was elected as Chair of our Board of Directors in March 2022. Mr. Roche has served as our President since 2012, and was appointed CEO and elected as a director in May 2013. Mr. Roche began his career with us in 1988 and has served in key positions spanning corporate leadership, worldwide sales, strategic marketing, business development, and product management over his more than 30-year tenure. Mr. Roche was recognized by Forbes in 2019 as one of America’s Most Innovative Leaders while also being a recipient of the 2021 SFI St. Patrick’s Day Science Medal for his contributions in support of the ecosystems in Ireland.

JANENE ASGEIRSSON, 55, Senior Vice President, Chief Legal Officer, and Corporate Secretary
Ms. Asgeirsson has served as our Senior Vice President, Chief Legal Officer, and Corporate Secretary since August 2021. Ms. Asgeirsson leads our worldwide legal, governance, trade, regulatory, government affairs, risk, and compliance functions, including mergers and acquisitions, litigation, intellectual property, and corporate matters, as well as internal audit, enterprise risk and the governance aspect of our ESG programs. Ms. Asgeirsson also acts as a strategic advisor to ADI’s executive leadership team and Board of Directors. Ms. Asgeirsson has over two decades of combined experience in private practice at American Lawyer-ranked international law firms and in senior and executive level roles at publicly traded technology companies. Prior to joining ADI, Ms. Asgeirsson worked at Acacia Communications, Inc., an optical networking and strategy technology company, from April 2015 to August 2021, as its Vice President, General Counsel and Secretary from April 2015 to January 2019, and then as its Chief Legal Officer, Chief Compliance Officer, and Secretary, from February 2019 to August 2021, leading global teams with diverse responsibilities. During her tenure at Acacia, she accomplished several significant strategic projects and transactions, including Acacia’s initial public offering (IPO), the best-performing U.S. IPO of 2016, and Acacia’s multi-billion-dollar sale to Cisco Systems. While in private practice, Ms. Asgeirsson provided strategic and legal counsel to several companies across multiple industries, ranging in size from start-ups to multi-billion-dollar, complex global organizations. Ms. Asgeirsson holds a Bachelor’s degree in Accountancy, summa cum laude, from the University of San Diego and a Juris Doctor from Northeastern University School of Law.

MARTIN COTTER, 60, Senior Vice President, Vertical Business Units and President, Analog Devices EMEA
Mr. Cotter has served as our Senior Vice President, Vertical Business Units (VBU) since December 2024 and also serves as President of Analog Devices EMEA. He oversees key sectors including Industrial & Multi-Markets, Automotive, Aerospace, Defense & Communications, Healthcare, and Consumer. His role focuses on driving business growth and aligning the company’s strategic goals with current technology trends and market needs. As President of ADI EMEA, Mr. Cotter also leads regional engagements with customers, government bodies, industry associations, universities, and communities. He is responsible for strategic growth, investment, and the development of precision and power products that enable smart factory and sustainable building technologies. Mr. Cotter joined ADI in 1986 as a design engineer. In his 39-year career, he has led some of ADI’s highest-growth business segments, in addition to holding a variety of roles in engineering and product line management. Prior to his current role, Mr. Cotter served as ADI’s Global Sales and Digital Marketing, fostering collaborative partnerships with customers. He holds a Bachelor of Engineering, Master of Engineering, and a Master of Business Administration degrees from the University of Limerick.

VENU GOPINATHAN, 62, ADI Fellow and Vice President, Emerging Business and Innovation
Dr. Gopinathan has served as our Vice President of Emerging Business and Innovation since November 2024. He oversees the generation, growth, and graduation of innovative new business models that leverage combinatorial innovation from ADI's technology portfolio. Previously, he served as the Managing Director of Medical Products at ADI, where he was responsible for bringing ADI’s first FDA-cleared medical device into the market for the management of chronic diseases. Dr. Gopinathan holds the position of ADI Fellow, which recognizes his significant contributions to the company’s success. His expertise spans analog circuit design and signal processing and medical devices, evident through his numerous published papers and extensive patent portfolio. He has also made notable contributions as a technical program committee member at ISSCC and as a guest editor for the IEEE Journal of Solid-State Circuits. Dr. Gopinathan began his career at TI Research Labs and later Bell Labs, where he designed analog circuits. He later joined Broadcom Corporation where he focused on signal processing and circuit design for digital equalization of optical channels and high-speed SerDes. Following these roles, Dr. Gopinathan served as director of wireless connectivity at TI Bangalore, director of Kilby Labs, TI-India and in several positions at Angiometrix Corp, including executive vice president, chief technologist, co-founder, and board member. Dr. Gopinathan holds a B.Tech. degree in electronics engineering from IIT Madras, India, and a M.S and Ph.D. in electrical engineering from Columbia University, NY.

38	Management Team

VIVEK JAIN, 66, Executive Vice President, Global Operations and Technology
Mr. Jain has served as our Executive Vice President of Global Operations and Technology since May 2022, where he is responsible for global manufacturing and supply chain operation, and previously served as our Senior Vice President of Global Operations and Technology from August 2021 to May 2022. Mr. Jain assumed this position following our acquisition of Maxim, where he served in a similar capacity as the Senior Vice President of the Technology and Manufacturing Group from June 2009 to August 2021. After joining Maxim in 2007 as Vice President of Fab Operations, Mr. Jain led the transformation of many aspects of Maxim’s manufacturing supply chain to make it more flexible, nimble, and resilient. Mr. Jain’s additional experience includes serving as a Plant Manager at Intel's Technology Development and Manufacturing facility, where he oversaw the process technology development and high-volume manufacturing of deep sub-micron logic and Flash memory technologies. Mr. Jain holds a Bachelor of Science degree in Chemical Engineering from the Indian Institute of Technology Delhi, a Master of Science degree in Chemical Engineering from Penn State University, and a Master’s degree in Electrical Engineering from Stanford University. He is also a 2014 graduate of the Stanford Graduate School of Business Executive Program.

KATSU NAKAMURA, 60, Senior Vice President and Chief Customer Officer
Dr. Nakamura has served as our Senior Vice President and Chief Customer Officer since November 2024 where he is responsible for ADI’s customer strategy, enabling frictionless delivery of ADI’s cutting-edge solutions to a diverse, global customer base, and delivering and capturing value for ADI’s technology. Dr. Nakamura oversees our global sales, marketing, and digital go-to-market, with a focus on delivering a superior end-to-end customer experience and expanding ADI’s selling strategies across channels and ecosystems. Dr. Nakamura joined ADI in 1994 as a design engineer, developing ADI’s early technologies in CMOS data converters for embedded applications. He subsequently led ADI’s technology development for digital imaging before assuming the role of the Product Line Director for ADI’s Consumer Product Group in 2011. He later became the leader for ADI’s Healthcare and Consumer technology strategy, and in 2019 was appointed to lead ADI’s sales and marketing in Japan before his appointment as Chief Customer Officer. Dr. Nakamura is an ADI Fellow, ADI’s highest engineering recognition for technological impact. Over his career, Dr. Nakamura has served as a committee member for several IEEE conferences, including the Symposium on VLSI Circuits and International Solid-State Circuits Conference, and is the past Editor of the IEEE Journal of Solid-State Circuits. He is currently on the Executive Committee of the Symposia on VLSI Technology and Circuits. Dr. Nakamura was a co-recipient of SRC Inventor’s Recognition Award in 1992 and holds several U.S. patents. He was also one of the finalists of the 2006 EE Times ACE Innovator of the Year Award and has been an IEEE Fellow since 2019. Dr. Nakamura received B.S., M.S., and Ph.D. degrees in Electrical and Computer Engineering from Carnegie Mellon University.

ROB OSHANA, 65, Senior Vice President, Software and Digital Platforms Group
Mr. Oshana has served as our Senior Vice President of the Software and Digital Platforms group since November 2024 where he is responsible for leading and developing ADI’s embedded systems and application software strategy, as well as executing the digital and software roadmap. Prior to this role, he was the Senior Vice President of our Software and Security Group. Before joining ADI, Mr. Oshana served as the Vice President of Software Engineering Research and Development at NXP Semiconductors where he led software development and enablement for the company's Industrial, IoT, Networking, and Automotive Infotainment businesses. His more than 30 years of experience in software leadership also includes companies such as Texas Instruments, Raytheon, and Freescale. Mr. Oshana holds a Bachelor of Electrical Engineering degree from Worcester Polytechnic Institute, a Master of Electrical Engineering from the University of Texas at Arlington, a Master of Business Administration from the University of Dallas, and a PhD in Computer Science from Southern Methodist University (SMU). He is a Senior Member of IEEE and serves on the Corporate Advisory Boards for SMU and the University of Texas at Austin, where he is also an adjunct professor. Previously, he served on several research boards, including RISC-V International, Linaro, Design Automation Executive Committee and openHW Group.

RICHARD C. PUCCIO, JR., 58, Executive Vice President and Chief Financial Officer
Mr. Puccio has served as our Executive Vice President and Chief Financial Officer (CFO) since February 2024 where he is responsible for setting ADI's financial strategy and leading our global finance operation. Before joining ADI, Mr. Puccio served as CFO of Amazon Web Services (AWS), an $88B revenue business, since 2021. There, he partnered with AWS's CEO to deliver revenue growth and profitability by leading and managing all short- and long-term strategic financial objectives, supporting the AWS executive team with key financial information and operational analytics, and driving performance and accountability. As CFO for AWS, Mr. Puccio partnered closely with the business to manage more than 200 fully featured services, including compute, storage, databases, robotics, machine learning and AI, Internet of Things (IoT), mobile, security, among many other technologies. Prior to AWS, Mr. Puccio started his career at PricewaterhouseCoopers (PwC) in 1990. He stepped away from PwC for two years to take on corporate finance roles with Hanover Insurance and Digital Equipment. He returned to PwC and was named Partner in 2000. During his 21 years as a Partner at PwC, Mr. Puccio primarily served clients in the global technology, semiconductor, and semiconductor capital equipment industries, and later led a large team supporting Dell. Mr. Puccio earned his AB in Economics from Harvard University and an MBA from Boston University.

2026 Proxy Statement	39

STEPHANIE SIDELKO, 41, Vice President, Head of Strategy and Chief of Staff to the Chief Executive Officer
Ms. Sidelko has served as our Vice President, Head of Strategy since November 2022 and Chief of Staff to the Chief Executive Officer since November 2021. She guides ADI’s vision and strategy, positioning the company to maximize its potential impact for all stakeholders. In this role, she is responsible for optimizing and strengthening operational execution, M&A strategy, and ESG objectives across the business. She drives alignment on cross-functional enterprise initiatives which enable ADI’s continued competitive advantages, value creation, and acceleration of human breakthroughs. Ms. Sidelko has more than 15 years of experience across engineering, corporate finance, and business strategy, and has held multiple leadership roles across the organization since joining ADI in 2019. As Treasurer, she was responsible for treasury and M&A, playing an integral part in the acquisition of Maxim and leading the issuance of the semiconductor industry’s inaugural green bond financing to fund ADI’s ESG initiatives. Most recently, she was CFO for the Automotive, Communications, and Aerospace Business Units. Additionally, Ms. Sidelko served as President of the Analog Devices Foundation from its founding. Her prior experience includes more than a decade of investment and corporate banking focused on the technology sector at JPMorgan Chase and Deutsche Bank. She holds a Bachelor of Science in mechanical engineering from the Massachusetts Institute of Technology.

MARIYA TRICKETT, 43, Senior Vice President and Chief People Officer
Ms. Trickett has served as our Senior Vice President and Chief People Officer since May 2022. Ms. Trickett is responsible for supporting ADI’s growth and evolution, driving best practices across all aspects of human resources. In this role, she leads the human resources and talent functions, including employee engagement, talent acquisition, talent management, learning and development, total rewards, succession planning, and organizational development. For nearly 20 years, Ms. Trickett has successfully led business and cultural transformations across a wide range of organizations. She has extensive experience building global high-performance companies focused on innovation, agility, and customer-centricity across technology, software, R&D, manufacturing, and services. From September 2018 to April 2022, Ms. Trickett was Senior Vice President and Chief Human Resources Officer at Aptiv, PLC, an industrial-tech company with over 180,000 employees, spanning 44 countries and 221 sites. Prior to Aptiv, she was Senior Vice President of Human Resources at Dana Incorporated, a drive train and EV supplier with more than 35,000 employees. Ms. Trickett holds a Bachelor of Science degree in history and law from Kirovograd State University in Ukraine and a Master of Science degree in Human Resource Management from Temple University in Philadelphia. She is also a graduate of the Advanced Management Program at the University of Navarra’s IESE Business School in Barcelona.

40	Management Team

Executive Compensation

PROPOSAL 2
Advisory Approval of the Compensation of ADI’s Named Executive Officers
We are requesting shareholder approval of the compensation of the executive officers named in our Summary Compensation Table below, who we refer to as our NEOs. We are required to provide our shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules. At the 2023 annual meeting of shareholders, our shareholders voted in favor of holding future “say-on-pay” votes every year. In accordance with the results of that vote, our Board of Directors determined to submit “say-on-pay” proposals to our shareholders every year until the next vote on the preferred frequency of advisory votes on the compensation of our NEOs, which will occur at the 2029 annual meeting of shareholders.
Our Board of Directors is asking shareholders to approve the following non-binding advisory vote:
VOTED, that the compensation paid to the company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and accompanying narrative disclosures in this Proxy Statement, is hereby approved.
As required by Section 14A of the Exchange Act, this is an advisory vote, which means that this proposal is not binding on us. Our Compensation and Talent Committee, however, values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs. You may vote for, against, or abstain from voting on this matter. At our 2025 Annual Meeting, our compensation program for our NEOs received the support of approximately 90.1% of the total votes cast. Given the positive feedback we heard and in light of our say-on-pay vote receiving the support from holders of a significant majority of our outstanding shares, the Compensation and Talent Committee determined not to make significant changes to the overall design and framework of our executive compensation programs in fiscal year 2025. For additional information about the feedback we received from shareholders and the actions we took in response, please see the Shareholder Engagement section beginning on page 31 of this Proxy Statement.
As described in detail in the Compensation Discussion and Analysis section of this Proxy Statement, ADI’s executive compensation programs are significantly performance-based and designed to attract, retain, and motivate high caliber executives to lead our complex, global organization and to align their interests with those of our shareholders. We seek to provide total compensation to our executive officers, including our NEOs, that is competitive with our peers, and we believe that our executive compensation program is designed to encourage the most talented individuals to grow their careers at ADI.
ADI has a longstanding philosophy and practice of pay for performance. In order to align our pay practices with shareholder interests, we tie a significant percentage of each executive’s compensation to ADI’s performance, in the form of executive performance incentive plan payments and equity awards that are subject to performance vesting and rise in value only if our stock price increases. For fiscal year 2025 the variable cash incentive payout factor under our executive performance incentive plan was approximately 161% of target, compared to approximately 27% for fiscal year 2024 and approximately 182% for the fiscal year ended October 29, 2023 (fiscal year 2023).
We believe that our executive compensation programs are working as intended and appropriately align executive pay with company performance and shareholder value creation.
Our Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

2026 Proxy Statement	41

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (CD&A) describes our fiscal year 2025 executive compensation philosophies, goals, and program design, including the Compensation and Talent Committee’s process for determining compensation, the various components of pay, and how our fiscal year 2025 financial results affected performance-based compensation. As used in this Proxy Statement, NEOs refers to the individuals shown below who served as executive officers during fiscal year 2025.

VINCENT ROCHE Chief Executive Officer and Chair of the Board of Directors	RICHARD C. PUCCIO, JR. Executive Vice President and Chief Financial Officer	MARTIN COTTER Senior Vice President, Vertical Business Units	VIVEK JAIN Executive Vice President, Global Operations and Technology	KATSU NAKAMURA Senior Vice President and Chief Customer Officer
Executive Summary
Fiscal Year 2025 Performance
Fiscal year 2025 marked a return to revenue growth for ADI. Our commitment to innovation and customer success resulted in over $11.0 billion in revenue despite persistent macroeconomic and geopolitical headwinds. We invested a record amount to research and development in fiscal year 2025 to further extend the technical and market leadership of our core analog, mixed signal, and power portfolio, while intensifying our focus on software, digital, and AI. We believe we are positioned to solve our customers’ most complex engineering challenges while streamlining and accelerating their time to market. We also demonstrated our commitment to deliver strong shareholder returns during fiscal year 2025, returning more than $4 billion to our shareholders in the form of dividends and share buybacks. ADI’s total shareholder return over the 10-year period ending November 1, 2025 was over 375%, outpacing the S&P 500 return of 292% over that same time period.
Fiscal Year 2025 Performance Highlights*

$11.0B	61.5%	26.6%	$4.56	$4.8B
Revenue	Gross Margin	Operating Margin	Diluted Earnings per Share	Operating Cash Flow
~87%	69.3%	41.9%	$7.79	$4.3B
Business-to-Business Revenue	Adjusted Gross Margin*	Adjusted Operating Margin*	Adjusted Diluted Earnings per Share*	Free Cash Flow*

>$24B	9.5%	>375%
Cash Returned to Shareholders Over the Last 10 Years	10-Year Dividend CAGR	10-Year Total Shareholder Return
*    See Appendix B for information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

42	Executive Compensation

Compensation Philosophy and Objectives
Our business is based on innovation and helping our customers solve some of the world’s most complex problems. As a knowledge-based business, we believe that the skills, expertise, and experience of our employees, including our NEOs, are unique and critical factors in our overall success. The competition for talent in the technology sector is fierce. To drive continued successful operational and financial performance, we must attract, motivate, reward, and retain top executive talent. Accordingly, our executive compensation programs are designed to:

▶Create alignment between executive and shareholder interests	▶Pay for performance by ensuring incentives are tied to multiple key business performance metrics	▶Provide market competitive compensation to attract and retain top executive talent

Pay for Performance
A significant portion of the total target compensation for our executive officers, including our NEOs, is in the form of variable, performance-based incentive compensation, with only a small portion of the total target compensation provided in the form of “fixed” compensation. We believe this focuses our executives on achieving company objectives, supports a high-performing culture that attracts and retains highly-qualified executive talent, and aligns executives’ incentives with the creation of shareholder value. In addition, we believe our focus on variable, performance-based incentive compensation provides our executive officers an opportunity to benefit if we deliver stronger results and conversely, if we deliver weaker results, our executive officers will earn less compensation. The target pay mix for our NEOs for fiscal year 2025 is shown below:

Performance-Based Incentives

Base Salary	Variable Cash Incentive	Time-Based RSUs	Relative TSR PRSUs	Financial Metric PRSUs	TARGET COMP VALUE

	Short-term	Long-term
Fiscal Year 2025 Target Compensation for CEO
Fiscal Year 2025 Target Compensation for Other NEOs(1)
(1)Includes Richard C. Puccio, Jr., Martin Cotter, Vivek Jain, and Katsu Nakamura.

2026 Proxy Statement	43

Summary of Direct Compensation Elements
We provide a mix of compensation elements that support our goals of attracting and retaining top executive talent and incentivizing our key performance objectives in the short- and long-term.

Pay Element			Purpose	Time Period	Performance Measures for Fiscal Year 2025

Base Salary			▶Attract and retain executive talent	▶Annual	▶None

Short-Term Variable Cash Incentive			▶Reward our executive officers for achieving short-term company financial objectives aligned with shareholder value creation	▶Annual	▶50%: year-over-year revenue growth ▶50%: annual OPBT margin ▶Minimum OPBT margin required for payout

Long-Term Equity Incentives	CEO	Other NEOs	▶Align executive officer and shareholder interest to drive superior relative TSR results	▶Cumulative three-year performance period with cliff vesting	▶Relative TSR compared to comparator group, targeting above-median performance ▶Payouts capped at target if absolute TSR is negative
Relative TSR PRSUs

	Financial Metric PRSUs		▶Align executive officer and shareholder interests to drive long-term profitability	▶Cumulative three-year performance period with cliff vesting	▶Non-GAAP operating profit

	RSUs		▶Attract and retain key executives	▶Four-year graded vesting	▶None

OPBT = Operating Profit Before Taxes          TSR = Total Shareholder Return
Pay and Governance Best Practices
Our pay and governance practices are designed to align our executive officers’ interests with those of our shareholders. For example:

What We Do	What We Don’t Do

▶Review compensation practices of peers aligned with ADI’s business
▶Provide for annual cash incentives that are based solely on our financial performance
▶Design compensation programs to align a significant portion of equity awards to long-term performance achievement
▶Tie incentive awards to challenging performance targets aligned with our corporate strategy
▶Cap payouts for Relative TSR PRSUs at target if absolute TSR is negative and set target objectives at above-median relative TSR performance
▶Provide for compensation clawbacks pursuant to a clawback policy for our CEO and other officers
▶Require significant share ownership by executive officers pursuant to stock ownership guidelines
▶Conduct an annual “say-on-pay” vote
▶No hedging and pledging of ADI securities ▶No excessive perquisites to our executive officers ▶No gross-ups or compensation paid to officers or directors for any income tax owed for approved travel

44	Executive Compensation

Process for Determining Compensation
Roles and Responsibilities
As part of its annual review of our executive compensation programs, including NEO compensation, our Compensation and Talent Committee solicits the input of Mr. Roche and its independent compensation consultant, Pearl Meyer. Pearl Meyer reports directly to our Compensation and Talent Committee. The roles of Pearl Meyer, management, and our Compensation and Talent Committee in setting our fiscal year 2025 executive compensation programs are summarized below.

Role of the Compensation Consultant
▶In June 2024, Pearl Meyer recommended a peer group of companies for the purpose of assessing our executive compensation programs, which was approved by the Compensation and Talent Committee. Pearl Meyer then gathered compensation information of these companies and provided market-based findings on pay levels and practices to the Compensation and Talent Committee.

Role of Management	▶Mr. Roche reviewed the competitive market data for our NEOs, other than himself, as well as their performance in preparing recommendations for the Compensation and Talent Committee’s consideration.

Role of the Compensation and Talent Committee
▶The Compensation and Talent Committee considered Pearl Meyer’s advice, Mr. Roche’s recommendations for those executive officers reporting to him, and management’s proposed fiscal year 2025 performance goals prior to making its final decision on all fiscal year 2025 executive compensation. At the Compensation and Talent Committee’s direction, Pearl Meyer provided a risk analysis of our executive compensation programs. Finally, the Compensation and Talent Committee also certified performance-based compensation payouts for the applicable periods ended in fiscal year 2025.

Market Compensation Data
The Compensation and Talent Committee seeks to select peer group companies that are publicly traded, are headquartered in the United States, compete with us for talent, and are similar to ADI in their product and services offerings, business model, revenue size, and market capitalization.
As a result of rapid consolidation in the semiconductor industry over the last several years, in addition to companies that meet the criteria outlined above, the peer group also includes companies outside of the semiconductor industry. These additional companies are similar in size and have similar gross margins and research and development expenditures as ADI, include peers of peers and peers of other companies in our sector, and often compete with ADI for talent. Based on review and consultation with Pearl Meyer, for fiscal year 2025, the Compensation and Talent Committee determined to remove Broadcom, Inc., NVIDIA Corporation, and Skyworks Solutions, Inc. from our peer group and to replace them with Cadence Design Systems, Inc., ON Semiconductor Corporation, and Synopsys, Inc., which the Compensation and Talent Committee believes are more appropriate comparators at the time such peer group was selected given their similar revenue and market capitalization characteristics.
For fiscal year 2025, the peer group companies used by the Compensation and Talent Committee to evaluate executive compensation consisted of the following companies:

2025 Peer Group

Advanced Micro Devices, Inc. Agilent Technologies, Inc. Applied Materials, Inc. Boston Scientific Corporation Cadence Design Systems, Inc. Intel Corporation	KLA Corporation Lam Research Corporation Marvell Technology, Inc. Microchip Technology Incorporated Micron Technology, Inc.	NXP Semiconductors N.V. ON Semiconductor Corporation QUALCOMM Incorporated Synopsys, Inc. Texas Instruments Incorporated

Of the 16 selected peers, at the time of the annual peer group review, ADI had a higher estimated fiscal year 2024 revenue than 6 of the peer companies, and a market capitalization higher than 8 of the peer companies. Although ADI was smaller in terms of estimated fiscal year 2024 revenue and market capitalization than some of the peer companies, ADI regularly competes for talent with larger peer companies in terms of revenue and market capitalization. The Compensation and Talent Committee believes it is critical to ADI’s performance to hire highly talented, specialized, and experienced employees, and these individuals often join ADI from larger technology companies.

2026 Proxy Statement	45

For executive officers in positions for which the fiscal year 2025 peer group companies do not publicly disclose compensation data, the Compensation and Talent Committee reviewed data collected from Radford’s Global Technology Survey. This survey depicts executive compensation levels across a wide spectrum of technology sector companies comparable to ADI in annual revenue and market capitalization.
Positioning of ADI Relative to 2025 Peer Group
(1)Reflects estimated revenue for fiscal year 2024 at time 2025 peer group was determined.
(2)30-day average as of May 7, 2024.
Based on a regular review of our peer group, in June 2025 in connection with discussions regarding the peer group that would be used for purposes of setting fiscal year 2026 compensation, our Compensation and Talent Committee, after consultation with Pearl Meyer, determined to make no changes to the peer group for fiscal year 2026 compensation.
Components of Executive Compensation
For fiscal year 2025, compensation for our executive officers, including our NEOs, consisted of the following principal elements:

BASE SALARY	SHORT-TERM VARIABLE CASH INCENTIVE	LONG-TERM EQUITY INCENTIVES	RETIREMENT AND OTHER EMPLOYEE BENEFITS

▶Attract and retain executive talent ▶Provide stable source of income	▶Link pay and short-term company performance ▶Reward executives for achieving short-term company financial objectives aligned with value creation	▶Link pay and long-term company performance ▶Align the interests of executives with shareholders by rewarding long-term stock price appreciation	▶Retain executive talent by providing financial protection and security
Base Salary
We use salaries for similar positions within our peer group companies as an important factor in setting the base salaries of our executive officers at a level designed to attract and retain talent. When setting the fiscal year 2025 base salary for each individual executive officer, the Compensation and Talent Committee also considered other factors, including the scope of the role and the performance and experience of the individual.

46	Executive Compensation

Executive Performance Incentive Plan
In September 2024, the Compensation and Talent Committee approved our executive performance incentive plan for fiscal year 2025. The plan is designed to be variable, depending on ADI’s operating results.
All executive officers, including our NEOs, participated in our fiscal year 2025 executive performance incentive plan.
We calculated and made variable cash incentive payments under the plan as follows:

BASE SALARY	INDIVIDUAL TARGET VARIABLE CASH INCENTIVE PERCENTAGE	VARIABLE CASH INCENTIVE PAYOUT FACTOR	VARIABLE CASH INCENTIVE PAYOUT
Individual Target Variable Cash Incentive Percentage
The Compensation and Talent Committee set target variable cash incentive percentages at 200% of base salary for our CEO and ranging from 100% to 125% of annual base salary for each of our NEOs other than our CEO as part of our fiscal year 2025 compensation cycle. The Compensation and Talent Committee selected these target variable cash incentive percentages to ensure that a substantial portion of each executive officer’s cash compensation is performance-based and linked directly to our business performance, and to ensure that total compensation is competitive with those in similar positions within our peer group companies. Setting our CEO’s target at 200% of base salary also ties the majority of his cash compensation directly to company performance.
Variable Cash Incentive Payout Factor
The Compensation and Talent Committee reviews and approves our performance targets, and historically these targets have not been re-set during the performance period, regardless of company performance or economic conditions. We believe that this approach fosters accountability for our business results and aligns with our core belief that variable compensation expense, which increases when our performance is good and contracts when it is poor, gives us maximum flexibility to operate our business.
In setting performance targets for our executive performance incentive plan, multiple factors are considered, including our actual past business results, estimates of multi-year performance from our long-term strategic planning, and the performance of market competitors. The Compensation and Talent Committee strives to set challenging growth targets that will remain in place for more than one year, are not adjusted once set, and are aligned with our long-term strategy. We believe that our financial results and corresponding variable cash incentive payouts over the past several years clearly indicate that the Compensation and Talent Committee sets rigorous performance targets in our executive short-term variable cash incentive plan that are very difficult to achieve.
For fiscal year 2025, we based the variable cash incentive payout factor on our annual OPBT margin and year-over-year revenue growth, which is consistent with prior years. The Compensation and Talent Committee designed this plan to drive long-term performance. The targets are directly linked to our long-term corporate strategy of profitable growth, which drives shareholder value creation. We believe this combination ensures that we encourage a long-term focus on our business objectives. To more closely align with market compensation practices, we decreased the maximum payout factor under our executive performance incentive plan from 3.0x to 2.5x of target in fiscal year 2025 and beyond. We also moved to an annual measurement period and payout, replacing the prior plan’s quarterly measurement periods and semi-annual payouts.
Based on our evaluation of the factors described above, the Compensation and Talent Committee determined that our fiscal year 2025 OPBT margin and year-over-year revenue growth targets would remain the same as those from fiscal year 2024 and that these performance targets were challenging and consistent with our long-term strategy, incentivizing continued strong profit margins and long-term growth. These long-term targets are focused on factors that do not quickly become obsolete and thus drive long-term results.

2026 Proxy Statement	47

The Compensation and Talent Committee implemented the following targets and payout factors for the executive performance incentive plan for fiscal year 2025, reflecting no changes from the prior year (other than the reduction of the maximum payout factor from 3.0x to 2.5x of target), which is consistent with past practice:

OPBT Margin		Revenue

Annual OPBT Margin	Variable Cash Incentive Payout Factor	YTY Growth	Variable Cash Incentive Payout Factor
≤ 40.0%	0	≤ 0%	0
42.0%	1.0x	8.0%	1.0x
45.0%	2.0x	15.0%	2.0x
≥ 50.0%	2.5x	≥ 22%	2.5x

If OPBT margin ≤40% the entire variable cash incentive will pay at 0% regardless of revenue attainment
(1)OPBT margin is equivalent to our Adjusted Operating Margin as reported in our annual earnings release. The Compensation and Talent Committee may adjust the OPBT margin and year-over-year revenue growth metrics in its sole discretion to exclude special items such as (but not limited to) restructuring-related expense, acquisition-related expense, amortization of intangibles, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items. The Compensation and Talent Committee may exclude these items if it believes necessary in order to prevent payments under the plan from being adversely or advantageously affected by special items. For purposes of determining the variable cash incentive payout factor for fiscal year 2025, OPBT margin was calculated to exclude acquisition-related expenses and special charges, net, consistent with the non-GAAP adjustments included in our quarterly earnings releases.
The OPBT margin and year-over-year revenue growth targets are set annually. For fiscal year 2025, we measured performance against those targets on an annual basis, applying the corresponding variable cash incentive payout factor to base salary for the year, and paid the variable cash incentive amounts to our executive officers following the end of the fiscal year.
We have a floor on the OPBT margin target so that profitability at or below the minimum listed OPBT margin will result in no variable cash incentive payments for that performance period, regardless of revenue growth levels. The variable cash incentive payout factor is determined using linear interpolation between the values specified in the tables above.
To align payout opportunities among our executive officers and our other employees, our executive performance incentive plan caps the maximum payout factor for executive officers so that it does not exceed the annualized payout factor under our employee performance incentive plan. The employee performance incentive plan measures quarterly OPBT margin and year-over-year growth by quarter against the same targets as the executive performance incentive plan, calculated as the average of the payout factors for the four quarters of the fiscal year.
For fiscal year 2025, the calculated OPBT margin, year-over-year revenue growth, and variable cash incentive payout factor under our executive performance incentive plan were as follows:

OPBT Margin (50% weight)		Revenue Growth (50% weight)
OPBT Margin	Variable Cash Incentive Payout Factor	YOY Revenue Growth	Variable Cash Incentive Payout Factor	Aggregate Variable Cash Incentive Payout Factor
41.9%	97%	19.1%	230%	161%(1)
(1)The variable cash incentive payout factor calculated under the executive performance incentive plan for fiscal year 2025 was 163%, but was capped at 161% so that it would not exceed the annualized payout factor under our employee performance incentive plan, as described above.
In fiscal year 2025, we delivered strong OPBT margin performance and revenue growth. As a result, the full year variable cash incentive payout factor under our executive performance incentive plan was approximately 161% of target for fiscal year 2025, compared to approximately 27% for fiscal year 2024 and approximately 182% for fiscal year 2023.
Base Salary and Individual Target Variable Cash Incentive Percentages
In April 2025, as part of our annual review cycle, the Compensation and Talent Committee reviewed the base salaries and individual target variable cash incentive percentages for Mr. Roche and our other executive officers, including our NEOs. They considered several factors, including each executive officer’s performance, experience, tenure, job responsibilities, and market benchmark information from our peer group. As a result of this review, the Compensation and Talent Committee increased the annual base salary levels of Messrs. Puccio and Jain to remain competitive to market. The Compensation and Talent Committee determined to make no changes to the base salary for Mr. Roche or the target variable cash incentive percentages for Messrs. Roche, Puccio, and Jain in fiscal year 2025 because such levels remained competitive to market. In December 2024, Mr. Cotter was appointed to serve as Senior Vice President, Vertical Business Units, and, based on market compensation information, the Compensation and Talent Committee set his annual base salary at $600,000 and his target variable cash incentive percentage at 100%, as determined to be competitive to market for such position. In November 2024, Dr. Nakamura was appointed to serve as Senior Vice President and Chief Customer Officer, and, based on market compensation information, the Compensation and Talent Committee set his annual base salary at $500,000 and his target variable cash incentive percentage at 100%, as determined to be competitive to market for such position.

48	Executive Compensation

The Compensation and Talent Committee approved base salaries and target variable cash incentive percentages for our NEOs for fiscal year 2025 as specified in the table below:

Name of Executive	Fiscal Year 2024 Base Salary	Fiscal Year 2025 Base Salary	% Increase	Fiscal Year 2024 Individual Target Variable Cash Incentive as % of Base Salary	Fiscal Year 2025 Individual Target Variable Cash Incentive as % of Base Salary	% Increase
Vincent Roche Chief Executive Officer and Chair of the Board of Directors	$1,200,000	$1,200,000	0%	200%	200%	0%
Richard C. Puccio, Jr. Executive Vice President and Chief Financial Officer	$670,000	$700,000	4%	125%	125%	0%
Martin Cotter(1) Senior Vice President, Vertical Business Units	N/A	$600,000	N/A	N/A	100%	N/A
Vivek Jain Executive Vice President, Global Operations and Technology	$650,000	$700,000	8%	125%	125%	0%
Katsu Nakamura(2) Senior Vice President and Chief Customer Officer	N/A	$500,000	N/A	N/A	100%	N/A
(1)Mr. Cotter was appointed as Senior Vice President, Vertical Business Units, effective as of December 1, 2024 and was not an NEO in fiscal year 2024.
(2)Dr. Nakamura was appointed as Senior Vice President and Chief Customer Officer, effective as of November 3, 2024 and was not an NEO in fiscal year 2024.
Long-Term Equity Incentives
Our equity compensation program is a broad-based, long-term employee rewards program that is intended to attract, retain, and motivate our employees, executive officers, and directors and to align their interests with those of our shareholders. We believe that our equity program is critical to our efforts to hire and retain the best talent in the extremely competitive semiconductor industry. All equity awards granted to our executive officers, including our NEOs, in fiscal year 2025 were made under the 2020 Plan.
Equity Mix
The most significant portion of our executive officers’, including our NEOs’, total compensation is in the form of equity awards, the value of which is directly tied to our financial and stock price performance over the long term. In fiscal year 2025, approximately 86% and 78% of the average total target compensation of our CEO and our other NEOs, respectively, was in the form of equity. This percentage and equity mix results in a strong alignment between executive officers’ compensation and the interests of our shareholders.
The Compensation and Talent Committee determined to make no changes to the equity mix for any of our NEOs during fiscal year 2025. As a result, the equity mix in fiscal year 2025 remains 75% PRSUs and 25% time-based RSUs for Mr. Roche, our CEO and Chair, and 65% PRSUs and 35% RSUs for our other NEOs, to continue to maintain alignment between executive officers’ compensation and the interests of our shareholders and to remain competitive to market.

2026 Proxy Statement	49

In summary, for fiscal year 2025, the form and mix of equity awards delivered as part of our annual equity award program for our executive officers, including our CEO and other NEOs, was as follows:

Equity Award Type	Percentage of CEO Annual Grant	Percentage of Other NEO Annual Grant	Purpose	Time Period and Vesting	Performance Metrics	Payout
Relative TSR PRSUs			Align executive officers’ and shareholders’ interests to drive superior TSR relative to comparator group	3-year performance period with cliff vesting	ADI’s 3-year TSR compared to a comparator group	0–200%
Financial Metric PRSUs			Align executive officers’ and shareholders’ interests to drive long-term profitability	3-year performance period with cliff vesting	3-year cumulative non-GAAP operating profit (in dollars)	0–200%
Time-Based RSUs			Attract and retain key executives	4-year graded vesting	None	100% value in line with stock price performance
Equity Vehicle Structure
Performance-Based RSUs
For fiscal year 2025, approximately 75% of our annual equity awards to Mr. Roche and approximately 65% of our annual equity awards to our other executive officers, including our other NEOs, were in the form of PRSUs. To ensure that a direct link exists between the value of our long-term incentives and the value that is created for our shareholders, our fiscal year 2025 equity compensation program included two types of PRSUs for our executive officers: Relative TSR PRSUs and Financial Metric PRSUs.
Relative TSR PRSUs. The number of PRSUs that executive officers, including our NEOs, may earn is based on our TSR performance relative to the TSR performance of other companies in a comparator index over a three-year period.
The number of Relative PRSUs granted in fiscal year 2025 that vest is determined by ADI’s TSR performance relative to the TSR of the companies in the S&P 500 Index expressed as a percentile. The target payout of our Relative TSR PRSUs is achieved when ADI’s TSR is at the 55th percentile of the TSRs of the companies in the S&P 500 Index. The actual amount of PRSUs that will be earned can range from 0% to 200% of the target amount, corresponding to the percentile attainment of ADI’s TSR as compared to the companies in the S&P 500 Index. No shares will vest if ADI’s TSR is less than at the 25th percentile. The number of earned shares is capped at 100% if ADI’s 3-year TSR performance is negative.
The following table illustrates the percentage of target PRSUs that may be earned based on ADI’s relative TSR performance to the companies in the S&P 500 Index:

Percentile Attainment	PRSU Payout %
< 25th percentile	0%
25th percentile	50%
55th percentile	100%
75th percentile	200%
Attainment within performance parameters is subject to interpolation on a linear basis.
2022-2025 TSR PRSUs Payouts. The Relative TSR PRSUs granted on April 4, 2022 had a three-year performance period that ended on March 15, 2025. The comparator group designated by the Compensation and Talent Committee for the Relative TSR PRSUs granted in fiscal year 2022 consisted of the companies represented in the S&P 500 Index. The target payout of the Relative TSR PRSUs granted in 2022 would be achieved if ADI’s TSR was at the 50th percentile of the TSRs of the companies in the S&P 500 Index. The actual amount of PRSUs that could be earned ranged from 0% to 200% of the target amount, corresponding to the percentile attainment of ADI’s TSR as compared to the companies in the S&P 500 Index.
On a three-year cumulative basis, our TSR performance was 41.56%, representing a percentile of 69.61% against the TSRs of the other companies in the peer group. This resulted in a 178.44% payout of these awards.

50	Executive Compensation

Financial Metric PRSUs. The Compensation and Talent Committee continued to include Financial Metric PRSUs as part of our annual equity program for our executive officers, based on non-GAAP operating profit in dollars, to incentivize long-term profitable growth measured over a three-year period. Non-GAAP operating profit is equivalent to our Adjusted Operating Income as reported in our annual and quarterly earnings releases. The Compensation and Talent Committee selected this metric because it is a key measure that executives use both internally to drive business decisions and externally when speaking to investors about company results and progress against execution of the company’s strategy.
For each award, the Compensation and Talent Committee reviews and approves challenging targets taking into consideration the company’s long-term financial plan, strategic priorities, and objectives. These targets are measured over a three-year cumulative time period, which we believe further incentivizes our executives to achieve short-term objectives that support our long-term strategy as well as focus on long-term financial growth. The Compensation and Talent Committee does not intend to re-set these targets during the performance period, regardless of company performance or economic conditions.
The number of PRSUs an executive officer, including each NEO, may earn ranges from 0% to a maximum of 200% of the target amount based on the company’s performance against the targets of this metric. For Financial Metric PRSUs granted before fiscal year 2024, the Compensation and Talent Committee determines the level of achievement of each tranche of Financial Metric PRSUs after the completion of each of the one-year, two-year cumulative, and three-year cumulative performance periods. After such determinations, the number of PRSUs earned by an executive officer under each tranche remains subject to a time-based service requirement and will cliff vest on the third anniversary of the grant date, subject to the executive’s employment through such date. For Financial Metric PRSUs granted in fiscal year 2025, the Compensation and Talent Committee will determine the level of achievement after the completion of the three-year cumulative performance period.
For Financial Metric PRSUs granted in fiscal year 2025, the following table illustrates the percentage of target PRSUs that may be earned based on ADI’s financial performance against target:

Performance Achievement as a % of Target	PRSU Payout %
< 85%	0%
100%	100%
115%	200%
In December 2025, the Compensation and Talent Committee determined the level of achievement of the outstanding Financial Metric PRSUs that were granted in April 2023, based on targets that were set at the beginning of fiscal year 2023. The Compensation and Talent Committee reviewed the achievement of the third tranche of these awards (three-year cumulative time period), covering the non-GAAP operating profit for fiscal years 2023, 2024, and 2025, and determined that with a non-GAAP operating profit of $14.489 billion, which was below the non-GAAP operating profit target attainment level of $16.920 billion, 0% of the target number of PRSUs subject to the third tranche were earned by the company’s executive officers for that period. With all three measurement periods completed, and with the first and second tranches payable at 76% and 0%, respectively, the company’s executive officers earned an aggregate of 25.3% of the total target number of PRSUs subject to these incentive awards.
Time-Based RSUs
In a volatile stock market, time-based RSUs continue to provide incentive and retentive value, which the Compensation and Talent Committee believes to be useful in retaining talented executives and employees in uncertain economic times. In this way, we use time-based RSUs as a retention tool and to enable our executive officers to accumulate stock ownership in the company. As part of our annual compensation program, time-based RSUs were granted to our NEOs in April 2025, and such awards will vest in equal increments on the first, second, third, and fourth anniversaries of March 15, 2025.
Stock Options
Prior to fiscal year 2022, we used stock options as a way to reward long-term value creation. Stock options granted to our NEOs in prior years that remain outstanding vest in accordance with the vesting dates as described in footnote 1 to the Outstanding Equity Awards at Fiscal Year-End 2025 table and are subject to a 10-year term.
In December 2020, the Compensation and Talent Committee approved the grant of a special performance stock option award (CEO Performance Stock Option Award) to Mr. Roche. The terms of the CEO Performance Stock Option Award provide that if certain challenging target stock price thresholds are met during the five-year period after the date of grant, the option becomes exercisable with respect to an aggregate of 460,000 shares of our common stock in three tranches, with each tranche exercisable one year after the applicable target stock price threshold is met. The target stock price thresholds were attained as of April 12, 2023, May 30, 2024, and July 23, 2024, and as a result, the option became exercisable with respect to (i) 151,800 shares of common stock on April 12, 2024, (ii) 151,800 shares of common stock on May 30, 2025, and (iii) 156,400 shares of common stock on July 23, 2025.

2026 Proxy Statement	51

Equity Awards Granted in Fiscal Year 2025
In fiscal year 2025, the Compensation and Talent Committee granted equity awards to our NEOs as detailed in the table below as part of our annual compensation program. The values below are the target grant values approved by the Compensation and Talent Committee, which are then converted into a number of RSUs or a number of target PRSUs using an approved formula based on stock price. For the accounting grant date fair value of such awards, see the Summary Compensation Table.

Name	Time- based RSUs	Relative TSR PRSUs	Financial Metric PRSUs	Target Grant Value
Vincent Roche	35,084	42,655	56,811	$22,000,000
Richard C. Puccio, Jr.	12,615	9,390	12,767	$5,650,000
Martin Cotter	10,717	7,977	10,846	$4,800,000
Vivek Jain	12,615	9,390	12,767	$5,650,000
Katsu Nakamura	6,698	4,986	6,779	$3,000,000
Determining Fiscal Year 2025 Target Compensation
Our executive compensation programs are designed to attract and retain top executive talent, align the interests of our executive officers, including our NEOs, and shareholders, and drive long-term shareholder value. The level of compensation for our executive officers is determined through the following steps:

1	2	3
First, we ensure our executive compensation is competitive and attracts and retains top executive talent by understanding how the total target compensation (consisting of base salary, variable cash incentive compensation, and annual long-term incentive compensation) of each of our executive officers compares to the target total compensation of those in similar positions within our peer group.

We then consider a variety of factors, including the scope of the role, tenure in the position, and the performance and experience of the individual when deciding how to position each executive officer’s total target compensation to the total target compensation of those in similar positions within our peer group.

We structure our compensation package to align our executive officers’ interests with those of our shareholders by tying a significant portion of their total compensation directly to ADI’s short- and long-term performance. For executive officers, this is measured by OPBT, OPBT margin, year-over-year revenue growth, absolute stock price appreciation, and relative TSR, which all drive shareholder value creation.

52	Executive Compensation

Fiscal Year 2025 CEO and Chair Compensation Decisions
On an annual basis, the Compensation and Talent Committee takes a holistic approach to determining a compensation package for our CEO and Chair, completing a robust evaluation of ADI’s recent and long-term performance, the strategic direction of ADI, and peer compensation benchmarking and practices.
Based on a review of the above factors and discussions with its independent compensation consultant, the Compensation and Talent Committee determined to make no changes to Mr. Roche’s target total compensation package in fiscal year 2025. The Compensation and Talent Committee considers Mr. Roche’s fiscal year 2025 compensation package to be aligned with the interests of our shareholders and appropriate given his importance in driving ADI’s future success.
The Compensation and Talent Committee approved the following cash compensation package, in consideration of the factors listed above:

Cash Compensation	Fiscal Year 2025 Target Value
Base Salary	$1,200,000
Variable Cash Incentive Target Percentage	200%
Mr. Roche’s total equity package remained weighted towards performance-based equity, with 75% of the total equity awarded to him in fiscal year 2025 in the form of PRSUs, and 25% in the form of RSUs to align with the interests of our shareholders.
The Compensation and Talent Committee approved the following equity compensation package, in consideration of the factors listed above:

Equity Compensation	2025 Target Value	Vesting
Time-Based RSUs	$5,500,000 (25% weighting of long-term incentives)	Annual installments over a 4-year period (25% per year)
Financial Metric PRSUs	$8,800,000 (40% weighting of long-term incentives)	Three-year cliff vesting based on financial metrics
Relative TSR PRSUs	$7,700,000 (35% weighting of long-term incentives)	Three-year cliff vesting based on relative TSR metrics
Compensation Determination for Other NEOs
In determining fiscal year 2025 compensation for our other NEOs, including base salary levels, annual incentive plan payout targets, and fiscal year 2025 equity grants, the Compensation and Talent Committee considered the executive’s individual responsibilities and other factors including their performance, experience, tenure, and market data and benchmark information from our peer group companies. During fiscal year 2025, the Compensation and Talent Committee determined to increase the base salaries of Messrs. Puccio and Jain by 4% and 8%, respectively, but determined to make no changes to the target variable cash incentive percentage for Messrs. Puccio and Jain or the total target compensation of any of our other NEOs.
Other Compensation
Retirement and Other Employee Benefits
We maintain broad-based benefits for all employees, including medical, dental, and vision insurance, life and disability insurance, retirement plans, and our Amended and Restated 2022 Employee Stock Purchase Plan (ESPP). Executive officers, including our NEOs, are eligible to participate in all of our employee benefit plans on the same basis as our other employees. The retirement and other employee benefit components of our executive compensation programs are designed to attract excellent candidates by providing financial protection and security, and reward our executives for the total commitment we expect from them in service to ADI.
We maintain a Deferred Compensation Plan (DCP), under which our executive officers and directors, along with a select group of senior management and engineering employees, are eligible to defer receipt of some or all of their cash compensation. This plan offers many of the same investment options as our 401(k) plan. Under our DCP, we provide all participants (other than non-employee directors) with company contributions equal to up to 8% of eligible deferred contributions.
In the United States during fiscal year 2025, we contributed to our 401(k) plan on behalf of all eligible employees, including our NEOs, amounts equal to 5% of the employee’s eligible compensation, plus matching contributions up to an additional 3%, subject to Internal Revenue Service (IRS) limits. For those employees who also participated in the DCP described above, any compensation that was deferred under that plan was not considered eligible compensation for purposes of our company contributions under the 401(k) plan. We also provided employees who are eligible to participate in the 401(k) plan but whose compensation is greater than the amount that may be taken into account in any plan year as a result of IRS limits with a taxable cash payment equal to 8% of the employee’s 401(k)-eligible compensation in excess of the IRS limit (TIP Restoration).

2026 Proxy Statement	53

Under our Post-Retirement Equity Vesting Policy (PREV), eligible stock-based awards, including RSUs (including those that vest based on the achievement of performance goals), restricted stock awards, and stock options may continue to vest, subject to the terms of the policy, after an employee’s retirement. Equity awards issued to executive officers, including our NEOs, are eligible for post-employment vesting under the policy. The PREV does not apply to equity awards granted outside ADI’s focal grant cycle, such as off-cycle new-hire, retention, or promotion awards. The PREV is administered by a committee consisting of our Chief Financial Officer, Chief Legal Officer, and Chief People Officer and any retirement under the PREV must be approved by at least two members of the committee, or in the case of any retirement of a member of our executive Leadership Team, must be approved by the Compensation and Talent Committee. Approval to receive retirement vesting benefits under the PREV is entirely discretionary and the PREV does not confer any right to continue vesting in equity awards following retirement to any employee.
Limited Perquisites
We do not award extensive perquisites to our executive officers. In fiscal year 2025, we provided cybersecurity protection services, a voluntary health services benefit, and reimbursement for financial and tax planning services of up to $15,000 for our CEO and Chair and up to $10,000 for our other executive officers, including our NEOs. We also provided limited executive security services to Mr. Roche in connection with certain travel during fiscal year 2025. These items are detailed in the Summary Compensation Table.
In addition, we maintain an expatriate program that provides certain benefits to our employees who accept expatriate assignments. Our executive officers are entitled to the same benefits under our expatriate program as our other employees. Under the expatriate program, such benefits include providing gross-ups on taxable foreign assignment assistance and making tax equalization payments on behalf of (or to) expatriate employees who, as a result of their expatriate assignment, incur tax liabilities in excess of what they would have incurred had they not accepted the expatriate assignment. We provide these expatriate assignment benefits in order to offset the additional costs that employees who accept such assignments will incur. During fiscal year 2025 we provided Dr. Nakamura with payments in connection with an expatriate assignment in Japan, which included payments for vehicle and parking lease fees, housing expenses, tax services, tax equalization, tax gross-ups, spousal travel, cost of living allowance, and other miscellaneous expenses he incurred with such assignment, which payments are detailed in the Summary Compensation Table.
On occasion, and with the approval of our CEO and Chair, an executive or director may have his or her family members accompany him or her on the company’s leased airplane when traveling on business. The executive or director may incur taxable income for such travel in accordance with applicable tax rules. We do not gross-up or otherwise compensate the executive or director for any income tax owed by them for any such travel. In accordance with our policies, our CEO and Chair may use our leased aircraft for personal travel and will incur taxable income for such travel in accordance with applicable tax rules.
Severance, Retention, and Change in Control Benefits
Change in Control Benefits
We have entered into change in control retention agreements (ADI Retention Agreement) with Messrs. Roche, Puccio, Cotter, and Jain and Dr. Nakamura and certain other key employees.
The form of the ADI Retention Agreement provides for severance benefits if the employee’s service with us is terminated within 24 months after a change in control (as defined in the ADI Retention Agreement) that was approved by our Board of Directors. We designed the ADI Retention Agreement to help ensure that our executive team is able to evaluate objectively whether a potential change in control transaction is in the best interests of ADI and our shareholders, despite possible risks to their future employment. We believe that retaining the services of our key executives during a change in control scenario is critical. The ADI Retention Agreement helps ensure the continued services of our executive officers throughout the change in control transaction by giving them incentives to remain with us rather than seeking alternative employment or being recruited to a competitor during a highly uncertain time. The Compensation and Talent Committee reviewed prevalent market practices in determining the severance amounts and the events that trigger payments under the agreements. The Compensation and Talent Committee determined that the amounts and triggering events were appropriate and designed to encourage decision-making that is in the best interests of ADI. In fiscal year 2025, the Compensation and Talent Committee asked Pearl Meyer, its independent compensation consultant, to review our severance, retention, and change in control arrangements. Pearl Meyer advised, and the Compensation and Talent Committee determined, that those arrangements were competitive with existing market practice in the semiconductor industry and that it was appropriate to maintain the program for fiscal year 2025. Change in control retention agreements entered into between ADI and eligible employees since 2009 do not contain excess parachute payment tax gross-up provisions.
Under our 2020 Plan and our 2006 Plan, in the event of a change in control, all of our employees who continue to remain employed on the closing of the change in control, including our NEOs, would have the vesting of one-half of the shares of common stock subject to their then outstanding unvested equity awards accelerate and become immediately exercisable and free from forfeiture. The remaining one-half of their unvested equity awards would continue to vest in accordance with the original vesting schedules, and any remaining unvested equity awards would vest if, on or prior to the first anniversary of the change in control, his or her employment is terminated without “cause” or for “good reason” (as defined in the plan). We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption Potential Payments Upon Change in Control below.

54	Executive Compensation

Severance Benefits
When the employment of an executive officer terminates in a situation that does not involve a change in control, the executive officer is entitled to receive the same benefits as any other terminated employee in that geographical location.
Compensation and Talent Committee Consultants
The Compensation and Talent Committee has the authority, in its sole discretion, to retain or obtain the advice of any independent legal, accounting, or other advisors it deems necessary or appropriate to carry out its responsibilities. The Compensation and Talent Committee is empowered, without further action by the Board of Directors, to cause ADI to pay the compensation of these advisors as established by the Compensation and Talent Committee. The Compensation and Talent Committee continued to use Pearl Meyer as its independent compensation consultant for fiscal year 2025 because of Pearl Meyer’s experience working with our Compensation and Talent Committee and with compensation committees at other technology companies.
As part of its annual process, the Compensation and Talent Committee considered the independence factors that are identified in the Nasdaq Rules when selecting and retaining its advisors. Specifically, when our Compensation and Talent Committee appointed Pearl Meyer for fiscal year 2025, it analyzed whether Pearl Meyer’s role raised any conflicts of interest by considering the following factors: (i) Pearl Meyer does not provide any services directly to ADI (although we pay Pearl Meyer on the Compensation and Talent Committee’s behalf), (ii) the percentage of Pearl Meyer’s total revenue resulting from fees paid by us on the Compensation and Talent Committee’s behalf, (iii) Pearl Meyer’s conflict of interest policies and procedures, (iv) any business or personal relationship between Pearl Meyer and an executive officer, or between Pearl Meyer’s individual compensation advisors and an executive officer or any member of our Compensation and Talent Committee, and (v) any ADI stock owned by Pearl Meyer or its individual compensation advisors. After considering these factors, the Compensation and Talent Committee determined that Pearl Meyer’s work did not create any conflicts of interest.
Pearl Meyer reports directly to the Compensation and Talent Committee and assists the Compensation and Talent Committee in evaluating and designing our executive and director compensation program and policies. In connection with its work for the Compensation and Talent Committee, Pearl Meyer is invited to attend the Compensation and Talent Committee’s meetings and, upon request of the Compensation and Talent Committee, attends executive sessions of the Compensation and Talent Committee. For fiscal year 2025, Pearl Meyer assisted the Compensation and Talent Committee with matters, including:
▶Defining a peer group of companies;
▶Reviewing and validating the appropriateness of executive performance incentive plan goals;
▶Providing market data and advice regarding executive and director compensation plan design, design of the executive performance incentive plan, and equity incentive mix and design;
▶Conducting a detailed analysis of the competitiveness and appropriateness of ADI’s total executive compensation opportunity and total director compensation opportunity in comparison to our defined peer group;
▶Conducting a risk assessment of our executive compensation programs; and
▶Advising on regulatory changes and their potential impact on our executive compensation programs along with any other aspects of our compensation programs.

2026 Proxy Statement	55

Risks We Consider in Our Compensation Programs
In fiscal year 2025, our Compensation and Talent Committee reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation programs, considered various mitigating factors, and reviewed these items with its independent compensation consultant, Pearl Meyer. In addition, our Compensation and Talent Committee asked Pearl Meyer to conduct an independent risk assessment of our executive compensation programs. Based on these reviews and discussions, the Compensation and Talent Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on ADI. Our Compensation and Talent Committee believes that any such risks are mitigated by the following factors, among others:

Pay Mix / Structure
We structure our pay to consist of both fixed and variable compensation with short- and long-term horizons. We believe that the variable elements of compensation, which represented 95% and 90% of the total target compensation for our CEO and other NEOs, respectively, for fiscal year 2025, are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results and to achieve company goals, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

Metrics
We believe that our focus on both OPBT margin and year-over-year revenue growth through our executive performance incentive plan, and non-GAAP operating profit and stock price performance through our equity compensation program, provides a check on excessive short-term risk taking. That is, even if our executives could inappropriately increase OPBT margin or revenue by excessively reducing expenses or adding new revenue sources that are inconsistent with our business model, this could ultimately harm our stock price and the value of their equity awards. Conversely, if our executives were to add revenue sources at low margins in order to generate a higher growth multiple and increased stock prices, it could decrease OPBT margin and the value of their variable cash incentive payments. Our OPBT margin and year-over-year revenue growth targets are applicable to our executives and employees alike, which we believe encourages consistent behavior across the organization, and reflects goals that are challenging, but not so high that they require performance outside of what the Compensation and Talent Committee believes is reasonable for us or could motivate our executives and employees to take actions in which we assume unreasonable levels of risk.

Driving Profitability
We cap our variable cash incentive payout factors. Even if we dramatically exceed our OPBT margin or year-over-year revenue growth targets, variable cash incentive payments are limited. In fiscal year 2025, the variable cash incentive payment factor cap under our executive performance incentive plan was 2.5x target. Conversely, we also have a floor on the OPBT margin target so that profitability at or below a certain level will result in no variable cash incentive payments for that performance period, regardless of revenue growth levels. We believe this avoids incentivizing management to drive revenue levels without regard to profitability.

Stock Ownership Guidelines	Our stock ownership guidelines provide an incentive for management to consider ADI’s long-term interests because a portion of their personal investment portfolio consists of ADI stock.

Additional Compensation Policies
Executive Stock Ownership Guidelines
Under our guidelines, the target stock ownership levels are:

Position	Multiple
CEO	5 times annual base salary
Other members of the Leadership Team	3 times annual base salary

What Counts as Ownership	What Does Not Count as Ownership
▶Time-based RSUs (whether or not vested)	▶Shares subject to unexercised options, whether or not vested
▶Unvested PRSUs the performance of which has been certified by the Compensation and Talent Committee	▶Unvested PRSUs the performance of which has not yet been certified by the Compensation and Talent Committee
▶Restricted stock (whether or not vested)

56	Executive Compensation

The CEO has four years from the date of his or her appointment as CEO to achieve his or her targeted level. Members of the Leadership Team other than the CEO have five years from the date he or she becomes part of the Leadership Team to achieve his or her targeted level.
All members of our Leadership Team as of November 1, 2025 were in compliance with our stock ownership guidelines.
Compensation Recovery
Under the Sarbanes-Oxley Act, in the event of misconduct that results in an accounting restatement, our CEO and Chief Financial Officer are required to reimburse us for any bonus or other incentive-based or equity-based compensation they received and any profits realized from the sale of our common stock during the twelve months following the first public issuance or filing of the financial statements that require restatement. In addition, the Compensation and Talent Committee adopted a compensation recovery policy in accordance with Rule 10D-1 of the Exchange Act and the Nasdaq Rules. The policy provides that in the event of an accounting restatement due to the material noncompliance of ADI with any financial reporting requirement under the U.S. federal securities laws, the company will attempt to recover from our CEO and other officers (as defined in Rule 16a-1(f) under the Exchange Act), the excess of the amount of incentive-based compensation received by such officer during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts.
Insider Trading Policies and Procedures
We maintain an Insider Trading Policy that governs the purchase, sale, and other transactions in our securities by our directors, officers, and employees that is reasonably designed to promote compliance with insider trading laws, rules, and regulations. This policy prohibits trading in ADI’s securities when any of these individuals (or their family members or entities that they control) are in possession of material non-public information. The policy also provides for “black-out periods” during which certain individuals are prohibited from transacting in ADI securities, as well as pre-clearance procedures for certain individuals, including all executive officers and directors, before engaging in certain transactions. The policy also prohibits certain hedging and pledging transactions that may lead to inadvertent violations of the policy or otherwise create the appearance of impropriety or violations, as described below under No Hedging or Pledging Policy. In addition to the policies and procedures applicable to our directors, officers, and employees, the policy provides that ADI will only transact in our securities in accordance with applicable U.S. federal securities laws, including those relating to insider trading.
No Hedging or Pledging Policy
Certain transactions in ADI securities such as (i) short sales, including short sales “against the box”, (ii) buying or selling puts, calls, or other derivative securities, (iii) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of ADI’s securities, or (iv) purchasing securities on margin, borrowing against ADI securities held in a margin account, or pledging ADI securities as collateral for a loan, create a heightened compliance risk or could create the appearance of misalignment between ADI’s directors and employees and ADI’s shareholders. As a result, our insider trading policy prohibits such transactions without the approval of the Board of Directors.
Equity Award Grant Date Policy
Our Compensation and Talent Committee has adopted a policy that prohibits timing or selecting grant dates of any stock options or stock-based awards in coordination with the release of material non-public information, which includes specific policies regarding the grant dates of equity awards for our executive officers and employees shown below. In each case, the exercise price of any stock options granted must equal the closing price of our common stock on the grant date.

New-Hire Grants:
The grant date of all awards to newly hired executive officers and employees is the 15th day of the month after the date on which the individual commences employment with us (or the next succeeding business day that Nasdaq is open).

Annual Grants:	For annual awards made during fiscal year 2025, the grant date was April 8, 2025.

Other Grants:
All other awards granted to executive officers and employees throughout the year (off-cycle awards) have a grant date of the 15th day of the month (or the next succeeding business day that Nasdaq is open) provided the award is approved on or prior to such grant date.

Foreign Registrations:
Any awards requiring registration or approval in a foreign jurisdiction will have a grant date of the 15th day of the month (or the next succeeding business day that Nasdaq is open) following the effective date of that registration or approval.

Blackout Periods:	Our Compensation and Talent Committee does not approve off-cycle awards to our executive officers during the quarterly blackout periods under our Insider Trading Policy.

We describe the Equity Award Grant Date Policy for our non-employee directors above under Corporate Governance—Director Compensation.

2026 Proxy Statement	57

Tax and Accounting Considerations
We are generally entitled to a U.S. federal income tax deduction with respect to compensation income paid to our service providers, subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which disallows a federal income tax deduction with respect to compensation paid in excess of $1 million in any one year to certain of our current and former executive officers. The Compensation and Talent Committee uses its judgment to authorize compensation payments that may be subject to the limitation on tax deductibility when the Compensation and Talent Committee believes such payments are appropriate and in the best interest of ADI and our shareholders.
Mr. Roche has a change in control retention agreement that contains tax gross up provisions regarding excess parachute payments made in connection with transactions subject to Section 280G of the Internal Revenue Code. Since 2009, any new executive compensation arrangements for new executives do not contain tax gross up provisions for excess parachute payments.
We expense in our financial statements the compensation that we pay to our executive officers, as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation and Talent Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation under our equity incentive plans in accordance with U.S. generally accepted accounting principles.
Compensation and Talent Committee Report
The Compensation and Talent Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation and Talent Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation and Talent Committee
André Andonian, Chair
Edward H. Frank
Andrea F. Wainer
Compensation and Talent Committee Interlocks and Insider Participation
During fiscal year 2025, Mr. Andonian, Drs. Frank and Glimcher, and Ms. Wainer served as members of our Compensation and Talent Committee. No member of our Compensation and Talent Committee was at any time during fiscal year 2025, or formerly, an officer or employee of ADI or any subsidiary of ADI. No member of our Compensation and Talent Committee had any relationship with us during fiscal year 2025 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.
During fiscal year 2025, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation and Talent Committee.

58	Executive Compensation

Compensation Tables
Summary Compensation Table
The following table contains certain information about the compensation that our NEOs earned in fiscal year 2025, fiscal year 2024, and fiscal year 2023. The sum and/or computation of individual numerical amounts disclosed in the following table and related footnotes may not equal the total due to rounding.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Vincent Roche Chief Executive Officer and Chair of the Board of Directors	2025	$1,200,000	$—	$22,002,279	$3,864,000	$389,986	$27,456,265
	2024	$1,137,692	$—	$19,999,288	$628,707	$670,928	$22,436,615
	2023	$1,128,846	$—	$19,997,672	$4,071,924	$345,193	$25,543,635
Richard C. Puccio, Jr.(5) Executive Vice President and Chief Financial Officer	2025	$683,846	$—	$5,650,854	$1,376,240	$59,673	$7,770,613
	2024	$476,731	$500,000	$15,498,994	$119,505	$575,072	$17,170,302
Martin Cotter(6) Senior Vice President, Vertical Business Units	2025	$597,115	$—	$4,800,590	$961,356	$52,769	$6,411,830
Vivek Jain Executive Vice President, Global Operations and Technology	2025	$673,077	$—	$5,650,854	$1,354,567	$70,047	$7,748,545
	2024	$616,250	$—	$5,250,121	$212,844	$65,000	$6,144,215
	2023	$637,500	$—	$5,249,301	$1,424,075	$52,200	$7,363,076
Katsu Nakamura(7) Senior Vice President and Chief Customer Officer	2025	$492,386	$—	$3,000,455	$792,742	$600,240	$4,885,823
(1)For fiscal year 2025, our salary levels were determined in April and became effective May 4, 2025. The amounts represented in this table reflect salary earned during fiscal year 2025.
(2)Amounts represent the aggregate grant date fair value of time-based RSUs and PRSUs granted in fiscal years 2025, 2024, and 2023. Such amounts do not represent the actual amounts paid to or realized by the NEO for these awards during the respective fiscal years. For Mr. Puccio, the 2024 amount includes a new-hire equity award with a grant date fair value of $9,998,966. We recognize the value as of the grant date for time-based RSUs and PRSUs over the number of days of service required for the grant to become vested in accordance with FASB ASC 718. The grant date fair value of time-based RSUs represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. Further, the grant date fair values of the Relative TSR PRSUs granted as part of our annual compensation program were calculated using the Monte Carlo simulation model, which utilizes multiple input variables that determine the probability of satisfying the performance conditions stipulated in the award grant to calculate the fair market value. The Monte Carlo simulation model also uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions, including the possibility that the market condition may not be satisfied, and the resulting fair value of the award. The grant date fair value of the Financial Metric PRSUs represents the value at the grant date based upon the probable outcome of the performance conditions at the date of grant. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 2r and Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended November 1, 2025. The grant date fair value of awards at the maximum level of achievement for PRSUs included in this table for fiscal year 2025 is as follows: Mr. Roche, $33,003,617; Mr. Puccio, $7,346,149; Mr. Cotter, $6,240,758; Mr. Jain, $7,346,149; and Dr. Nakamura, $3,900,686.

2026 Proxy Statement	59

(3)Reflects the amounts earned under our executive performance incentive plan with respect to performance for fiscal years 2025, 2024, and 2023.
(4)The amounts shown in the “All Other Compensation” column for fiscal year 2025 are comprised of the following:

Name	Company 401(k) and DCP Payments ($)(a)	Expatriate Assignment Payments ($)(b)	Corporate Aircraft Use(c)	Other(d)	Total ($)
Vincent Roche	96,000	—	267,073	26,913	389,986
Richard C. Puccio, Jr.	54,673	—	—	5,000	59,673
Martin Cotter	47,769	—	—	5,000	52,769
Vivek Jain	53,847	—	—	16,200	70,047
Katsu Nakamura	39,391	554,649	—	6,200	600,240
(a)Includes the value of 401(k) matching contributions plus the matching contribution made by ADI for DCP payments, if applicable, together with the amount paid by ADI for TIP Restoration. Such amounts for each NEO for fiscal year 2025 were as follows: Messrs. Roche ($27,175, $7,680, and $61,145, respectively), Puccio ($25,200, $5,471, and $24,002, respectively), Cotter ($6,184, $33,817, and $7,769, respectively), and Jain ($28,000, $0, and $25,846, respectively), and Dr. Nakamura ($25,785, $7,202, and $6,404, respectively).
(b)Amounts paid to Dr. Nakamura in fiscal year 2025 in connection with his expatriate assignment included: $10,677 for vehicle and parking lease fees; $47,283 for housing expenses; $38,794 for tax services; $372,722 for tax equalization payments; $53,873 for tax gross-ups; $10,923 for spousal travel; $14,675 for cost of living allowance; and $5,702 for other miscellaneous expenses.
(c)Amounts for personal use of the leased aircraft by Mr. Roche. This amount represents the aggregate incremental cost to us for the personal use of our corporate aircraft by Mr. Roche and certain of his guests, as applicable, for each use. We determine the incremental cost of the personal use of our leased corporate aircraft based on the actual invoiced amount from ADI’s third-party provider for the variable costs incurred on each trip, such as billed hourly fees, fuel costs, etc. The aggregate incremental cost does not include certain fixed costs that do not change based on usage, such as monthly lease expenses, that are billed regardless of usage, and the aircraft lease deposit amount.
(d)Amounts paid for a healthcare savings account for Mr. Jain and Dr. Nakamura, financial and tax planning services for Messrs. Roche and Jain, cyber and data privacy protection services for Messrs. Roche, Puccio, Cotter, Jain and Dr. Nakamura, and executive security for Mr. Roche.
(5)Mr. Puccio joined ADI as Executive Vice President and Chief Financial Officer, effective February 5, 2024.
(6)Mr. Cotter was appointed as Senior Vice President, Vertical Business Units. effective December 1, 2024 and was not an NEO in fiscal year 2024 or 2023.
(7)Dr. Nakamura was appointed as Senior Vice President and Chief Customer Officer, effective November 3, 2024 and was not an NEO in fiscal year 2024 or 2023.

60	Executive Compensation

Grants of Plan-Based Awards in Fiscal Year 2025
The following table presents information on plan-based awards granted in fiscal year 2025 to our NEOs:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent Roche	—	—	2,400,000	6,000,000	—	—	—	—	—
	4/8/2025	—	—	—	—	56,811	113,622	—	8,801,728
	4/8/2025	—	—	—	—	42,655	85,310	—	7,700,081
	4/8/2025	—	—	—	—	—	—	35,084	5,500,470
Richard C. Puccio, Jr.	—	—	875,000	2,187,500	—	—	—	—	—
	4/8/2025	—	—	—	—	12,767	25,534	—	1,977,991
	4/8/2025	—	—	—	—	9,390	18,780	—	1,695,083
	4/8/2025	—	—	—	—	—	—	12,615	1,977,780
Martin Cotter	—	—	600,000	1,500,000	—	—	—	—	—
	4/8/2025	—	—	—	—	10,846	21,692	—	1,680,371
	4/8/2025	—	—	—	—	7,977	15,954	—	1,440,008
	4/8/2025	—	—	—	—	—	—	10,717	1,680,211
Vivek Jain	—	—	875,000	2,187,500	—	—	—	—	—
	4/8/2025	—	—	—	—	12,767	25,534	—	1,977,991
	4/8/2025	—	—	—	—	9,390	18,780	—	1,695,083
	4/8/2025	—	—	—	—	—	—	12,615	1,977,780
Katsu Nakamura	—	—	500,000	1,250,000	—	—	—	—	—
	4/8/2025	—	—	—	—	6,779	13,558	—	1,050,270
	4/8/2025	—	—	—	—	4,986	9,972	—	900,073
	4/8/2025	—	—	—	—	—	—	6,698	1,050,112
(1)The amounts shown in the threshold, target, and maximum columns reflect the minimum, target, and maximum amounts payable under our executive performance incentive plan, respectively. Amounts in the maximum column above reflect 250% of the executive officer’s target variable cash incentive, which was the cap under the plan in fiscal year 2025. The actual amounts earned in fiscal year 2025 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and were as follows:

Name	Actual Payout under Non-Equity Incentive Plans for Fiscal Year 2025
Vincent Roche	$3,864,000
Richard C. Puccio, Jr.	$1,376,240
Martin Cotter	$961,356
Vivek Jain	$1,354,567
Katsu Nakamura	$792,742
See Compensation Discussion and Analysis for a discussion of how these amounts were determined under our executive performance incentive plan.

2026 Proxy Statement	61

(2)Represents PRSUs granted under our 2020 Plan. Our annual equity compensation program included two types of PRSUs for our executive officers: Relative TSR PRSUs and Financial Metric PRSUs. The number of Relative TSR PRSUs that executive officers may earn is based on our TSR performance relative to the TSR performance of other companies in a comparator index, currently the S&P 500 Index, as approved by the Compensation and Talent Committee, over a three-year performance period beginning on March 15, 2025 and ending on March 15, 2028. Target performance of our Relative TSR PRSUs is achieved when ADI’s TSR is at the 55th percentile of the TSRs of the companies in the S&P 500 Index. The actual amount of our Relative TSR PRSUs earned can range from 0%-200% of the target amount, corresponding to the percentile attainment of ADI’s TSR as compared to the companies in the S&P 500 Index. The Financial Metric PRSUs have a performance condition and a service condition, and vest, so long as the executive continues to be employed with us, after the applicable three-year performance period, on March 15, 2028. The number of shares of the company’s common stock to be issued upon vesting of the Financial Metric PRSUs on the third anniversary of the grant date will range from 0% to 200% of the target amount, based on the company’s attainment of three-year cumulative non-GAAP operating profit dollar targets set by the Compensation and Talent Committee.
(3)Represents time-based RSUs granted under our 2020 Plan. The time-based RSUs granted in April 2025 vest, so long as the executive continues to be employed with us, in four equal installments on each of the first, second, third, and fourth anniversaries of March 15, 2025. Dividends are not payable on unvested RSUs.
(4)These amounts do not represent the actual amounts paid to or realized by the executives for these awards during the fiscal year. These amounts represent the grant date fair values of the RSUs and PRSUs. The grant date fair value of the Relative TSR PRSUs was calculated using the Monte Carlo simulation model which utilizes multiple input variables that determine the probability of satisfying the performance conditions stipulated in the award grant to calculate the fair market value. The Monte Carlo simulation model also uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions, including the possibility that the market condition may not be satisfied, and the resulting fair value of the award. The grant date fair value per share of the Relative TSR PRSU awards granted on April 8, 2025 was $180.52. For the Financial Metric PRSUs granted on April 8, 2025, the risk-free rate was 3.88%, the dividend yield was 2.38%, and the grant date fair value per share was $154.93 for graded three-year vesting. The grant date fair value of Financial Metric PRSUs represents the value at the grant date based upon the probable outcome of the performance conditions at the date of grant. The grant date fair value of the time-based RSUs is the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. For the grants of RSUs on April 8, 2025, the risk-free rate was 3.88%, the dividend yield was 2.38% and the grant date fair value per share was $156.78.

62	Executive Compensation

Outstanding Equity Awards at Fiscal Year-End 2025
The following table provides information with respect to outstanding stock options and unvested time-based RSUs and PRSUs for each of our NEOs as of November 1, 2025:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units/ Awards of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units/Awards of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Vincent Roche	3/13/2019	100,803	—	—	108.08	3/13/2029	—	—	—		—
	3/11/2020	84,637	—	—	94.41	3/11/2030	—	—	—		—
	12/15/2020	460,000	—	—	144.06	12/15/2030	—	—	—		—
	3/10/2021	70,786	—	—	147.11	3/10/2031	—	—	—		—
	4/4/2022	—	—	—	—	—	8,349	1,954,751	—		—
	4/3/2023	—	—	—	—	—	24,134	5,650,493	29,113	(4),(5)	6,816,227
	9/10/2024	—	—	—	—	—	17,856	4,180,625	65,170	(4),(5)	15,258,252
	4/8/2025	—	—	—	—	—	35,084	8,214,217	99,466	(4),(5)	23,287,975
Richard C. Puccio, Jr.	3/15/2024	—	—	—	—	—	35,414	8,291,480	—		—
	9/10/2024	—	—	—	—	—	6,875	1,609,644	15,551	(4),(5)	3,640,956
	4/8/2025	—	—	—	—	—	12,615	2,953,550	22,157	(4),(5)	5,187,618
Martin Cotter	3/8/2017	17,594	—	—	83.48	3/8/2027	—	—	—		—
	3/29/2018	20,552	—	—	91.13	3/29/2028	—	—	—		—
	3/13/2019	10,164	—	—	108.08	3/13/2029	—	—	—		—
	6/7/2019	7,512	—	—	108.08	3/13/2029	—	—	—		—
	3/11/2020	24,232	—	—	94.41	3/11/2030	—	—	—		—
	3/10/2021	14,158	—	—	147.11	3/10/2031	—	—	—		—
	4/4/2022	—	—	—	—	—	1,670	390,997	—	(4),(5)	—
	4/3/2023	—	—	—	—	—	4,706	1,101,816	4,180	(4),(5)	978,663
	9/10/2024	—	—	—	—	—	4,375	1,024,319	9,897	(4),(5)	2,317,185
	4/8/2025	—	—	—	—	—	10,717	2,509,171	18,823	(4),(5)	4,407,029
Vivek Jain	8/24/2021	—	—	—	—	—	2,290	536,158	—		—
	4/4/2022	—	—	—	—	—	2,783	651,584	—		—
	4/3/2023	—	—	—	—	—	7,378	1,727,411	6,550	(4),(5)	1,533,552
	9/10/2024	—	—	—	—	—	6,563	1,536,595	14,844	(4),(5)	3,475,426
	4/8/2025	—	—	—	—	—	12,615	2,953,550	22,157	(4),(5)	5,187,618
Katsu Nakamura	3/3/2019	2,320	—	—	108.08	3/13/2029	—	—	—		—
	4/4/2022	—	—	—	—	—	557	130,410	—	(4),(5)	—
	4/3/2023	—	—	—	—	—	1,066	249,583	208	(4),(5)	48,699
	9/10/2024	—	—	—	—	—	1,251	292,897	673	(4),(5)	157,569
	4/8/2025						6,698	1,568,203	11,765	(4),(5)	2,754,539
(1)The expiration date of each stock option award is ten years after its grant date.
(2)The time-based RSUs granted in 2022 vest in four equal installments on each of the first, second, third and fourth anniversaries of March 15, 2022. The time-based RSUs granted to Mr. Jain in 2021 vest in four equal increments on February 15, 2025; May 15, 2025; August 15, 2025; and November 15, 2025. The time-based RSUs granted in April 2023 vest in four equal installments on the first, second, third and fourth anniversaries of March 15, 2023. The time-based RSUs granted in 2024 (other than those granted to Mr. Puccio on March 15, 2024) vest in four equal installments on the first, second, third, and fourth anniversaries of August 15, 2024. The time-based RSUs granted to Mr. Puccio on March 15, 2024 vest in three equal installments on the first, second and third anniversaries of March 15, 2024. The time-based RSUs granted in 2025 vest in equal installments on the first, second, third and fourth anniversaries of March 15, 2025. This column also includes Financial Metric PRSU awards granted in 2023 that were earned as of November 1, 2025, which continue to be subject to service-based vesting requirements until March 15, 2026.

2026 Proxy Statement	63

(3)The market value was calculated based on $234.13, the closing price per share of our common stock on October 31, 2025, the last trading day of fiscal year 2025.
(4)The number of shares, if any, earned under Relative TSR PRSU awards granted in 2023, 2024, and 2025 is contingent upon the achievement of pre-established performance parameters over a three-year performance period. For awards granted in 2023, the performance period began on March 15, 2023 and ends on March 15, 2026 and any shares earned will vest on March 29, 2026. For awards granted in 2024, the performance period began on August 15, 2024 and ends on August 15, 2027 and any shares earned will vest on August 29, 2027. For awards granted in 2025, the performance period began on March 15, 2025 and ends on March 15, 2028 and any shares earned will vest on March 29, 2028.
(5)The number of shares, if any, earned under Financial Metric PRSU awards granted in 2023, 2024, and 2025 will vest on March 15, 2026, August 29, 2027, and March 15, 2028, respectively, subject to the level of attainment of the performance parameters achieved over the applicable three-year performance period.
Option Exercises and Stock Vested During Fiscal Year 2025
The following table provides information on the aggregate value realized by each NEO upon the exercise of stock options and the vesting of restricted stock units/awards, time-based RSUs and PRSUs during fiscal year 2025:

	Option Awards		Stock Awards
Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Vincent Roche	80,000	10,406,356	123,060	25,811,056
Richard C. Puccio, Jr.	—	—	19,998	4,278,882
Martin Cotter	—	—	25,110	5,272,974
Vivek Jain	—	—	48,141	10,062,283
Katsu Nakamura	2,490	390,681	3,300	704,044
(1)Value realized represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.
(2)Value realized represents the closing price per share of our common stock on the vesting date, multiplied by the number of shares vested.
Non-Qualified Deferred Compensation Plan
Since 1995, our executive officers and directors, along with certain members of management and engineering employees, have been eligible to participate in our DCP. We established the DCP to provide participants with the opportunity to defer receiving all or a portion of their compensation, which includes salary, bonus, commissions, and director fees. Under our DCP, we provide all participants (other than non-employee directors) with company contributions equal to 8% of eligible deferred contributions.
We credit each participant’s account with earnings on the deferred amounts. These earnings represent the amounts that the participant would have earned if the deferred amounts had been invested in one or more of the various investment options selected by the participant. Under the terms of the DCP, only the payment of the compensation earned is deferred; we do not defer the expense in our financial statements related to the participant’s deferred compensation and investment earnings. We charge the salary, bonuses, commissions, director fees and investment earnings on deferred balances to our income statement as an expense in the period in which the participant earned the compensation. Our balance sheet includes separate line items for Deferred Compensation Plan Investments and Deferred Compensation Plan Liabilities.
We hold DCP assets in a separate Rabbi trust segregated from other assets. We invest in the same investment alternatives that the DCP participants select for their DCP balances. Each year, participants may elect the form of payment that they would receive with respect to any compensation deferred in that year if their employment with us terminates. Forms of payment include a single lump sum within 60 days of the termination or on the first or second anniversary of the termination, or annual installments over two to ten years. Alternatively, participants may elect to receive distributions on a specific payment date, either in a single lump sum or in annual installments over two to five years. Payments to our executive officers, including our NEOs, and key employees will be delayed six months or as otherwise required by relevant tax regulations.

64	Executive Compensation

The following table shows the non-qualified deferred compensation activity for the NEOs during fiscal year 2025.
Non-Qualified Deferred Compensation for Fiscal Year 2025

Name	Executive Contributions in Last Fiscal Year ($)	ADI Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Vincent Roche	96,000	7,680	1,930,385	—	15,600,796
Richard C. Puccio, Jr.	80,335	5,471	4,092	—	137,918
Martin Cotter	421,196	33,817	499,086	—	2,947,114
Vivek Jain	—	—	—	—	—
Katsu Nakamura	90,026	7,202	517,668	—	4,394,031
(1)These amounts are included in the Summary Compensation Table above in the “All Other Compensation” column.
(2)These amounts are excluded from the Summary Compensation Table above in accordance with SEC regulations, as we did not pay above-market earnings on deferred compensation in fiscal year 2025.
(3)Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table in the “All Other Compensation” column for fiscal years 2024 and 2023, representing the company’s contributions in those fiscal years:

Name	Previously Reported for Fiscal Year 2024 ($)(1)	Previously Reported for Fiscal Year 2023 ($)(1)
Vincent Roche	7,650	7,508
Richard C. Puccio, Jr.	3,505	—
Martin Cotter	—	—
Vivek Jain	—	—
Katsu Nakamura	—	—
(1)Messrs. Puccio and Cotter and Dr. Nakamura were not NEOs in fiscal year 2023. Mr. Cotter and Dr. Nakamura were not NEOs in fiscal year 2024. Mr. Jain did not defer any of his compensation in fiscal year 2023 or 2024.
Termination and Change in Control Benefits
Change in Control
ADI Retention Agreements
We have entered into ADI Retention Agreements with each of our executive officers. The ADI Retention Agreements entered into with our executive officers provide for severance benefits if any of the following occurs:
▶Within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors, we terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability;
▶Within 24 months after a change in control that was approved by our Board of Directors, the employee terminates his or her employment for “good reason” (as defined in the agreement); or
▶Within 12 months after a change in control that was not approved by our Board of Directors, we or the employee terminates the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability.
For purposes of our ADI Retention Agreements, a “change in control” occurs when:
▶Any person or entity becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities;
▶Our shareholders approve specified mergers of ADI with another entity; or
▶Our shareholders approve a plan of liquidation or sale of all, or substantially all, of ADI’s assets.

2026 Proxy Statement	65

These agreements provide for the following severance benefits in the event of termination following a change in control approved by the Board of Directors:
▶A lump-sum payment equal to 200% (299% in the case of Messrs. Roche, Puccio, Cotter, and Jain and Dr. Nakamura) of the sum of the employee’s annual base salary (as of the date of termination or the date of the change in control, whichever is higher) plus 200% (299% in the case of Messrs. Roche, Puccio, Cotter, and Jain and Dr. Nakamura) of the total variable cash incentive paid or awarded to him or her in the four fiscal quarters preceding his or her termination;
▶Payment of all legal fees and expenses incurred by the employee as a result of such termination (including all such fees and expenses, if any, incurred in disputing such termination or in seeking to obtain or enforce any right or benefit provided by the agreement or in connection with tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit provided under the agreement); and
▶The continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months.
If payments to the employee under his or her agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the Internal Revenue Code, the change in control employee retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax imposed by Section 4999 of the Internal Revenue Code. In September 2009, our Compensation and Talent Committee eliminated this provision from any new employee retention agreements.
The ADI Retention Agreement provides that, in the event of a potential change in control (as defined in the ADI Retention Agreement), the employee will not voluntarily resign as an employee, subject to certain conditions, for at least six months after the change in control occurs. The Compensation and Talent Committee reviews these agreements each year, and the agreements automatically renew each year unless we give the employee three months’ notice that his or her agreement will not be extended.
Potential Payments Upon Change in Control
Payments upon a change in control for our executive officers, including our NEOs, are calculated based upon the ADI Retention Agreements described above under Change in Control Benefits—Change in Control. Under our 2020 Plan, 2006 Plan, and 1996 Plan, in the event of a change in control, employees who have outstanding and unvested awards under either plan and who are employed on the closing of a change in control, including our NEOs, would have the vesting of one-half of the shares of common stock subject to their then-outstanding unvested equity awards accelerate and become immediately exercisable and free from forfeiture. The remaining one-half of the unvested equity awards would continue to vest in accordance with the original vesting schedules, and if, on or prior to the first anniversary of the change in control, his or her employment is terminated without cause or for good reason (as defined in the applicable plan) any remaining unvested equity awards would vest.
Upon a change in control approved by our Board of Directors, if we terminate an executive officer’s employment for cause or if the executive officer terminates his or her employment other than for good reason, then the executive officer will receive his or her full base salary and all other compensation through the date of termination at the rate in effect at the time that the termination notice is given and we will have no further obligations to the executive officer. When the employment of an executive officer terminates in a situation that does not involve a change in control, the officer is entitled to receive the same benefits as any other terminating employee. This applies regardless of the reason for termination.

66	Executive Compensation

Potential Payments Upon Termination, Death, or Disability
Our equity award agreements provide that if an executive is terminated as a result of death or permanent disability, he or she would be entitled to acceleration of vesting of outstanding stock options, RSUs, and PRSUs. With respect to PRSUs, executives are entitled to the target number of shares subject to the PRSUs, unless the death or disability occurs after a performance measurement period with respect to such PRSU. In such instance, the executive would be entitled to the number of shares based on the level of achievement actually certified by the Compensation and Talent Committee for such PRSUs.
The following table quantifies the amounts that would be payable to the NEOs upon termination of their employment. The amounts shown assume that the terminations were effective on the last day of our fiscal year, or November 1, 2025. The tables do not include the accumulated benefit under our DCP that would be paid to our NEOs described above under Non-Qualified Deferred Compensation Plan, or any other employee benefits, except to the extent that the officer is entitled to an additional benefit as a result of the termination. In addition, the tables do not include the value of vested but unexercised stock options held by each executive as of November 1, 2025. The actual amounts that would be paid out would depend on which options were exercised and, therefore, can only be determined at the time of the executive officer’s termination of employment.

	Involuntary not for cause termination or good reason following change in control ($)	Death ($)	Disability ($)
Vincent Roche
Cash Severance(1)	$3,588,000	$—	$—
Variable Cash Incentive(2)	$11,553,360	$—	$—
Value of Accelerated Vesting of Equity Awards(3)(4)	$72,861,958	$65,365,977	$65,365,977
Value of Medical and Other Benefits(5)	$16,228	$—	$—
Excise Tax Gross Up(6)	$30,648,970	$—	$—
Total	$118,668,516	$65,365,977	$65,365,977
Richard C. Puccio, Jr.
Cash Severance(1)	$2,093,000	$—	$—
Variable Cash Incentive(2)	$4,114,958	$—	$—
Value of Accelerated Vesting of Equity Awards(3)(4)	$21,683,248	$21,683,248	$21,683,248
Value of Medical and Other Benefits(5)	$3,382	$—	$—
Excise Tax Gross Up	$—	$—	$—
Total	$27,894,588	$21,683,248	$21,683,248
Martin Cotter
Cash Severance(1)	$1,794,000	$—	$—
Variable Cash Incentive(2)	$2,874,454	$—	$—
Value of Accelerated Vesting of Equity Awards(3)(4)	$13,828,420	$12,729,695	$12,729,695
Value of Medical and Other Benefits(5)	$29,018	$—	$—
Excise Tax Gross Up	$—	$—	$—
Total	$18,525,892	$12,729,695	$12,729,695
Vivek Jain
Cash Severance(1)	$2,093,000	$—	$—
Variable Cash Incentive(2)	$4,050,155	$—	$—
Value of Accelerated Vesting of Equity Awards(3)(4)	$19,323,685	$17,601,912	$17,601,912
Value of Medical and Other Benefits(5)	$34,682	$—	$—
Excise Tax Gross Up	$—	$—	$—
Total	$25,501,522	$17,601,912	$17,601,912
Katsu Nakamura
Cash Severance(1)	$1,495,000	$—	$—
Variable Cash Incentive(2)	$2,370,299	$—	$—
Value of Accelerated Vesting of Equity Awards(3)(4)	$5,295,786	$5,202,085	$5,202,085
Value of Medical and Other Benefits(5)	$48,923	$—	$—
Excise Tax Gross Up	$—	$—	$—
Total	$9,210,008	$5,202,085	$5,202,085

2026 Proxy Statement	67

(1)Cash severance based upon a multiplier of 299% of the NEO’s base salary.
(2)Variable cash incentive based upon a multiplier of 299% of the sum of the NEO’s total variable cash incentive payments made to him or her in the four fiscal quarters preceding termination.
(3)The value of accelerated unvested options as of November 1, 2025 is calculated by taking the difference between the closing price of our common stock on Nasdaq on the last trading day of the fiscal year ($234.13 on October 31, 2025) and the option exercise price and multiplying it by the number of accelerated options. For time- and performance-based RSUs the value represents the closing price of our common stock on the last trading day of the fiscal year multiplied by the number of accelerated units. For PRSUs, the number of accelerated units assumes (i) vesting at the target level if the termination event occurs prior to the end of the performance period for the applicable award and (ii) vesting at the level of achievement actually certified by the Compensation and Talent Committee, if the termination event occurs after the end of the applicable performance period for the award.
(4)As of November 1, 2025, upon termination by us without cause or by the NEO for good reason after a change in control event, (i) each of the NEOs would be entitled to acceleration of vesting of all outstanding unvested time-based RSUs and PRSUs granted under our 2020 Plan and our 2006 Plan and (ii) Mr. Jain would be entitled to acceleration of vesting of all outstanding unvested time-based RSUs granted under our 1996 Plan. As of November 1, 2025, in the event of the NEO’s death, each of the NEOs would be entitled to acceleration of vesting of all outstanding unvested time-based RSUs and PRSUs granted under our 2020 Plan, our 2006 Plan, and our 1996 Plan, as applicable. As of November 1, 2025, in the event of the NEO’s permanent disability, each of the NEOs would be entitled to acceleration of vesting of all outstanding unvested time-based RSUs and PRSUs granted under our 2020 Plan and our 2006 Plan, as applicable.
(5)Amounts include life, disability, dental, accident, vision, and group health insurance benefit continuation for 24 months after a termination in connection with a change in control. The annual benefit costs for each executive are: $8,144 for Mr. Roche, $1,691 for Mr. Puccio, $14,509 for Mr. Cotter, $17,341 for Mr. Jain, and $24,462 for Dr. Nakamura.
(6)In calculating the excise tax gross-up amount, we take into account Mr. Roche’s earnings from ADI for the prior five years. We include the change in control cash severance and variable cash incentive, valuations of time-based RSUs and PRSUs that become vested upon a change in control (using the fiscal year 2025 year-end closing stock price), and our estimated cost of medical and other benefits. Whether Mr. Roche will receive a gross-up amount will depend primarily on his earnings in the previous five years, which will vary depending on stock option exercise activity and amounts of salary and incentives deferred under the DCP. Since 2009, our executive compensation arrangements for new executives do not contain tax gross up provisions for excess parachute payments.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Vincent Roche, our CEO and Chair.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of records and the methodology described below. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
As permitted by SEC rules, we used the same median employee for our fiscal year 2025 as we used for our fiscal year 2024 calculation included in our proxy statement for that fiscal year. We believe it is reasonable to use the same median employee for purposes of the pay ratio calculation because there was no material change in our employee population or in the median employee’s compensation arrangement or other material change that would significantly affect our pay ratio calculation. To identify the median employee (excluding our CEO) in fiscal year 2024 and to determine such employee’s annual total compensation, we used the following methodology and material assumptions, adjustments, and estimates:
▶We selected November 2, 2024 as the date upon which we would identify the “median employee.”
▶We used our global employee population as of this date, which includes operators located in our manufacturing facilities around the world, including the Philippines.
▶To identify the median employee (excluding our CEO), we used annual base salary and target variable cash incentive (or sales incentive) at a target of 1.0x of annual base salary. Base salaries were annualized for all permanent employees who were employees for less than the full fiscal year and not on an unpaid leave of absence as of the identification date.
▶We identified and calculated the elements of the median employee’s total compensation for fiscal year 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
▶We applied the exchange rate that we utilize in our accounting system, as of our fiscal year end (November 1, 2025), to convert foreign currency to U.S. dollars.
For fiscal year 2025, the annual total compensation of the same median employee was $51,411. The annual total compensation of our CEO for fiscal year 2025 was $27,456,265, which is the annual total compensation of our CEO reported in the “Total” column of the Summary Compensation Table. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was approximately 534 to 1.

68	Executive Compensation

Pay Versus Performance
This section should be read in conjunction with the Compensation Discussion and Analysis in this Proxy Statement, which includes additional discussion of the objectives of our executive compensation programs and how they are aligned with our financial and operational performance.
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our principal executive officer (PEO) and our non-PEO NEOs, as defined by SEC rules (CAP), and certain of our financial performance measures for our last five most recently completed fiscal years. For further information concerning our pay-for-performance philosophy and how we align executive compensation with the company’s performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement.
Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year(1)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non- PEO NEOs	Average Compensation Actually Paid to non- PEO NEOs(2)	Total Shareholder Return	Peer Group Total Shareholder Return(3)	Net Income (in millions)	OPBT Margin %(4)
2025	$27,456,265	$54,018,907	$6,704,203	$12,298,348	$215.75	$274.22	$2,267	41.9%
2024	$22,436,615	$64,878,229	$7,910,670	$19,814,793	$204.26	$181.36	$1,635	40.9%
2023	$25,543,635	$27,377,381	$8,288,714	$8,309,933	$142.97	$131.46	$3,315	48.9%
2022	$22,098,295	$11,380,249	$14,285,882	$17,099,323	$126.62	$122.16	$2,749	49.4%
2021	$30,824,323	$59,568,116	$6,010,914	$10,201,627	$148.90	$167.86	$1,390	42.4%
(1)Vincent Roche is the PEO for each covered fiscal year. The non-PEO NEOs reflect the following individuals in each fiscal year:
2025: Richard Puccio Jr., Martin Cotter, Vivek Jain, Katsu Nakamura
2024: Richard Puccio Jr., Gregory Bryant, Vivek Jain, Anelise Sacks, James Mollica
2023: Prashanth Mahendra-Rajah, Gregory Bryant, Vivek Jain, Anelise Sacks
2022: Prashanth Mahendra-Rajah, Gregory Bryant, Vivek Jain, Anelise Sacks
2021: Prashanth Mahendra-Rajah, Martin Cotter, John Hassett, Greg Henderson, Anelise Sacks
(2)“Compensation Actually Paid” to the PEO and non-PEO NEOs reflects adjustments from total compensation reported in the Summary Compensation Table in the table below.

	2025		2024		2023		2022		2021
	PEO ($)	Average of non-PEO NEOs ($)	PEO ($)	Average of non-PEO NEOs ($)	PEO ($)	Average of non-PEO NEOs ($)	PEO ($)	Average of non-PEO NEOs ($)	PEO ($)	Average of non-PEO NEOs ($)
Summary Compensation Table Total	27,456,265	6,704,203	22,436,615	7,910,670	25,543,635	8,288,714	22,098,295	14,285,882	30,824,323	6,010,914
Adjustments for Stock and Option Awards:
Subtraction: Value of "Stock Awards" and "Option Awards" reported in Summary Compensation Table	(22,002,279)	(4,775,688)	(19,999,288)	(6,930,814)	(19,997,672)	(5,961,815)	(15,000,172)	(11,675,243)	(25,709,208)	(4,227,970)
Addition: Year-end fair value of equity awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	45,756,195	9,545,161	21,619,188	7,651,058	10,652,649	3,394,259	17,591,835	13,943,196	37,910,145	5,760,968
Addition (Subtraction): Year-over-year change in fair value at covered fiscal year end of equity awards granted in prior fiscal years that were outstanding and unvested at the covered fiscal year end	7,385,810	1,314,575	32,815,641	3,698,421	3,797,427	1,460,174	(10,818,041)	676,479	13,210,982	2,119,798
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of equity awards granted in prior fiscal years that vested in the covered fiscal year	(4,577,084)	(489,903)	8,006,073	7,485,458	7,381,342	1,128,602	(2,491,667)	(130,992)	3,331,874	537,918
Compensation Actually Paid (as calculated)	54,018,907	12,298,348	64,878,229	19,814,793	27,377,381	8,309,933	11,380,249	17,099,323	59,568,116	10,201,627

2026 Proxy Statement	69

“Compensation Actually Paid” does not correlate to the total amount of cash of equity compensation realized during each fiscal year and is different from “realizable” or “realized” compensation as reported in the Compensation Discussion and Analysis. Instead, it is a nuanced calculation that includes the increase or decrease in value of certain elements of compensation over each fiscal year, including compensation granted in a prior fiscal year, in accordance with Item 402(v) of Regulation S-K. Given a significant amount of “Compensation Actually Paid” is dependent on our stock price at a specific point in time, it is important to note that the values could have been dramatically different if other measurement dates were chosen. The amount of compensation ultimately received may, in fact, be different from the amounts disclosed in these columns of the Pay Versus Performance Table.
(3)The peer group TSR set forth in this table utilizes the S&P Semiconductors Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended November 1, 2025. The comparison assumes $100 was invested for the period starting October 31, 2020, through the end of the listed year in ADI and in the S&P Semiconductors Index. Historical stock price performance is not necessarily indicative of future stock price performance.
(4)OPBT Margin represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by us to link CAP to our NEOs, including our PEO, to our performance for the most recently completed fiscal year. OPBT Margin is a non-GAAP measure and is calculated as Adjusted Operating Margin excluding acquisition-related expenses and special charges. For a reconciliation of OPBT Margin to the most directly comparable GAAP financial measure and insight into how OPBT Margin is considered by management, please see Appendix B of this Proxy Statement.
Tabular List of Financial Performance Measures
As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation programs reflect a pay-for-performance philosophy. We utilize metrics for our short- and long-term incentive compensation programs based on an objective of driving profitable growth and increasing shareholder value. Listed below are the financial performance measures which, in our assessment, represent the most important performance measures we used to link CAP in fiscal year 2025 to our NEOs, including our PEO, to company performance. Of these measures, we have identified OPBT Margin as the most important of our financial performance measures.
▶OPBT Margin*
▶Revenue Growth
▶Adjusted Operating Income*
▶Relative Total Shareholder Return (TSR)
*    OPBT Margin and Adjusted Operating Income are not prepared in accordance with GAAP. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and insight into how these non-GAAP measures are considered by management, please see Appendix B of this Proxy Statement.
Pay Versus Performance: Graphical Description
The charts below provide a graphical description of the relationship of CAP to our PEO and non-PEO NEOs (as calculated in accordance with the SEC rules) and the following performance measures:
▶ADI’s cumulative TSR and the S&P Semiconductors Index cumulative TSR;
▶ADI’s Net Income; and
▶ADI’s OPBT Margin.

70	Executive Compensation

CAP vs. TSR
CAP vs. Net Income
CAP vs. OPBT Margin

2026 Proxy Statement	71

Audit Matters

PROPOSAL 3
Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Company’s Fiscal Year Ending October 31, 2026
Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of ADI’s independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence and whether the retention of the independent public accounting firm is in the best interests of the company and our shareholders.
Our Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2026.

Overview
Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for the fiscal year ending October 31, 2026 (fiscal year 2026). We have engaged Ernst & Young LLP, or its predecessor firms, to serve as our independent registered public accounting firm continuously since 1967. Through Ernst & Young LLP’s years of experience with ADI, Ernst & Young LLP has gained institutional knowledge of and deep expertise regarding ADI’s global operations, accounting policies and practices, and internal control over financial reporting, which enables efficiency with the annual audit and benefits the company. In accordance with SEC rules and Ernst & Young LLP policies, the firm’s lead engagement partner rotates every five years. Our Audit Committee and its Chair are directly involved in the selection of Ernst & Young LLP’s lead engagement partner. The Audit Committee also has the sole authority to approve all engagement fees paid to our independent registered public accounting firm.
The Audit Committee and our Board of Directors believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the company and our shareholders, and we are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2026. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the Annual Meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the company and our shareholders.
Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

72	Audit Matters

Independent Registered Public Accounting Firm Fees
The following table presents the aggregate fees billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for fiscal year 2025 and fiscal year 2024.

Name	Fiscal Year 2025	Fiscal Year 2024
Audit Fees	$7,703,000	$8,844,000
Audit-Related Fees	$130,000	$144,000
Tax Fees	$2,512,000	$1,565,000
All Other Fees	$10,000	$9,000
Total Fees	$10,355,000	$10,562,000
Audit Fees
These are fees related to professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the reviews of our interim financial statements included in each of our Quarterly Reports on Form 10-Q, international statutory audits, assistance with registration statements and other periodic filings, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles.
Audit-Related Fees
These are fees for assurance and related services and consisted primarily of audits of employee benefit plans, accounting matters not related to the annual audit, and attestation services that are not required by statute or regulation.
Tax Fees
These are fees for tax advice and services, including transfer pricing services, assistance with preparation of certain income tax returns, tax advice and planning, credits, and incentives, and assistance with domestic and international tax audits. Included in this amount are fees of $150,000 in fiscal year 2025 and $90,000 in fiscal year 2024, for tax compliance services for our international affiliates and tax return preparation services for our expatriate employees on international assignments. Ernst & Young LLP does not provide tax services to any person in a financial reporting oversight role at ADI.
All Other Fees
These are fees for services other than the services reported above.

2026 Proxy Statement	73

Audit Committee’s Pre-Approval Policy and Procedures
The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to ADI by the independent registered public accounting firm during the following 12 months. At the time the pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm must report to the Audit Committee regarding each service actually provided to ADI.
The Audit Committee is empowered to pre-approve all audit services to be provided to ADI and all other services to be provided to ADI by our independent registered public accounting firm. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit services to be provided to ADI by the independent registered public accounting firm for which the cost is less than $100,000. During fiscal year 2025 and fiscal year 2024, all services provided to ADI by Ernst & Young LLP were pre-approved in accordance with the pre-approval policies and procedures described above.
Audit Committee Report
The Audit Committee of the Board of Directors assisted the Board of Directors’ oversight of (i) the integrity of our financial statements and ADI’s systems of internal control over financial reporting and disclosure controls and procedures, (ii) the qualifications and independence of our independent registered public accounting firm, and (iii) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also met privately with our independent registered public accounting firm and our Managing Director of Internal Audit to discuss our financial statements and disclosures, accounting policies and their application, internal control over financial reporting, and other matters of importance to the Audit Committee, the independent registered public accounting firm and the internal auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in our Annual Report on Form 10-K and the quarterly financial statements during fiscal year 2025, including the specific disclosures in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reported on these meetings to our Board of Directors. The Audit Committee also selected and appointed our independent registered public accounting firm, reviewed the performance of the independent registered public accounting firm during the annual audit and on assignments unrelated to the audit, assessed the independence of the independent registered public accounting firm and reviewed and approved the independent registered public accounting firm’s fees. The Audit Committee also has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our Board of Directors.
The Audit Committee reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC and (ii) the independent registered public accounting firm’s independence from ADI and its management, including the matters in the written disclosures and the letter we received from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee considered the appropriateness of the provision of non-audit services by the independent registered public accounting firm relative to their independence.
Based on its review and discussions referred to above, the Audit Committee recommended to our Board of Directors (and the Board of Directors approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended November 1, 2025. The Audit Committee also selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2026.
Audit Committee
Karen M. Golz, Chair
Peter B. Henry
Mercedes Johnson

74	Audit Matters

Beneficial Ownership of Common Stock
Security Ownership of Certain Beneficial Owners
The following table lists information about those holders known to ADI to be the beneficial owners of 5% or more of our outstanding shares of common stock as of January 8, 2026:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock Beneficially Owned(1)
5% Shareholders:
Vanguard Group Inc.(2)
100 Vanguard Boulevard
Malvern, Pennsylvania 19355	49,618,676	10.2%
BlackRock Inc.(3)
55 East 52nd Street
New York, New York 10055	38,733,607	7.9%
(1)The percent ownership for each shareholder on January 8, 2026 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on January 8, 2026 (488,628,595 shares).
(2)Based solely on an Amendment No. 11 to Schedule 13G filed by The Vanguard Group, Inc. on March 6, 2025 reporting stock ownership as of February 28, 2025. The Vanguard Group, Inc. also reported that, as of February 28, 2025, it had sole dispositive power for 47,422,355 shares, shared voting power for 578,746 shares and shared dispositive power with respect to 2,196,321 shares.
(3)Based solely on an Amendment No. 11 to Schedule 13G filed by BlackRock, Inc. on January 26, 2024 reporting stock ownership as of December 31, 2023. BlackRock, Inc. also reported that, as of December 31, 2023, it had sole voting power with respect to 35,303,358 shares and sole dispositive power for 38,733,607 shares.

2026 Proxy Statement	75

Security Ownership of Directors and Executive Officers
The following table lists information as of January 8, 2026, about the beneficial ownership of common stock by each director or director nominee, by each executive officer named in the Summary Compensation Table included in this Proxy Statement, and by all of the directors and executive officers of ADI as a group. In the below table, fractional shares have been rounded up to the nearest whole share.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Shares Acquirable Within 60 Days(3)	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned(4)
André Andonian	3,078	—	3,078	*
Martin Cotter	29,786	94,212	123,998
Edward H. Frank(5)	9,958	—	9,958	*
Karen M. Golz	11,112	—	11,112	*
Peter B. Henry	1,519	—	1,519	*
Vivek Jain	12,287	—	12,287	*
Stephen M. Jennings	2,093	—	2,093	*
Mercedes Johnson	3,041	—	3,041	*
Yoky Matsuoka	—	—	—	*
Katsu Nakamura	3,773	2,320	6,093	*
Richard C. Puccio, Jr.	6,519	—	6,519	*
Vincent Roche(6)	104,628	686,226	790,854	*
Ray Stata(7)	784,257	7,640	791,897	*
Andrea F. Wainer(8)	468	—	468	*
Susie Wee	8,184	—	8,184	*
All directors and executive officers as a group (15 persons)(9)	980,703	790,398	1,771,101	*
*    Represents less than 1% of the outstanding shares of our common stock.
(1)Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts 01887.
(2)For each person, the “Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.
(3)The number of shares of common stock beneficially owned by each person is determined under applicable SEC rules. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person has the right to acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable within 60 Days” column consists of shares covered by stock options that may be exercised and RSUs that vest within 60 days after January 8, 2026.
(4)The percent ownership for each shareholder on January 8, 2026 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on January 8, 2026 (488,628,595 shares) plus any shares acquirable (including exercisable stock options) by the shareholder in question within 60 days after January 8, 2026.
(5)Includes 6,000 shares held by irrevocable trusts for the benefit of Dr. Frank’s daughters, of which Dr. Frank is a trustee.
(6)Includes 23,515 shares held in the Vincent Roche 2024 Grantor Retained Annuity Trust dated October 3, 2024.
(7)Includes 652,221 shares held by Mr. Stata’s spouse, as to which Mr. Stata disclaims beneficial ownership. 643,396 of the shares held by Mr. Stata’s spouse and 102,946 shares held directly by Mr. Stata are pledged as collateral for a line of credit from a bank. Since January 2013, we have prohibited our directors and executive officers from future pledging of their company securities as collateral for a loan.
(8)Includes 50 shares held by Ms. Wainer’s spouse.
(9)All directors and executive officers as a group disclaim beneficial ownership of a total of 652,221 shares.

76	Beneficial Ownership of Common Stock

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. To our knowledge, based solely on a review of reports filed pursuant to Section 16(a) and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied on a timely basis with respect to fiscal year 2025.
Equity Award Program Description
Our equity award program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, executive officers, and directors and to align their interests with those of our shareholders. Our shareholders approved our 2020 Plan at our 2020 annual meeting of shareholders held on March 11, 2020. Under our 2020 Plan, we may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, executive officers, directors, consultants, and advisors of ADI. All stock options have a maximum term of ten years, and for employees, generally vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant, subject to full or partial acceleration upon death, disability or a change in control. The 2020 Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Generally, our employee time-based RSUs vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Our Relative TSR PRSUs have a three-year performance period under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s TSR performance measured against the median TSR of a comparator group of companies over the three-year period. The Financial Metric PRSUs that we granted during fiscal year 2024 have a three-year vesting period under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s achievement of non-GAAP OPBT targets set by the Compensation and Talent Committee over a three-year cumulative performance period. RSUs and PRSUs granted under the 2020 Plan are subject to full or partial acceleration upon death, disability, or a change in control.
Under our 2006 Plan, we granted options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, executive officers, directors, consultants, and advisors of ADI. The 2006 Plan expired by its terms on March 12, 2021, but awards outstanding under the 2006 Plan will remain in effect. We have not granted any new awards under the 2006 Plan since our shareholders approved our 2020 Plan on March 11, 2020. All stock options have a term of ten years, and for employees, generally vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant, subject to full or partial acceleration upon death, disability or a change in control. The 2006 Plan did not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Generally, our employee time-based RSUs vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Our Relative TSR PRSUs have three-year performance periods under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s TSR performance measured against the median TSR of a comparator group of companies over the three-year period. Our Financial Metric PRSUs have a three-year vesting period under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s achievement of non-GAAP OPBT targets set by the Compensation and Talent Committee for one-year, two-year cumulative and three-year cumulative performance periods. RSUs granted under the 2006 Plan are subject to full or partial acceleration upon death, disability, or a change in control.
In connection with the Maxim acquisition, we assumed and amended and restated the Maxim Amended and Restated 1996 Stock Incentive Plan. We also assumed Maxim’s existing share reserve under the 1996 Plan. The 1996 Plan expired by its terms on August 11, 2024, but awards outstanding under the 1996 Plan will remain in effect. Under the 1996 Plan we were permitted to grant options to purchase shares of our common stock, restricted stock, restricted stock units and other stock-based awards. There are no stock options outstanding under the 1996 Plan. Employee time-based RSUs and RSAs previously granted by Maxim under the 1996 Plan continue to vest on the same schedule provided under the original Maxim awards. New RSUs typically will vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Generally, stock options, RSUs, and RSAs under the 1996 Plan are subject to full acceleration upon death.
Our shareholders approved our ESPP at our 2022 annual meeting of shareholders, which provides for 5,000,000 shares of our common stock to be available for purchase by eligible employees in accordance with the terms of the plan. The ESPP permits eligible employees to purchase shares of our common stock at a discount during consecutive six-month plan periods. Our Board of Directors, the Compensation and Talent Committee, or its delegate will determine the purchase price of the shares in a given plan period, including whether such purchase price will be determined based on the lesser of the closing price of our common stock on the first business day of the plan period and the last business day of the plan period, or will be based solely on the closing price of our common stock on the last day of the plan period; provided, however, that such purchase price shall be, in either case, (i) at least 85% of the applicable closing price in the case of a Section 423 offering under the Internal Revenue Code and (ii) at least 80% of the applicable closing price in the case of a nonqualified offering under the Internal Revenue Code. Employee contributions are made through payroll deductions or other contributions at a specified whole percentage of the participating employee’s compensation, subject to a minimum permitted percentage of 1% and a maximum permitted percentage of 20%. Our Board of Directors, the Compensation and Talent Committee or its delegate may, in its discretion, designate a higher minimum, and/or a lower maximum, contribution rate.
We can make equity award grants to executive officers and directors only from shareholder-approved plans after the Compensation and Talent Committee reviews and approves the grants. All members of the Compensation and Talent Committee are independent directors, as defined by the Nasdaq Rules.

2026 Proxy Statement	77

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information as of November 1, 2025 about the securities that may be issued under outstanding equity awards, or authorized for future issuance, as applicable, under our 2020 Plan and the ESPP, and the securities that may be issued under outstanding equity awards under our 2006 Plan and our 1996 Plan, which was assumed in connection with the Maxim acquisition.

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	5,387,303	(1)	$115.14	(2)	15,272,619 (3)
Equity compensation plans not approved by shareholders(4)	236,343	(4)	$—		—
Total	5,623,646		$115.14	(2)	15,272,619
(1)Includes (i) 504,866 shares for awards under our 2006 Plan and (ii) 4,882,437 shares for awards under our 2020 Plan that were outstanding on November 1, 2025.
(2)The weighted average exercise price of outstanding options, warrants, and rights excludes RSUs, which do not have an exercise price.
(3)Our 2020 Plan, which was approved by shareholders in March 2020, allows for the issuance of 9,585,500 shares of our common stock, plus such additional number of shares of our common stock (up to 20,857,992) as is equal to the sum of (x) the number of shares of common stock reserved for issuance under the 2006 Plan and the Amended and Restated 2010 Equity Incentive Plan, which was assumed in connection with our acquisition of Linear Technology Corporation (2010 Plan) that remained available for grant under such plans immediately prior to the date that the 2020 Plan was approved by our shareholders and (y) the number of shares of common stock subject to awards granted under the 2006 Plan and the 2010 Plan, which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right. Includes 3,680,484 shares remaining available for future issuance under the ESPP. Does not include purchase rights accruing under the ESPP as of November 1, 2025, since the purchase rights (and therefore the number of shares to be purchased) were not determinable until the end of the purchase period.
(4)In connection with the acquisition of Maxim in August 2021, we assumed the 1996 Plan. Awards granted by Maxim under the 1996 Plan based on shares of Maxim common stock converted to awards based on shares of ADI common stock upon consummation of the acquisition based on an exchange ratio set forth in the merger agreement. The 1996 Plan expired by its terms on August 11, 2024, but awards outstanding under the 1996 Plan will remain in effect.

78	Beneficial Ownership of Common Stock

PROPOSAL 4
Approval of the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan
Our Board of Directors recommends that you vote FOR the approval of the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan.

Why We Are Requesting Shareholder Approval of the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan
At the 2026 Annual Meeting, we are asking shareholders to approve the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan, which we refer to as the Amended 2020 Plan. Our Board of Directors believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating key employees with experience and ability. We believe that our stock-based compensation programs are central to this objective. On December 10, 2025, upon the recommendation of the Compensation and Talent Committee, and subject to shareholder approval, the Board of Directors adopted the Amended 2020 Plan to increase the number of shares of common stock authorized for issuance thereunder by 13,000,000 shares and to effect certain other non-material administrative changes to the terms of the Analog Devices, Inc. 2020 Equity Incentive Plan, which we refer to as the 2020 Plan. Except for the foregoing increase to the share reserve and a corresponding increase in the number of shares that may be issued pursuant to incentive stock options, there are no material differences between the 2020 Plan and the Amended 2020 Plan.
If our shareholders do not approve the Amended 2020 Plan, we will continue to have the authority to grant awards under the 2020 Plan under its current provisions. As of November 1, 2025, 11,592,135 shares remained available for grant for new awards under our 2020 Plan.
If shareholders approve the Amended 2020 Plan, subject to adjustment in the event of stock splits and other similar events, the number of shares available for grant of new awards will be increased by an additional 13,000,000 shares. Accordingly, the maximum number of shares that may be issued pursuant to awards under the Amended 2020 Plan will be equal to:
▶11,592,135 shares, which equals the number of shares that remained available for future grant of awards under the 2020 Plan as of November 1, 2025,
▶plus an additional 13,000,000 shares,
▶less one share subject to any equity award granted under the 2020 Plan after November 1, 2025 and prior to the 2026 Annual Meeting,
▶plus the applicable number of any Returning Shares, as defined below.
The Returning Shares consist of such applicable additional number of shares of common stock subject to the following equity awards that after November 1, 2025 either expire, terminate, or are otherwise surrendered, canceled, forfeited, or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code of 1986, as amended, and any regulations thereunder, which we refer to as the Code):
▶equity awards granted under the 2020 Plan or the 2006 Plan, and which equity awards are granted and outstanding on November 1, 2025 (up to a maximum of 5,387,303 shares).
▶equity awards granted under the 2020 Plan after November 1, 2025 and prior to the date of the 2026 Annual Meeting (provided that in no event shall the number of shares subject to any equity award granted under the 2020 Plan after November 1, 2025 and prior to the 2026 Annual Meeting exceed 11,592,135 shares).

2026 Proxy Statement	79

As of January 8, 2026, there were 488,628,595 shares of our common stock outstanding. As of November 1, 2025, options to purchase 1,197,069 shares of common stock were outstanding under the 2020 Plan and the 2006 Plan with a weighted-average remaining term of approximately 3.8 years and a weighted-average exercise price of $115.14 per share, 3,646,444 shares of common stock were subject to outstanding time-based restricted stock units granted under the 2020 Plan, the 2006 Plan, and the 1996 Plan, and 780,133 shares of common stock were subject to outstanding performance-based restricted stock units granted under the 2020 Plan and the 2006 Plan.
The Amended 2020 Plan provides that each share of common stock subject to an award under the 2020 Plan and the 2006 Plan that becomes available for grant under the Amended 2020 Plan will increase the Amended 2020 Plan’s share reserve by one share.
In determining the size of the requested share increase, our Board of Directors and Compensation and Talent worked with management and our independent compensation consultant to evaluate a number of factors, including our corporate strategy and compensation needs, our compensation philosophy of broad-based eligibility for equity incentive awards, our recent and projected share usage and the total potential dilution of the proposed share increase. We expect that the proposed increased share pool under the Amended 2020 Plan will allow us to continue to grant equity awards under the Amended 2020 Plan at our historic rates for the remainder of the Amended 2020 Plan’s term, which expires on March 11, 2030.
We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future, and our Board of Directors believes adoption of the Amended 2020 Plan is in the best interests of the Company and its shareholders and recommends a vote “FOR” the approval of the Amended 2020 Plan.
Some highlighted features of the Amended 2020 Plan are described below with additional detail provided in the Description of the Amended 2020 Plan below and the full text of the Amended 2020 Plan, a copy of which is attached to this Proxy Statement as Appendix A.
Highlights of the Amended 2020 Plan
▶No Liberal Share Recycling. The Amended 2020 Plan prohibits the re-granting of (i) shares withheld or delivered to satisfy the exercise price of an award or to satisfy tax withholding obligations, (ii) shares that were subject to a stock appreciation right, or SAR, and not issued upon the net settlement or net exercise of such award, or (iii) shares repurchased on the open market using proceeds from the exercise of an award.
▶No Repricing of Awards. The Amended 2020 Plan prohibits the direct or indirect repricing of stock options or SARs without shareholder approval.
▶No Discounted Options or SARs. All options and SARs must have an exercise or measurement price that is at least equal to the fair market value of the underlying common stock on the date of grant.
▶No Reload Options or SARs. No options or SARs granted under the Amended 2020 Plan may contain a provision entitling the award holder to the automatic grant of additional options or SARs in connection with any exercise of the original option or SAR.
▶No Dividend Equivalents on Options or SARs. No options or SARs granted under the Amended 2020 Plan may provide for the payment or accrual of dividend equivalents.
▶Limit Applicable to Non-Employee Directors. The maximum amount of cash and equity compensation (calculated based on grant date fair value for financial reporting purposes) granted to any non-employee director in any fiscal year may not exceed $750,000; provided, however, fees paid by us on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense shall not count against the foregoing limitations. Exceptions to these limitations may only be made by the Compensation and Talent Committee in extraordinary circumstances, or in the case of regulatory filing fees, provided that the non-employee director receiving any additional compensation does not participate in the decision to award such compensation.
▶Material Amendments Require Shareholder Approval. Shareholder approval is required prior to an amendment to the Amended 2020 Plan that would (i) materially increase the number of shares authorized, (ii) expand the types of awards that may be granted, or (iii) materially expand the class of participants eligible to participate.
▶Administered by an Independent Committee. The Amended 2020 Plan is administered by the Compensation and Talent Committee, which is made up entirely of independent directors.

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Information Regarding Overhang and Dilution
In developing our share request for the Amended 2020 Plan and analyzing the impact of utilizing equity as a means of compensation on our shareholders, we considered both our “overhang” and our “burn rate”.
Overhang is a measure of potential dilution which we define as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by the number of shares of common stock outstanding. As of November 1, 2025, there were 5,623,646 shares underlying all equity awards outstanding and 11,592,135 shares available for future awards, and the basic weighted average common shares outstanding for the period ended November 1, 2025 was 494,381,383. Accordingly, our overhang at November 1, 2025 was 3.48%. For purposes of this calculation, we counted the shares subject to our PRSUs using the target number of shares of common stock issuable under such awards. If the 13,000,000 additional shares proposed to be authorized for grant under the Amended 2020 Plan are included in the calculation, our overhang on November 1, 2025 would have been 6.11%.
Burn rate provides a measure of the potential dilutive impact of our equity award program which we calculate by dividing the number of shares subject to equity awards granted during the fiscal year by the basic weighted average number of shares outstanding. Set forth below is a table that reflects our burn rate for the 2025, 2024 and 2023 fiscal years as well as an average over those years.

Fiscal Year	Awards Granted(1)	Basic Weighted Average Number of Common Shares Outstanding	Gross Burn Rate(2)
2025	2,194,439	494,381,383	0.44%
2024	1,741,822	496,166,000	0.35%
2023	1,912,710	502,232,000	0.38%
Three-Year Average	1,949,657	497,593,128	0.39%
(1)Awards granted represents the number of stock options plus adjusted restricted stock units/awards granted during the time period. Performance-based awards are reflected at target.
(2)“Gross burn rate” is defined as the number of equity awards granted in the fiscal year divided by the basic weighted average number of common shares outstanding. For purposes of this calculation, we counted shares subject to our outstanding PRSUs based on the target number of shares of common stock issuable under such awards.
Description of the Amended 2020 Plan
The following is a brief summary of the Amended 2020 Plan. This summary is not a complete description of all of the provisions of the Amended 2020 Plan. It is qualified in its entirety by reference to the full text of the Amended 2020 Plan , a copy of which is attached as Appendix A to this Proxy Statement. References to our Board of Directors in this summary shall include the Compensation and Talent Committee or any similar committee appointed by our Board of Directors to administer the Amended 2020 Plan.
Types of Awards; Shares Available for Awards; Share Counting Rules
The Amended 2020 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock, restricted stock units and other stock-based awards as described below, which we collectively refer to as awards.
Subject to adjustment in the event of stock splits, stock dividends or similar events, awards may be made under the Amended 2020 Plan (any or all of which awards may be in the form of incentive stock options) will be equal to:
▶11,592,135 shares, which equals the number of shares that remained available for future grant of awards under the 2020 Plan as of November 1, 2025,
▶plus an additional 13,000,000 shares,
▶less one share subject to any equity award granted under the 2020 Plan after November 1, 2025 and prior to the 2026 Annual Meeting,
▶plus the applicable number of Returning Shares.
The maximum number of shares with respect to which awards may be granted to any participant under the Amended 2020 Plan may not exceed 2,000,000 shares per fiscal year for awards issued in the form of options or SARs and 1,000,000 shares per fiscal year for awards granted in the form of restricted stock awards, restricted stock unit awards or other stock-based awards. For purposes of this limit, the combination of an option in tandem with a SAR is treated as a single award.

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The Amended 2020 Plan provides that the maximum amount of cash and equity compensation (calculated based on grant date fair value for financial reporting purposes) granted to any individual non-employee director in any fiscal year may not exceed $750,000; provided, however, fees paid by us on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense shall not count against the foregoing limitation. Exceptions to these limitations may only be made by the Compensation and Talent Committee in extraordinary circumstances, or in the case of regulatory filing fees, provided that any non-employee director receiving additional compensation does not participate in the decision to award such compensation.
For purposes of counting the number of shares available for the grant of awards under the Amended 2020 Plan and the sublimits of the Amended 2020 Plan, all shares of common stock covered by SARs will be counted against the number of shares available for the grant of awards and against the sublimits of the Amended 2020 Plan. However, SARs that may be settled only in cash will not be so counted. Similarly, to the extent that a restricted stock unit award may be settled only in cash, no shares will be counted against the shares available for the grant of awards under the Amended 2020 Plan. In addition, if we grant an SAR in tandem with an option for the same number of shares of our common stock and provide that only one such award may be exercised, which we refer to as a tandem SAR, only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Amended 2020 Plan.
Shares covered by awards under the Amended 2020 Plan that expire or are terminated, surrendered or canceled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash) will again be available for the grant of awards under the Amended 2020 Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of an SAR, the number of shares counted against the shares available for the grant of awards and against the sublimits of the Amended 2020 Plan will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.
Shares of common stock that are delivered (by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of common stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the Amended 2020 Plan. Shares purchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards.
In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board of Directors may grant awards under the Amended 2020 Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board of Directors determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the Amended 2020 Plan. Any such substitute awards shall not count against the overall share limits or the sublimits of the Amended 2020 Plan, except as required by reason of Section 422 and related provisions of the Code.
Descriptions of Awards
Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the option grant. An option that is not intended to be an “incentive stock option” is a “nonstatutory stock option”. Options may not be granted at an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. If our Board of Directors approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our common stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to optionees holding more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the Amended 2020 Plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to optionees holding greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries). The Amended 2020 Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable option agreement or approved by our Board of Directors, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable option agreement or approved by our Board of Directors, and subject to certain conditions, by delivery of shares of common stock to us owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option agreement or approved by our Board of Directors, by delivery of a notice of “net exercise” as a result of which we will retain a number of shares of common stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the option being exercised divided by the fair market value of our common stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by our Board of Directors, by any other lawful means, or (vi) by any combination of these forms of payment as approved by our Board of Directors. No option granted under the Amended 2020 Plan may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option. No options granted under the Amended 2020 Plan may provide for the payment or accrual of dividend equivalents.

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Stock Appreciation Rights. An SAR is an award entitling the holder, upon exercise, to receive a number of shares of our common stock, or cash (or a combination of shares of our common stock and cash, such form to be determined by our Board of Directors) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price. The Amended 2020 Plan provides that the measurement price of an SAR may not be less than the fair market value of our common stock on the date the SAR is granted (provided, however, that if our Board of Directors approves the grant of an SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the Amended 2020 Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the Amended 2020 Plan may provide for the payment or accrual of dividend equivalents.
Limitation on Repricing of Options or SARs. With respect to options and SARs, unless such action is approved by shareholders or otherwise permitted under the terms of the Amended 2020 Plan in connection with certain changes in capitalization and reorganization events, we may not (1) amend any outstanding option or SAR granted under the Amended 2020 Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (2) cancel any outstanding option or SAR (whether or not granted under the Amended 2020 Plan) and grant in substitution therefor new awards under the Amended 2020 Plan (other than certain substitute awards issued in connection with an acquisition by us, described above) covering the same or a different number of shares of our common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the canceled option or SAR, (3) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of our common stock, or (4) take any other action under the Amended 2020 Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market.
Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by us with respect to shares of restricted stock will be paid to the participant if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares or at such other time as the Board of Directors shall determine and set forth in the applicable restricted stock award agreement.
Restricted Stock Unit Awards. Restricted stock units, or RSUs, entitle the recipient to receive shares of our common stock or cash equal to the fair market value of such shares (or a combination of shares of our common stock and cash), to be delivered as soon as practicable after the time such award vests pursuant to the terms and conditions established by our Board of Directors. Our Board of Directors may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. Our Board of Directors may provide that a grant of RSUs may provide the participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock. Any such dividend equivalents may be settled in cash and/or shares of our common stock and may be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded, in each case, as set forth in the applicable award agreement.
Other Stock-Based Awards. Under the Amended 2020 Plan, our Board of Directors may grant other awards of shares of our common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, having such terms and conditions as our Board of Directors may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in settlement of other awards granted under the Amended 2020 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or in cash, as our Board of Directors may determine. The award agreement of an other stock-based award may provide the holder of an other stock-based award with the right to receive dividend equivalents. Dividend equivalents may be settled in cash and/or shares of our common stock and may be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded, in each case as set forth in the applicable award agreement.
Performance Conditions. Our Board of Directors may specify that the degree of granting, vesting and/or payout of any award subject to performance-based vesting conditions will be subject to the achievement of one or more of the following performance measures established by the Board of Directors, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following measures (and which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board of Directors): (i) net income, (ii) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (iii) operating profit before or after discontinued operations and/or taxes, (iv) sales, (v) sales growth, (vi) earnings growth (vii) cash flow, free cash flow or cash position, (viii) gross margins or margin percentages, (ix) stock price, (x) market share, (xi) return on sales, assets, equity or investment, (xii) improvement of financial ratings, (xiii) achievement of balance sheet or income statement objectives, (xiv) total shareholder return, (xv) product release schedules, (xvi) product shipment targets, (xvii) customer satisfaction, (xviii) product design-in and/or design-win revenue opportunities, (xix) new product innovation or (xx) any other measure selected by the Board of Directors. These goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board of Directors may specify that such performance measures will be adjusted to exclude any one or more of (A) extraordinary items, (B) gains or losses

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on the dispositions of discontinued operations, (C) the cumulative effects of changes in accounting principles, (D) the writedown of any asset, (E) fluctuation in foreign currency exchange rates, (F) charges for restructuring and rationalization programs, (G) non-cash, mark-to-market adjustments on derivative instruments, (H) amortization of purchased intangibles, (I) the net impact of tax rate changes, (J) non-cash asset impairment charges, (K) gains on extinguishment of the tax receivable agreement and (L) any other factors as the Board of Directors may determine. Such performance measures: (x) may vary by participant and may be different for different awards; (y) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works; and (z) may cover such period as may be specified by the Board of Directors. The Board of Directors will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Our Board of Directors may adjust the cash or number of shares payable pursuant to a performance award, and the Board of Directors may, at any time, waive the achievement of the applicable performance measures, including in the case of the death or disability of the participant or a change in control of the Company.
Eligibility to Receive Awards
All of our employees, officers and directors, as well as our consultants and advisors, are eligible to receive awards under the Amended 2020 Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.
Transferability of Awards
Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code, our Board of Directors may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended, for the registration of the sale of the common stock subject to such award to the proposed transferee. Further, we are not required to recognize any transfer until such time as the participant and the permitted transferee have, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to the Company.
No Rights as a Shareholder; Clawback
No participant shall have any rights as a shareholder with respect to any shares of common stock to be issued with respect to an award granted under the Amended 2020 Plan until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award under the Amended 2020 Plan, a participant agrees to be bound by any clawback policy that we have in effect or may adopt in the future.
Participation and New Plan Benefits
As of November 1, 2025, 16,003 persons were eligible to receive awards under the 2020 Plan, including 15,989 employees of the Company (excluding officers), five officers (all of whom are also employees) and nine non-employee directors (excluding our Chief Executive Officer and Chair of the Board, who is an employee and executive officer). Consistent with past practices, the Company has not granted awards to consultants under the 2020 Plan and does not currently intend to grant awards to consultants under the Amended 2020 Plan. The granting of future awards under the Amended 2020 Plan is generally discretionary, and the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group. However, under our Equity Award Grant Date Policy all of our non-employee directors who are elected or re-elected at the 2026 Annual Meeting will automatically receive a new grant of RSUs with a grant date value of approximately $235,000 as described above in “Annual Director Compensation.”
On January 8, 2026, the last reported sale price of our common stock on the Nasdaq Global Select Market was $299.16.
Administration
The Amended 2020 Plan will be administered by our Board of Directors. Our Board of Directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Amended 2020 Plan that it deems advisable and to construe and interpret the provisions of the Amended 2020 Plan and any award agreements entered into under the Amended 2020 Plan. Our Board of Directors

84	Proposal 4: Approval of the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan

may correct any defect, supply any omission or reconcile any inconsistency in the Amended 2020 Plan or any award. All actions and decisions by our Board of Directors with respect to the Amended 2020 Plan and any awards made under the Amended 2020 Plan will be made in our Board of Directors’ discretion and will be final and binding on all persons having or claiming any interest in the Amended 2020 Plan or in any award.
Pursuant to the terms of the Amended 2020 Plan, our Board of Directors may delegate any or all of its powers under the Amended 2020 Plan to one or more committees or subcommittees of our Board of Directors. To the extent permitted by applicable law, the Board of Directors may delegate to one or more officers of the Company the power to grant awards to employees, consultants, advisors, or officers of the Company and to exercise such other powers under the Amended 2020 Plan as the Board of Directors may determine; provided, however, that no officer shall be authorized to grant awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or to any “officer” of the Company (as defined in Rule 16a-1 under the Exchange Act). Awards granted to non-employee directors must be administered by a committee of the Board of Directors, all of the members of which are independent directors as defined by Section 5605(a)(2) or any successor provision of the Nasdaq Marketplace Rules.
Subject to any applicable limitations contained in the Amended 2020 Plan, the Board of Directors, the Compensation and Talent Committee, or any other committee or officer to whom the Board of Directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.
Each award under the Amended 2020 Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our Board of Directors need not treat participants uniformly. Our Board of Directors will determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award. The Board of Directors may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.
In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our Board of Directors, to (i) the number and class of securities available under the Amended 2020 Plan, (ii) the share counting rules set forth in the Amended 2020 Plan, (iii) the sublimits contained in the Amended 2020 Plan, (iv) the number and class of securities and exercise price per share of each outstanding option, (v) the share- and per-share provisions and the measurement price of each outstanding SAR, (vi) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock, and (vii) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU award and each outstanding other stock-based award.
We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the Amended 2020 Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our Board of Directors’ approval) arising out of any act or omission to act concerning the Amended 2020 Plan unless arising out of such person’s own fraud or bad faith.
Except as otherwise provided under the Amended 2020 Plan with respect to repricing outstanding stock options or SARs, our Board of Directors may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless our Board of Directors determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the Amended 2020 Plan or the change is otherwise permitted under the terms of the Amended 2020 Plan in connection with a change in capitalization or reorganization event.
Reorganization Events
The Amended 2020 Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the Amended 2020 Plan as (a) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is canceled, (b) any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction or (c) our liquidation or dissolution.
Provisions Applicable to Awards Other than Restricted Stock. Under the Amended 2020 Plan, if a reorganization event occurs (regardless of whether such event also constitutes a Change in Control Event, as defined in the Amended 2020 Plan), our Board of Directors shall provide that all outstanding awards other than restricted stock shall be assumed, or equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). If such reorganization event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any award other than restricted stock or any other agreement between a participant and us (A) one-half of the number of shares subject to the award other than restricted stock which were not already vested shall become vested and/or exercisable upon

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the occurrence of such reorganization event and, subject to (B) below, the remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such award, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each subsequent vesting date and (B) such assumed or substituted award other than restricted stock shall become immediately vested and/or exercisable in full if, on or prior to the first anniversary of the date of the consummation of the reorganization event, the participant’s employment with us or the acquiring or succeeding corporation is terminated for Good Reason (as defined in the Amended 2020 Plan) by the Participant or is terminated without Cause (as defined in the Amended 2020 Plan) by us or the acquiring or succeeding corporation. For purposes hereof, an award other than restricted stock shall be considered to be assumed if, following consummation of the reorganization event, the award confers the right to purchase or receive, for each share of common stock subject to the award immediately prior to the consummation of the reorganization event, the consideration (whether cash, securities or other property) received as a result of the reorganization event by holders of common stock for each share of common stock held immediately prior to the consummation of the reorganization event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of common stock); provided, however, that if the consideration received as a result of the reorganization event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), we may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise and/or vesting of the awards other than restricted stock to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board of Directors) to the per share consideration received by holders of outstanding shares of common stock as a result of the reorganization event.
Notwithstanding the foregoing and anything to the contrary in the Amended 2020 Plan, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such awards other than restricted stock, or in the event of a liquidation or dissolution of the Company, the Board of Directors shall, upon written notice to the participants, provide that all then unexercised or unvested awards other than restricted stock will become vested and/or exercisable in full as of a specified time prior to the reorganization event and will terminate immediately prior to the consummation of such reorganization event, except to the extent, as applicable, exercised by the participants before the consummation of such reorganization event; provided, however, that in the event of a reorganization event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share of common stock surrendered pursuant to such reorganization event (referred to as the Acquisition Price), then the Board of Directors may instead provide that all outstanding awards other than restricted stock shall terminate upon consummation of such reorganization event and that each participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of common stock subject to such outstanding award other than restricted stock (whether or not then vested), exceeds (B) the aggregate exercise price of such award other than restricted stock, if any. Further, certain restricted stock unit awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement.
Provisions Applicable to Restricted Stock. Restricted stock Upon the occurrence of a reorganization event (regardless of whether such event also constitutes a Change in Control Event), the repurchase and other rights of the Company under each outstanding award of restricted stock shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such award of restricted stock.
Change in Control Event
Provisions Applicable to Awards Other than Restricted Stock. The Amended 2020 Plan also contains provisions addressing the consequences of any Change in Control Event. Upon the occurrence of a Change in Control Event that does not also constitute a reorganization event, except to the extent specifically provided to the contrary in the instrument evidencing any award other than restricted stock or any other agreement between a participant and us, and notwithstanding anything to the contrary in the Amended 2020 Plan, the vesting schedule of such award shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested on any date after the date of the Change in Control Event shall immediately become vested and/or exercisable. The remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such award other than restricted stock, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each such subsequent vesting date; provided, however, that each such award other than restricted stock shall be immediately vested and/or exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with us or the acquiring or succeeding corporation is terminated for Good Reason by the participant or is terminated without Cause by us or the acquiring or succeeding corporation.
Provisions Applicable to Restricted Stock. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a reorganization event), except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between a participant and us, and notwithstanding anything to the contrary in the Amended 2020 Plan, the vesting schedule of all awards of restricted stock shall be accelerated in part so that one-half of the number of shares that would otherwise have first become free from conditions or restrictions on any date after the date of the Change in Control Event shall immediately become free from conditions or restrictions. Subject to the following sentence, the remaining one-half of such number of shares shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such award, with one-half of the number of shares that would otherwise have become free from conditions or restrictions on each subsequent vesting date in accordance with the original schedule becoming free from conditions or restrictions on

86	Proposal 4: Approval of the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan

each subsequent vesting date. In addition, each such award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the participant’s employment with us or the acquiring or succeeding corporation is terminated for Good Reason by the participant or is terminated without Cause us or the acquiring or succeeding corporation.
Provisions for Foreign Participants
The Board of Directors may establish one or more sub-plans under the Amended 2020 Plan to satisfy applicable securities, tax or other laws of various jurisdictions. The Board of Directors will establish such sub-plans by adopting supplements to the Amended 2020 Plan containing any limitations on the Board of Director’s discretion under the Amended 2020 Plan and any additional terms and conditions not otherwise inconsistent with the Amended 2020 Plan as the Board of Directors deems necessary or desirable. All supplements adopted by the Board of Directors will be deemed to be part of the Amended 2020 Plan, but each supplement will only apply to participants within the affected jurisdiction.
Amendment or Termination
If we receive shareholder approval of the Amended 2020 Plan, no award may be granted under the Amended 2020 Plan after March 11, 2030, but awards previously granted may extend beyond that date. Our Board of Directors may amend, suspend or terminate the Amended 2020 Plan or any portion of the Amended 2020 Plan at any time, except that (i) no amendment may be made to the plan to permit an option or SAR to be repriced without shareholder approval and (ii) no amendment that would require shareholder approval under the rules of the national securities exchange on which we then maintain our primary listing may be made effective unless and until such amendment has been approved by our shareholders. If the national securities exchange on which we then maintain our primary listing does not have rules regarding when shareholder approval of amendments to equity compensation plans is required (or if our common stock is not then listed on any national securities exchange), no amendment of the Amended 2020 Plan materially increasing the number of shares authorized under the plan, expanding the types of awards that may be granted under the plan or materially expanding the class of participants eligible to participate in the plan will be effective unless and until the our shareholders approve such amendment. If at any time the approval of our shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our Board of Directors may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Amended 2020 Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the Amended 2020 Plan at the time the amendment is adopted, provided that our Board of Directors determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the Amended 2020 Plan. No award will be made that is conditioned on shareholder approval of any amendment to the Amended 2020 Plan unless the award provides that (i) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our common stock) prior to the receipt of such shareholder approval.
If shareholders do not approve the adoption of the Amended 2020 Plan, the Amended 2020 Plan will not go into effect, but we may continue to grant awards under the existing 2020 Plan. In this event, the Board of Directors will consider whether to adopt alternative arrangements based on its assessment of the needs of the Company.
Federal Income Tax Consequences
The following is a summary of the United States federal ordinary income tax consequences that generally will arise with respect to awards granted under the Amended 2020 Plan and not of FICA, SECA, state, local or foreign taxes. This summary is based on the U.S. federal income tax laws in effect as of the date of this proxy statement and does not include a discussion of or anticipate changes that may become effective or be implemented after November 1, 2025. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.
Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by ADI or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition, and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

2026 Proxy Statement	87

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Stock Appreciation Rights. A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Units. A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the Amended 2020 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.
Tax Consequences to the Company. There will be no tax consequences to the Company except that the Company will be potentially eligible for a tax deduction when a participant has compensation income Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the limitations of Section 162(m) of the Code and the satisfaction of our tax reporting obligations. Section 162(m) may limit the deductibility of compensation paid to our chief executive officer and to each of our other “covered employees” under Section 162(m). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible by us only to the extent that it does not exceed $1,000,000 or an exemption from such deduction limitation is applicable and available. The exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed, generally effective for taxable years beginning after December 31, 2017, such that any awards granted under the Amended 2020 Plan are not eligible to qualify for any exemption from such deduction limitation. We reserve the right to grant awards under the 2020 Plan that results in compensation to our covered employees in excess of the $1,000,000 Section 162(m) deduction limitation.

88	Proposal 4: Approval of the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan

2020 Plan Benefits
The following table shows all awards granted to the applicable individuals and groups under the 2020 Plan since the 2020 Plan's original effectiveness through November 1, 2025, even if not currently outstanding.

Name and Position(1)	Number of Units/ Awards/Shares Subject to Past Awards(2)	Number of Units Awards/Shares Vested as of November 1, 2025	Number of Units Awards/Shares Unvested as of November 1, 2025(3)
Vincent Roche Chief Executive Officer and Chair of the Board of Directors	1,216,018	934,898	532,859
Richard C. Puccio, Jr. Executive Vice President and Chief Financial Officer	112,610	19,998	130,320
Martin Cotter Senior Vice President, Vertical Business Units	157,884	129,786	87,268
Vivek Jain Executive Vice President, Global Operations and Technology	125,307	70,507	116,438
Katsu Nakamura Senior Vice President and Chief Customer Officer	30,471	9,684	34,865
All executive officers as a group (5 persons)	1,642,290	1,164,873	901,750
All directors who are not executive officers as a group (10 persons)	52,590	42,150	10,440
Each nominee for election as a director:
André Andonian	4,608	3,448	1,160
Edward H. Frank	8,733	7,573	1,160
Karen M. Golz	8,733	7,573	1,160
Peter B. Henry	2,679	1,519	1,160
Stephen M. Jennings	3,253	2,093	1,160
Mercedes Johnson	5,773	4,613	1,160
Yoky Matsuoka	—	—	—
Ray Stata	8,733	7,573	1,160
Andrea F. Wainer	1,345	185	1,160
Susie Wee	8,733	7,573	1,160
All current employees, who are not executive officers, as a group (12,897 persons)	9,284,592	4,547,136	3,785,129
(1)No equity awards were granted to associates of any of our directors, executive officers, or director nominees. Additionally, no other person received 5% of the awards under the 2020 Plan.
(2)Reflects the target number of shares that were eligible to be earned based on satisfaction of the applicable performance goals.
(3)Reflects the maximum number of shares eligible to be earned and vested based on satisfaction of the applicable performance goals, unless the performance period had already ended as of November 1, 2025 and the actual number of shares eligible to vest is determinable.

2026 Proxy Statement	89

PROPOSAL 5 Shareholder Proposal Our Board of Directors recommends that you vote AGAINST this shareholder proposal.

Mr. John Chevedden has submitted the following proposal for consideration at the Annual Meeting. The address of, and the number of shares owned by, such shareholder will be provided upon written request to the Corporate Secretary. The shareholder proposal will be voted on at the Annual Meeting only if properly presented at the Annual Meeting by or on behalf of the shareholder proponent.
The text of the shareholder proposal set forth below appears exactly as it was received by us unless otherwise noted. All statements contained in the shareholder proposal are the sole responsibility of the proponent.
Proposal 5 – Improve Shareholder Ability to Call for a Special Shareholder Meeting
Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting. Such a special shareholder meeting can be an online shareholder meeting.
There shall be no discriminatory rule to mandate ownership of Analog Devices shares for a specific period of time in order for shares to participate in calling for a special shareholder meeting. It is important to enable shareholders who recent purchased Company stock to call for a special shareholder meeting because those shareholders can be the shareholders who are most informed about the prospects of the Company since they recently did research on the Company that triggered their decision to purchase Company stock.
To guard against the Analog Devices Board of Directors becoming complacent shareholders need the ability to call a special shareholder meeting to help the Board adopt new strategies when the need arises.
This proposal topic won between 51% and 72% support each in 2024 at Jabil, Warner Brothers Discovery, ANSYS, Vertex Pharmaceuticals and DexCom.
There is no concern that allowing 10% of shares to call for a special shareholder meeting, as called for in this proposal, is too easy. It is almost unheard of for any special shareholder meeting, called for by shareholders, to ever occur at any company even though a significant number of companies allow 10% of shareholders to call for a special shareholder meeting.
The reason to have this right is that with this right in place companies are more likely to engage productively with their shareholders because shareholders have an alternative ability to call for a special shareholder meeting.
A shareholder right to call for a special shareholder meeting, as called for in this proposal, can help make shareholder engagement meaningful. A shareholder right to call for an online special shareholder meeting will help ensure that the Analog Devices Board and management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for an online special shareholder meeting.
With the widespread use of online shareholder meetings it is much easier for a company to conduct a special shareholder meeting online for important issues and the Analog Devices bylaws thus need to be updated accordingly.
Please vote yes:
Improved Shareholder Ability to Call for a Special Shareholder Meeting – Proposal 5

90	Proposal 5: Shareholder Proposal

ADI’s Board of Directors’ Statement in Opposition to Shareholder Proposal
The Board of Directors recommends that shareholders vote “AGAINST” this proposal for the following reasons:
We are committed to regular engagement with our shareholders to inform our corporate decisions and the Board of Directors has already taken thoughtful action to provide shareholders with a meaningful right to call a special meeting, reducing the voting threshold from 80% to 25%.
In January 2025, the Board of Directors approved and adopted an amendment to our existing Bylaws (as so amended and restated, the “Second Amended and Restated Bylaws”) to lower the ownership threshold required for shareholders to call a special meeting of shareholders from 80% of our outstanding shares to 25% of our outstanding shares, with such shares having been held continuously for at least one year. During fiscal years 2024 and 2025, we conducted robust engagement with our shareholders as part of our annual outreach program, meeting with shareholders representing over 36% of our total shares outstanding and proxy advisory firms in fiscal year 2024 and with shareholders representing approximately 25% of our total shares outstanding and proxy advisory firms in fiscal year 2025. During these meetings, many of our largest institutional shareholders deferred to the Board of Directors to determine an ownership threshold that is appropriate for the Company’s specific facts and circumstances or expressed support of a 25% ownership threshold. Some of our other shareholders expressed concerns that a 10% ownership threshold to call a special meeting of shareholders would be too low.
The existing right to call a special meeting protects against misuse by a small number of shareholders whose interests may not be shared by the majority of shareholders.
Our existing right to call a special meeting substantially addresses the essential objective of the proposal—ensuring that shareholders have a viable and reasonable mechanism to call a special meeting when urgent or strategic matters arise—and does so in a manner that balances responsiveness with appropriate safeguards, considering also that special meetings are a seldomly utilized mechanism for shareholder engagement at public companies.
Organizing and preparing for a special meeting results in significant costs to the Company in legal, administrative, printing, distribution, and other fees. It also requires considerable attention from our senior executives, diverting their focus from performing their primary functions of overseeing and operating our business in the best interests of all shareholders. Consequently, the Board of Directors believes that special meetings should be called only to consider matters deemed by a significant portion of our shareholders to warrant immediate attention and that cannot be deferred for consideration until the next annual meeting. A low ownership threshold could allow small groups of shareholders to misuse the special meeting right to advance narrow or short-term interests that might not be shared by our broader shareholder base. Given the Company’s ownership profile, a large number of combinations of long‑term shareholders can already meet the 25% threshold today. In any realistic scenario, smaller holders must coordinate with larger institutions whether the threshold is set at 25% or 10%, so further reducing the threshold would not materially enhance practical access to the special meeting right.
The Board of Directors believes that the one-year holding requirement appropriately ensures that the right is exercised by shareholders with a sustained economic interest in the Company, consistent with feedback received during our shareholder outreach. This requirement provides a procedural safeguard against shareholders with short-term goals, who could otherwise call a special meeting without having had a financial stake for any meaningful period of time, resulting in outsized attention and resources being devoted to special interests inconsistent with the long-term goals of ADI and at the expense of shareholders who seek a long-term investment in our company.
Our existing shareholder special meeting right reflects public company best practices.
We have long believed that good corporate governance is important to ensure that ADI is managed for the long-term benefit of our shareholders. Our existing 25% ownership threshold reflects prevailing public company corporate governance practice. Among S&P 500 companies, based on FactSet data as of December 10, 2025, 24.3% do not allow stockholders to call special meetings at all and 37.0% maintain a stockholder special meeting right with a threshold of 25% or higher, while only 15.7% have adopted a threshold of 10% or lower.
Our commitment to strong corporate governance ensures Board of Directors’ accountability and promotes long-term shareholder value.
In considering the shareholder proposal, the Board of Directors encourages shareholders to consider our existing special meeting right in the context of our broader commitment to strong corporate governance. We have a longstanding and robust annual shareholder engagement program, as described in this proxy statement. In addition, we periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of ADI and our shareholders and that reflect shareholder input, appropriately balance the roles of

2026 Proxy Statement	91

the Board of Directors and management, and safeguard shareholders’ interests. These governance practices, in addition to our existing shareholder special meeting right and robust shareholder engagement program, promote Board accountability and responsiveness to shareholders, including:
▶No supermajority vote requirements for amendments to our Articles of Organization or mergers
▶Majority of directors are independent
▶Audit, Compensation and Talent, and Nominating and Corporate Governance Committees are each composed solely of independent directors
▶Annual election of directors
▶Majority voting for directors in uncontested director elections, with incumbent directors who fail to receive the required majority vote required to tender their resignation for consideration by the Board of Directors
▶Strong Board refreshment and effective director succession planning, resulting in average tenure of independent director nominees of 3.75 years
▶Proxy access right to nominate directors
▶Regular executive sessions of independent directors
▶Rigorous stock ownership requirements for directors and executives
▶Clawback policy for CEO and other officers
▶Active engagement by our Board of Directors in overseeing talent and long-term succession planning for executives
▶Annual Board of Directors and committee self-evaluations
▶No dual class of stock or controlling shareholder
For these reasons, the Board of Directors believes that the adoption of this proposal is not in the best interests of ADI and its shareholders and recommends a vote AGAINST this proposal.

92	Proposal 5: Shareholder Proposal

Q&A About Annual Meeting and Voting
Q:What is the purpose of the Annual Meeting?
A:At the Annual Meeting, shareholders will consider and vote on the following matters:
1.The election of the 10 nominees named in this Proxy Statement to our Board of Directors, each for a term expiring at the next annual meeting of shareholders.
2.The approval, by non-binding “say-on-pay” vote, of the compensation of our NEOs, as described in the Compensation Discussion and Analysis, executive compensation tables, and accompanying narrative disclosures in this Proxy Statement.
3.The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2026.
4.The approval of the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan.
5.A shareholder proposal, if properly presented at the Annual Meeting.
The shareholders will also act on any other business that may properly come before the meeting or any postponement, adjournment, rescheduling, or continuation of the Annual Meeting.
Q:Who can vote?
A:To be able to vote, you must have been an ADI shareholder of record at the close of business on January 8, 2026. This date is the record date for the Annual Meeting. The number of shares entitled to vote on each proposal at the Annual Meeting is 488,628,595 shares of our common stock.
Q:How many votes do I have?
A:Each share of our common stock that you own on the record date entitles you to one vote on each matter that is voted on.
Q:Is my vote important?
A:Yes. Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.
Q:How do I vote?
A:If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker, or other nominee, you may vote in one of four ways.
1.By Internet. If you have Internet access, you may vote by proxy from any location in the world by going to proxyvote.com and following the Internet voting instructions on the Notice of Internet Availability of Proxy Materials or the proxy card. Proxies submitted via the Internet must be received by 11:59 p.m. Eastern Time on March 10, 2026.
2.By telephone. You may vote by proxy by calling 1-800-690-6903 toll-free within the United States, U.S. territories and Canada and following the instructions provided by the recorded message. Proxies submitted via telephone must be received by 11:59 p.m. Eastern Time, on March 10, 2026.
3.By mail. If you received a printed proxy card, you may vote by proxy by completing and signing the proxy card and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to your instructions on the proxy card that you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this Proxy Statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR each director nominee, FOR each of Proposals 2, 3, and 4, and AGAINST Proposal 5.
4.In person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing a ballot. Ballots will be available at the Annual Meeting.

2026 Proxy Statement	93

Q:Can I vote if my shares are held in “street name”?
A:If the ADI shares that you own are held in “street name” by a bank, broker, or other nominee, your bank, broker, or other nominee is considered, with respect to those shares, the record holder of your shares, and is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions that your bank, broker, or other nominee provides you. Many banks, brokers, or other nominees also offer the option of submitting voting instructions over the Internet or by telephone, instructions for which would be provided by your bank, broker, or other nominee on your voting instruction form.
If you hold shares through an account with a broker, the voting of shares by such broker when you do not provide voting instructions is governed by applicable stock exchange rules. These rules allow brokers to vote shares at their discretion on certain matters for which their customers do not provide voting instructions. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2026 (Proposal 3) is a proposal on which your broker is expected to be able to vote even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1), the “say-on-pay” advisory vote (Proposal 2), the approval of the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan (Proposal 4), and the shareholder proposal (Proposal 5) are proposals on which your bank, broker, or other nominee may not vote if you do not instruct your bank, broker, or other nominee how to vote with respect to these proposals. “Broker non-votes” are shares that are held in “street name” by a bank, broker, or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular proposal.
If your shares are held in “street name” as of the record date January 8, 2026, you must bring an account statement or letter from your broker or other nominee, showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the Annual Meeting on March 11, 2026. To be able to vote your shares held in “street name” at the Annual Meeting, you need to obtain a legal proxy from your bank, broker, or other nominee, issued in your name giving the right to vote your shares.
Q:Can I change my vote or revoke my proxy after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?
A:Yes. If you are the “record holder” of your shares, you can revoke your proxy or change your vote at any time before the polls close at the Annual Meeting by doing any one of the following things:
▶voting by proxy over the Internet or by telephone as instructed above (only your latest Internet or telephone vote is counted);
▶signing and returning another proxy card with a later date;
▶giving our Corporate Secretary a written notice before the meeting that you want to revoke your proxy; or
▶attending the Annual Meeting, requesting that your proxy be revoked and voting in person as instructed above.
Your attendance at the Annual Meeting alone will not revoke your proxy.
If your shares are held in “street name,” you may submit a new, later-dated voting instruction form or contact your bank, broker, or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question entitled “Can I vote if my shares are held in ‘street name’”?
Q:What constitutes a quorum?
A:In order for business to be conducted at the Annual Meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the Annual Meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on January 8, 2026, the record date, or at least 244,314,298 shares.
Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for the purpose of determining whether a quorum exists at the Annual Meeting for that proposal. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
Q:What vote is required for each proposal?
A:Election of directors (Proposal 1). Under our Bylaws, a nominee will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election, with abstentions and “broker non-votes” not counting as votes “for” or “against.” If the shares you own are held in “street name” by a bank, broker, or other nominee, your bank, broker, or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank, broker, or other nominee how to vote with respect to this proposal, your bank, broker, or other nominee may not vote your shares with respect to the election of directors. If an incumbent director nominee in an uncontested election of directors receives a majority of votes “against” his or her election, the director must tender a resignation from the Board of Directors. The Board of Directors will then decide whether to accept the resignation within 90 days following certification of the shareholder vote (based on the recommendation of a committee of independent directors). We will publicly disclose the Board of Directors’ decision and its reasoning with regard to the offered resignation.

94	Q&A About Annual Meeting and Voting

“Say-on-Pay” (Proposal 2). Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our NEOs, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our Bylaws, the affirmative vote of a majority of the total number of votes cast on the proposal is needed to approve this resolution. The vote is advisory and non-binding in nature but our Compensation and Talent Committee will take into account the outcome of the vote when considering future executive compensation arrangements. If you do not instruct your bank, broker, or other nominee how to vote with respect to this proposal, your bank, broker, or other nominee may not vote your shares with respect to this proposal.
Ratification of selection of independent registered public accounting firm (Proposal 3). Under our Bylaws, the affirmative vote of a majority of the total number of votes cast on the proposal is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2026. Even if you do not instruct your bank, broker, or other nominee how to vote with respect to this proposal, your bank, broker, or other nominee may vote your shares with respect to this proposal.
Approval of the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan (Proposal 4). Under our Bylaws, the affirmative vote of a majority of the total number of votes cast on the proposal is needed to approve the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan. If you do not instruct your bank, broker, or other nominee how to vote with respect to Proposal 4, your bank, broker, or other nominee may not vote your shares with respect to the proposal.
Shareholder proposal (Proposal 5). Under our Bylaws, the affirmative vote of a majority of the total number of votes cast on the proposal is needed to approve the shareholder proposal. If you do not instruct your bank, broker, or other nominee how to vote with respect to Proposal 5, your bank, broker, or other nominee may not vote your shares with respect to the proposal.
Q:How will votes be counted?
A:Each share of common stock will be counted as one vote according to the instructions contained on a properly completed proxy card, whether submitted by mail, over the Internet or by telephone, or on a ballot voted in person at the Annual Meeting. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are “broker non-votes.” Banks, brokers, and other nominees who do not receive instructions with respect to Proposals 1, 2, 4, or 5 will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or ”against”. Accordingly, assuming the presence of a quorum, abstentions and “broker non-votes” for a particular proposal will not be counted as votes cast to determine the outcome of a particular proposal.
Q:Who will count the votes?
A:The votes will be counted, tabulated, and certified by Broadridge Financial Solutions, Inc.
Q:Will my vote be kept confidential?
A:Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The tabulation agent will forward any written comments that you make on the proxy card to management without providing your name unless you expressly request disclosure on your proxy card.
Q:How does the Board of Directors recommend that I vote on the proposals?
A:The Board of Directors recommends that you vote:
FOR the election of each of the 10 nominees to serve as directors on the Board of Directors, each for a term expiring at the next annual meeting of shareholders (Proposal 1);
FOR the approval, by non-binding “say-on-pay” vote, of the compensation of our NEOs, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this Proxy Statement (Proposal 2);
FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2026 (Proposal 3);
FOR the approval of Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan (Proposal 4); and
AGAINST the shareholder proposal (Proposal 5).
Q:Will any other matters be voted on at this meeting?
A:No. Under the laws of Massachusetts, where we are incorporated, an item may not be brought before our shareholders at a meeting unless it appears in the notice of the meeting. Our Bylaws establish the process for a shareholder to bring a matter before a meeting. See “Additional Information” below.

2026 Proxy Statement	95

Q:Where can I find the voting results?
A:We will report the voting results in a Form 8-K filed with the SEC within four business days after the conclusion of the Annual Meeting.
Q:What are the costs of soliciting these proxies and who will pay?
A:Our Board of Directors is soliciting proxies for the matters to be voted on, and we will bear the costs of the solicitation. We have engaged Alliance Advisors LLC to assist us with the solicitation of proxies and expect to pay Alliance Advisors approximately $19,000 for their services. In addition to solicitations by mail, Alliance Advisors and our directors, officers and regular employees may solicit proxies by telephone, email, and personal interviews without additional remuneration. We will request brokers, custodians, and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.
Q:Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?
A:We are distributing our proxy materials to shareholders via the Internet under the “Notice and Access” approach permitted by the rules of the SEC. This approach expedites shareholders’ receipt of proxy materials while conserving natural resources and reducing our distribution costs. On or about January 23, 2026, we mailed a Notice of Internet Availability of Proxy Materials to participating shareholders containing instructions on how to access the proxy materials on the Internet, and if desired, to request to receive a paper copy of our proxy materials by mail.
Q:How can I obtain an Annual Report on Form 10-K?
A:Our Annual Report on Form 10-K for the fiscal year ended November 1, 2025 is available on our website at https://investor.analog.com/financial-info/annual-reports. If you would like a copy of our Annual Report on Form 10-K for fiscal year 2025 and/or any of its exhibits, we will send you such materials without charge. Please contact:
Investor Relations Department
Analog Devices, Inc.
One Analog Way
Wilmington, Massachusetts 01887
Phone: 781-461-3282
Email: investor.relations@analog.com
Q:Whom should I contact if I have any questions?
A:If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Investor Relations Department, at the address, telephone number or email address listed above.

96	Q&A About Annual Meeting and Voting

Additional Information
Other Matters
Our Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.
Shareholder Proposals for Inclusion in Proxy Statement
If you are interested in submitting a proposal for inclusion in our proxy statement for the 2027 annual meeting of shareholders, you need to follow the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal for our proxy statement for the 2027 annual meeting of shareholders at our principal corporate offices in Wilmington, Massachusetts at the address below no later than September 25, 2026.
Shareholder Director Nominations for Inclusion in Proxy Statement
Our Board of Directors has implemented a proxy access provision in our Bylaws, which allows a shareholder or group of up to 20 shareholders owning in aggregate 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided the shareholder(s) and nominee(s) satisfy the requirements in the Bylaws. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in our proxy statement pursuant to these proxy access provisions in Article I, Section 1.9(c) of our Bylaws, the Corporate Secretary must receive advance written notice at the address noted below not less than 120 days nor more than 150 days before the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting of shareholders is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, or if no annual meeting was held in the preceding year, then we must receive such notice at the address noted below not earlier than the 150th day before such annual meeting and not later than the close of business on the later of (1) the 120th day prior to such annual meeting and (2) the seventh day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2027 annual meeting of shareholders is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the Annual Meeting, you would need to give us appropriate notice at the address noted below no earlier than October 12, 2026, and no later than November 11, 2026.
Shareholder Proposals and Director Nominations Not Included in Proxy Statement
In addition, our Bylaws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that shareholders wish to present for action at an annual meeting of shareholders other than those to be included in our proxy statement under Rule 14a-8. The Corporate Secretary must receive such notice at the address noted below not less than 90 days or more than 120 days before the first anniversary of the preceding year’s annual meeting of shareholders. However, if the date of our annual meeting of shareholders is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting and (2) the seventh day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2027 annual meeting of shareholders is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the Annual Meeting, you would need to give us appropriate notice at the address noted below no earlier than November 11, 2026, and no later than December 11, 2026. If a shareholder does not provide timely notice of a nomination or other matter to be presented at the 2027 annual meeting of shareholders, under Massachusetts law, it may not be brought before our shareholders at a meeting. Our Bylaws also specify requirements relating to the content of the notice (including the information required by Rule 14a-19 under the Exchange Act) that shareholders must provide to the Corporate Secretary of ADI for a shareholder proposal or nomination for director, to be properly presented at an annual shareholder meeting. A copy of the full text of our Bylaws is on file with the SEC and publicly available on our website.

2026 Proxy Statement	97

Any proposals, nominations or notices should be sent to:
Janene Asgeirsson, Corporate Secretary
Analog Devices, Inc.
One Analog Way
Wilmington, Massachusetts 01887
Phone: 781-937-1164
Email: janene.asgeirsson@analog.com
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders sharing your address unless we have received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of either document to you if you contact us at the following address, telephone number or email address: Investor Relations Department, Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts 01887, telephone: 781-461-3282, email: investor.relations@analog.com. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per address, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

98	Additional Information

Appendix A
Analog Devices, Inc. 2020 Equity Incentive Plan
(as amended and restated effective March 11, 2026)
1.Purpose
The purpose of this 2020 Equity Incentive Plan (the “Plan”) of Analog Devices, Inc., a Massachusetts corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and equity performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”); provided, however, that such other business ventures shall be limited to entities that, where required by Section 409A of the Code, are eligible issuers of service recipient stock (as defined in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E), or applicable successor regulation). The Plan originally became effective March 11, 2020 (the “Original Effective Date”). This amendment and restatement of the Plan is effective on March 11, 2026, the date of our 2026 annual meeting of shareholders (the “Amendment Effective Date”), subject to the approval of the Company’s shareholders on such date.
2.Eligibility
All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (also as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.
3.Administration and Delegation
(a)Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.
(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.
(c)Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees, consultants, advisors, or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).
(d)Awards to Non-Employee Directors. Awards to non-employee directors will be administered by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the Nasdaq Stock Market (“NASDAQ”) Marketplace Rules.

2026 Proxy Statement	A-1

4.Stock Available for Awards
(a)Number of Shares; Share Counting.
(1)Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan for up to a number of shares of common stock of the Company (the “Common Stock”), that will not exceed 29,979,438 shares, consisting of:
(A)24,592,135 shares less one share for each share subject to any equity award granted under the Plan after November 1, 2025 and prior to the Amendment Effective Date, plus
(B)the applicable number of Returning Shares (as such term is defined below), if any, as such shares become available from time to time.
For such purposes, “Returning Shares” means such applicable additional number of shares of Common Stock as is equal to the number of shares of Common Stock subject to equity awards previously granted under the Plan or the Company’s Amended and Restated 2006 Stock Incentive Plan (the “2006 Plan”) and which equity awards are outstanding on November 1, 2025 (up to a maximum of 5,387,303 shares), or which awards are granted under the Plan and outstanding after November 1, 2025 and prior to the Amendment Effective Date (provided that in no event shall the number of shares subject to any equity award granted under the Plan after November 1, 2025 and prior to the Amendment Effective Date exceed 11,592,135 shares), and which equity awards on or after November 1, 2025 expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right. For the avoidance of doubt, each share that was subject to an award granted under the Plan or the 2006 Plan that is returned to the Plan pursuant to this Section 4(a)(1)(B) as a Returning Share shall cause the Plan’s share reserve to be credited with one share.
Any or all of the shares of Common Stock available for issuance under the Plan may be awarded in the form of Incentive Stock Options (as defined in Section 5(b)), subject, however, to any limitations under the Code that would prohibit shares to be awarded under the Plan in the form of Incentive Stock Options if previously issued pursuant to the exercise of Incentive Stock Options and which shares become Returning Shares. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
(2)Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a) and under the sublimits contained in Section 4(b):
(A)all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimits contained in Section 4(b); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;
(B)to the extent that an RSU may be settled only in cash, no shares shall be counted against the shares available for the grant of Awards under the Plan;
(C)if any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimits contained in Section 4(b) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;
(D)shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and
(E)shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.
(b)Sublimits. Subject to adjustment under Section 10, the following sublimits on the number of shares subject to Awards shall apply:
(1)Per-Participant Limits. The maximum number of shares of Common Stock with respect to which Options and Stock Appreciation Rights may be granted to any Participant under the Plan shall be 2,000,000 per fiscal year of the Company, and the maximum number of shares of Common Stock with respect to which Restricted Stock Awards, Restricted Stock Units and Other Stock Unit Awards may be granted to any Participant under the Plan shall be 1,000,000 per fiscal year of the Company. For purposes of the foregoing limit, the combination of an Option in tandem with a Stock Appreciation Right shall be treated as a single Award.

A-2	Appendix A: Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan

(2)Limit on Awards to Non-Employee Directors. The maximum aggregate amount of cash and value (calculated based on grant date fair value for financial reporting purposes) of Awards granted in any fiscal year to any individual non-employee director shall not exceed $750,000; provided, however, fees paid by the Corporation on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense shall not count against the foregoing limitation. The Committee may make additional exceptions to this limit for individual non-employee directors in extraordinary circumstances or in the case of regulatory filing fees, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
(c)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.
5.Stock Options.
(a)General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable U.S. federal or state securities laws, as the Board considers necessary or advisable.
(b)Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Analog Devices, Inc., any of Analog Devices, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.
(c)Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Grant Date Fair Market Value (as defined below) of the Common Stock on the date the Option is approved; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Grant Date Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:
(1)if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the applicable date; or
(2)if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices on the applicable date as reported by an over-the-counter marketplace designated by the Board; or
(3)if the Common Stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A, except as the Board may expressly determine otherwise.
For any date that is not a trading day, the Grant Date Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately following trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.
The Board has sole discretion to determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the Participant’s agreement that the Board’s determination is conclusive and binding even though others might make a different determination.
(d)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.
(e)Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic and which may be provided to a third-party equity plan administrator) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.
(f)Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(1)in cash or by check, payable to the order of the Company;

2026 Proxy Statement	A-3

(2)except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;
(3)to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;
(4)to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board) on the date of exercise;
(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; or
(6)by any combination of the above permitted forms of payment, to the extent approved by the Board.
(g)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.
(h)No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.
(i)No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.
6.Stock Appreciation Rights
(a)General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (valued in the manner determined by (or in a manner approved by) the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.
(b)Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.
(c)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.
(d)Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.
(e)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having a measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

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(f)No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.
(g)No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.
7.Restricted Stock; RSUs
(a)General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered as soon as practicable after the time such Award vests (“RSUs”).
(b)Terms and Conditions for Restricted Stock and RSUs. The Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.
(c)Additional Provisions Relating to Restricted Stock.
(1)Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares or at such other time as the Board shall determine and set forth in the applicable Award agreement. No interest will be paid on Unvested Dividends.
(2)Delivery of Shares. The Company may require that any shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the shares no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner permitted by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant (including, for the avoidance of doubt, a designation that is not valid under applicable laws), the Participant’s estate.
(d)Additional Provisions Relating to RSUs.
(1)Settlement. As soon as practicable after the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each RSU, the Participant shall be entitled to receive from the Company the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the fair market value (valued in the manner determined by (or in a manner approved by) the Board) of such number of shares or a combination thereof. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”).
(2)Voting Rights. A Participant shall have no voting rights with respect to any RSUs.
(3)Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents will be credited to an account for the Participant, and may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid, in each case as set forth in the applicable award agreement. No interest will be paid on Dividend Equivalents.
8.Other Stock-Based Awards
(a)General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.
(b)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.
(c)Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents will be credited to an account for the Participant, and may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid, in each case as set forth in the applicable award agreement. No interest will be paid on Dividend Equivalents.
9.Performance Awards.
(a)Grants. Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).

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(b)Performance Measures. The Board may specify that the degree of granting, vesting and/or payout of any Performance Award shall be subject to the achievement of one or more performance measures established by the Board which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board: (i) net income, (ii) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (iii) operating profit before or after discontinued operations and/or taxes, (iv) sales, (v) sales growth, (vi) earnings growth, (vii) cash flow, free cash flow or cash position, (viii) gross margins or margin percentages, (ix) stock price, (x) market share, (xi) return on sales, assets, equity or investment, (xii) improvement of financial ratings, (xiii) achievement of balance sheet or income statement objectives, (xiv) total shareholder return, (xv) product release schedules, (xvi) product shipment targets, (xvii) customer satisfaction, (xviii) product design-in and/or design-win revenue opportunities, (xix) new product innovation or (xx) any other measure selected by the Board. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures shall be adjusted to exclude any one or more of (A) extraordinary items, (B) gains or losses on the dispositions of discontinued operations, (C) the cumulative effects of changes in accounting principles, (D) the writedown of any asset, (E) fluctuation in foreign currency exchange rates, (F) charges for restructuring and rationalization programs, (G) non-cash, mark-to-market adjustments on derivative instruments, (H) amortization of purchased intangibles, (I) the net impact of tax rate changes, (J) non-cash asset impairment charges, (K) gains on extinguishment of the tax receivable agreement and (L) any other factors as the Board may determine. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and (z) may cover such period as may be specified by the Board. The Board shall have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.
(c)Adjustments. The Board may adjust the cash or number of shares payable pursuant to such Performance Award, and the Board may, at any time, waive the achievement of the applicable performance measures, including in the case of the death or disability of the Participant or a change in control of the Company.
10.Adjustments for Changes in Common Stock and Certain Other Events
(a)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimits set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU and each Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
(b)Reorganization and Change in Control Events.
(1)Definitions.
(A)A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is canceled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.
(B)A “Change in Control Event” shall mean:
(i)the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the

A-6	Appendix A: Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan

Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (ii) of this definition; or
(ii)the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(iii)the liquidation or dissolution of the Company.
(C)“Good Reason” shall mean any significant diminution in the Participant’s title, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any material reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event or Change in Control Event. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) the Participant gives the Company notice of termination no more than 90 days after the initial existence of such event or circumstance, (y) such event or circumstance has not been fully corrected by the Company within 30 days of the Company’s receipt of such notice and (z) the Participant’s termination occurs within 60 days following the Company’s receipt of such notice.
(D)“Cause” shall mean:
(i)any willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company; or
(ii)any willful misconduct by the Participant which affects the business reputation of the Company.
(2)Effect on Awards Other than Restricted Stock.
(A)In connection with a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), the Board shall provide that all outstanding Awards other than Restricted Stock shall be assumed, or equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that, notwithstanding anything to the contrary in the Plan, if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Award other than Restricted Stock or any other agreement between a Participant and the Company (A) one-half of the number of shares subject to the Award other than Restricted Stock which were not already vested shall become vested and/or exercisable upon the occurrence of such Reorganization Event and, subject to (B) below, the remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such award, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each subsequent vesting date and (B) such assumed or substituted award other than Restricted Stock shall become immediately vested and/or exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Reorganization Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation. For purposes hereof, an Award other than Restricted Stock shall be considered to be assumed if, following consummation of the Reorganization Event, the award confers the right to purchase or receive, for each share of Common Stock subject to the award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise and/or vesting of the Awards other than Restricted Stock to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

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Notwithstanding the foregoing and anything to the contrary in the Plan, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Awards other than Restricted Stock, or in the event of a liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide that all then unexercised or unvested Awards other than Restricted Stock will become vested and/or exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent, as applicable, exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Awards other than Restricted Stock shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Award other than Restricted Stock (whether or not then vested), exceeds (B) the aggregate exercise price of such Award other than Restricted Stock, if any.
Notwithstanding the terms of Section 10(b)(2), in the case of outstanding RSUs that are subject to Section 409A: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board otherwise may only undertake the actions set forth in Section 10(b)(2) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) or if such action is permitted or required by Section 409A; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the RSUs, then the unvested RSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.
(B)Change in Control Event that is not a Reorganization Event. Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Award other than Restricted Stock or any other agreement between a Participant and the Company, and notwithstanding anything to the contrary in the Plan, the vesting schedule of such award shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested on any date after the date of the Change in Control Event shall immediately become vested and/or exercisable. The remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such Award other than Restricted Stock, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each such subsequent vesting date; provided, however, that each such Award other than Restricted Stock shall be immediately vested and/or exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.
(3)Effect on Awards of Restricted Stock.
(A)Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), the repurchase and other rights of the Company under each outstanding Award of Restricted Stock shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Award of Restricted Stock.
(B)Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Award of Restricted Stock or any other agreement between a Participant and the Company, and notwithstanding anything to the contrary in the Plan, the vesting schedule of all Awards of Restricted Stock shall be accelerated in part so that one-half of the number of shares that would otherwise have first become free from conditions or restrictions on any date after the date of the Change in Control Event shall immediately become free from conditions or restrictions. Subject to the following sentence, the remaining one-half of such number of shares shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such Award, with one-half of the number of shares that would otherwise have become free from conditions or restrictions on each subsequent vesting date in accordance with the original schedule becoming free from conditions or restrictions on each subsequent vesting date. In addition, each such Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.
11.General Provisions Applicable to Awards
(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A, the Board may permit or provide in an Award for the gratuitous transfer of the Award by

A-8	Appendix A: Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan

the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.
(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan. In the event of any conflict between the terms of any Award agreement and this Plan, this Plan shall govern and control.
(c)Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award.
(d)Withholding. The Participant must satisfy all applicable U.S. or non-U.S. federal, state, and local or other income and employment tax withholding obligations before the Company will deliver shares or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for U.S. federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income for U.S. taxpayers), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined by, or in a manner approved by, the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by, or in a manner approved by, the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
(e)Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(e) related to repricings, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10 or is required to facilitate compliance with applicable law.
(f)Conditions on Delivery of Stock; Form of Delivery. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations. The form of delivery of any shares of Common Stock (e.g., a stock certificate or electronic or bookkeeping entry evidencing such shares) shall be determined by the Company in its discretion.
(g)Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.
12.Miscellaneous
(a)No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

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(b)No Rights As Stockholder; Clawback. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.
(c)Original Effective Date and Term of Plan. The Plan originally became effective on the Original Effective Date. No Awards shall be granted under the Plan after the expiration of 10 years from the Original Effective Date, but Awards previously granted may extend beyond that date.
(d)Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) neither Section 5(g) nor 6(e) requiring stockholder approval of any Option or SAR repricing may be amended without stockholder approval; (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing may be made effective unless and until the Company’s stockholders approve such amendment; and (iii) if the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if the Company’s Common Stock is not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan or is required to facilitate compliance with applicable law. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.
(e)Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.
(f)Compliance with Section 409A of the Code. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.
The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that section.
(g)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.
(h)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts.

A-10	Appendix A: Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan

Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures
Non-GAAP financial measures included in the Proxy Statement are financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Management uses non-GAAP measures internally to evaluate ADI’s operating performance from continuing operations against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in evaluating ADI’s core business and trends across different reporting periods on a consistent basis. Management also uses these non-GAAP measures as the primary performance measurement when communicating with analysts and investors regarding ADI’s earnings results and outlook and believes that the presentation of these non-GAAP measures is useful to investors because it provides investors with the operating results that management uses to manage the company and enables investors and analysts to evaluate ADI’s core business. Management also believes that the non-GAAP liquidity measure free cash flow is useful both internally and to investors because it provides information about the amount of cash generated after capital expenditures that is then available to repay debt obligations, make investments and fund acquisitions, and for certain other activities.
We believe that non-GAAP measures have material limitations in that they do not reflect all of the amounts associated with ADI’s results of operations as determined in accordance with GAAP and should not be considered in isolation from, or as a substitute for, ADI’s financial results presented in accordance with GAAP. ADI’s use of non-GAAP measures, and the underlying methodology when including or excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that ADI will not, in fact, record such items in future periods. Investors should consider the company’s non-GAAP financial measures in conjunction with the corresponding GAAP measures.
Free Cash Flow: Net cash provided by operating activities, determined in accordance with GAAP, less additions to property, plant and equipment, net. Free cash flow revenue percentage represents free cash flow divided by revenue.
Acquisition Related Expenses: Expenses incurred as a result of current and prior period acquisitions and primarily include expenses associated with the fair value adjustments to debt, property, plant and equipment and amortization of acquisition related intangibles, which include acquired intangibles such as purchased technology and customer relationships. We excluded these costs from our non-GAAP measures because they relate to specific transactions and are not reflective of our ongoing financial performance.
Special Charges, net: Expenses, net, incurred as part of the integration of the Maxim acquisition, in connection with facility closures, consolidation of manufacturing facilities, severance, other accelerated stock-based compensation expense and other cost reduction efforts or reorganizational initiatives. We excluded these expenses from our non-GAAP measures because apart from ongoing expense savings as a result of such items, these expenses have no direct correlation to the operation of our business in the future.
Tax Related Items: Income tax effect of the non-GAAP items discussed above, deferred tax expense related to the remeasurement of Global Intangible Low-Taxed Income-related deferred tax assets and liabilities attributable to the One Big Beautiful Bill Act and certain other income tax expenses associated with prior periods. We excluded the income tax effect of these tax related items from our non-GAAP measures because they are not associated with the tax expense on our current operating results.

2026 Proxy Statement	B-1

Reconciliation of GAAP Measures to Non-GAAP Results (Unaudited)
(In thousands, except per-share amounts)

Twelve months ended November 1, 2025
Gross margin	$6,773,478
Gross margin percentage	61.5%
Acquisition related expenses	867,613
Adjusted gross margin	$7,641,091
Adjusted gross margin percentage	69.3%
Operating income	$2,932,496
Operating margin	26.6%
Acquisition related expenses	1,619,671
Special charges, net	69,980
Adjusted operating income	$4,622,147
Adjusted operating margin	41.9%
Diluted EPS	$4.56
Acquisition related expenses	3.24
Special charges, net	0.14
Tax related items	(0.16)
Adjusted diluted EPS	$7.79
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)
(In thousands)

Twelve months ended November 1, 2025
Revenue	$11,019,707
Net cash provided by operating activities	$4,812,202
% of revenue	44%
Capital expenditures	$(533,552)
Free cash flow(1)	$4,278,650
% of revenue	39%
(1)Free cash flow is defined as net cash provided by operating activities, less capital expenditures.

B-2	Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures

Helpful Resources
Annual Meeting
Proxy Statement & Annual Report:
https://investor.analog.com/financial-info/annual-reports
Voting Your Proxy via the Internet Before the Annual Meeting:
www.proxyvote.com
Board of Directors
https://investor.analog.com/governance/board-of-directors
Investor Relations
https://investor.analog.com/
Environment, Social, and Governance
https://www.analog.com/en/company/environment-social-governance.html
ESG Report
https://www.analog.com/media/en/company-csr/2024-esg-report.pdf
Web links are provided for convenience only, and the content on the referenced websites does not constitute a part of this Proxy Statement.

One Analog Way
Wilmington, MA 01887
www.analog.com

ANALOG DEVICES

ANALOG DEVICES, INC.
ATTN: INVESTOR RELATIONS DEPT.
ONE ANALOG WAY
WILMINGTON, MA 01887

SCAN TO
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANALOG DEVICES, INC.

The shares represented by this proxy when properly executed will be voted in the manner directed by the shareholder. **If no direction is made, this proxy will be voted FOR the election of each of the nominees for Director, FOR each of Proposals 2, 3, and 4, and AGAINST Proposal 5.**

1. The election to Analog Devices' Board of Directors of the ten nominees named in our Proxy Statement.

Nominees:	For	Against	Abstain
1a. Vincent Roche	☐	☐	☐
1b. Stephen M. Jennings	☐	☐	☐
1c. André Andonian	☐	☐	☐
1d. Edward H. Frank	☐	☐	☐
1e. Karen M. Golz	☐	☐	☐
1f. Peter B. Henry	☐	☐	☐
1g. Mercedes Johnson	☐	☐	☐
1h. Yoky Matsuoka	☐	☐	☐
1i. Ray Stata	☐	☐	☐
1j. Andrea F. Wainer	☐	☐	☐

	For	Against	Abstain
The Board of Directors recommends you vote FOR Proposal 2:			
2. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
The Board of Directors recommends you vote FOR Proposal 3:			
3. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2026.	☐	☐	☐
The Board of Directors recommends you vote FOR Proposal 4:			
4. Approve the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan.	☐	☐	☐
The Board of Directors recommends you vote AGAINST Proposal 5:			
5. To consider a shareholder proposal, if properly presented at the Annual Meeting.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting and at any adjournments or postponement at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V82223-P41699

ANALOG DEVICES, INC.

Annual Meeting of Shareholders - March 11, 2026 9:00 AM

This Proxy is solicited on behalf of the Board of Directors

The undersigned revokes all previous proxies and hereby appoints Vincent Roche and Janene Asgeirsson, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of ANALOG DEVICES, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time on March 11, 2026, at Analog Devices, Inc., 125 Summer St., Boston, MA 02110, and any adjournment, postponement, continuation or rescheduling thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment, postponement, continuation or rescheduling thereof.

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Unless voting the shares over the Internet or by telephone, please fill in, date, sign and mail this proxy card promptly using the enclosed envelope.

Continued and to be signed on reverse side